================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          PAC RIM HOLDING CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

PAC RIM HOLDING CORPORATION
6200 Canoga Avenue
Woodland Hills, California 91367-2402

                                                   March 13, 1997

To the Stockholders of PAC RIM HOLDING CORPORATION:

          You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of PAC RIM HOLDING CORPORATION (the "Company") to be held at 10:00 a.m. on April 8, 1997, at the Company's Headquarters, 6200 Canoga Avenue, Woodland Hills, California 91367-2402.

          As described in the accompanying Proxy Statement, at the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger dated February 17, 1997 (the "Amended Agreement"), among the Company, Superior National Insurance Group, Inc., a California corporation ("Superior"), and SNTL Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Superior ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger") and each outstanding share of common stock of the Company ("Common Stock") will be converted into the right to receive approximately $2.11 in cash ($2.105 unrounded) (the "Merger Price Per Share").

          The Special Meeting is a reschedule of the Special Meeting of Stockholders that was to have taken place on December 11, 1996, to approve and adopt that certain Agreement and Plan of Merger among the Company, Superior and Merger Sub dated September 17, 1996 (the "Prior Agreement"). The Amended Agreement represents a modification and restatement to certain of the terms and structure of the Prior Agreement, which was the subject of the Company's Proxy Statement dated November 20, 1996 (the "November Proxy Statement").

          The Merger Price Per Share under the Amended Agreement is less than the $3.00 to $3.10 price per share of the Common Stock that was to be paid under the Prior Agreement. The adjustment results from the fact that in the fourth quarter of 1996, the Company strengthened the loss reserves of its wholly-owned subsidiary, The Pacific Rim Assurance Company (the "Assurance Company") by approximately $12 million. That reserve strengthening took place due to the fact that the California Department of Insurance (the "California Department") linked its routine triennial examination of the Assurance Company to its review of the Form A Information Statement (the "Form A") filed by Superior to obtain the California Department's approval to acquire control of the Company under the Prior Agreement. In connection with the triennial examination, the California Department raised questions with respect to the adequacy of the Assurance Company's loss reserves. Although the Company strengthened reserves in the third quarter of 1996 by $4.5 million and during the first nine months of 1996 by a total of $5.6 million, to address the issues raised by the California Department, the Company took action to further strengthen reserves by making the aforementioned increase. Under the Prior Agreement, that increase created a situation whereby Superior could either terminate the Prior Agreement or renegotiate its terms. The Company believed it to be in its best interest to reenter into negotiations with Superior in order to amend and restructure the Prior Agreement in light of the subject reserve adjustment.

          Your Board of Directors has determined that the Merger is in the best interests of the Company and has approved the Amended Agreement and the Merger by unanimous vote of those directors voting. THE BOARD RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE AMENDED AGREEMENT.

          In addition, a vote "For" the approval and adoption of the Amended Agreement will serve to ratify (1) the payment to certain of the Company's officers, amounts due under the Company's Compensation Plan for Senior Management Team and (2) the extension of time within which a change of control of the Company must occur in order for Stanley Braun, the Company's President and Chief Executive Officer, to be eligible to be paid certain amounts pursuant to his Employment Agreement, as amended, with the Company.

          Consummation of the Merger is subject to certain conditions, including approval and adoption of the Amended Agreement by the affirmative vote of at least 70%, in the aggregate, of both the issued and outstanding shares of Common Stock and the Company's Series A Convertible Debentures (the "Debentures"), voting together, with such Debentures having a number of votes equal to the number of shares of Common Stock into which such Debentures may be converted, and the receipt of certain approvals from regulatory authorities. Only holders of Common Stock ("Stockholders") and Debentures ("Debenture Holders") of record at the close of business on March 5, 1997, are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

          As of March 12, 1997, the directors and executive officers of the Company beneficially owned, in the aggregate, 2,797,521 shares of Common Stock, representing approximately 29.4% of such shares outstanding. To the knowledge of the Company, all directors and executive officers of the Company intend to vote their beneficially owned shares of Common Stock eligible to be voted for the approval and adoption of the Amended Agreement. In addition, Mr. Richard H. Pickup, a director of the Company and the ultimate controlling person of both an entity that owns 90% of the Debentures and the Company's Series 1 and 2 Detachable Warrants and entities that own approximately 25.91% of the Common Stock, has caused those entities to enter into a Voting Agreement with Superior pursuant to the terms of which such securities will be voted for the approval and adoption of the Amended Agreement.

          If the Merger is consummated, Stockholders who properly demand appraisal prior to the Stockholder vote on the Amended Agreement, do not vote in favor of approval of the Amended Agreement and otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled to statutory appraisal rights.

          You are urged to read the accompanying Proxy Statement, which provides you with a description of the terms of the proposed Merger. A copy of the Amended Agreement is included as Appendix A to the accompanying Proxy Statement. In addition, the Company's Annual Report on Form 10-K for the year ended December 31, 1996 accompanies the Proxy Statement.

          IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. THE PROXY CARD THAT YOU MAY HAVE COMPLETED AND RETURNED TO THE COMPANY IN CONNECTION WITH THE NOVEMBER PROXY STATEMENT IS NOW OF NO FURTHER FORCE OR EFFECT. ACCORDINGLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE BLUE-STRIPED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED BLUE-STRIPED PROXY CARD OR VOTE AT THE SPECIAL MEETING WOULD HAVE THE SAME EFFECT AS A VOTE AGAINST THE AMENDED AGREEMENT. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE AMENDED AGREEMENT.

          Consummation of the Merger will not occur earlier than April 8, 1997.

          Please do not send in your stock certificates at this time. In the event the Merger is consummated, you will be sent a letter of transmittal for that purpose promptly thereafter.

                                   Sincerely,




/s/ Myrtle L. Solomon                            /s/ Stanley Braun
MYRTLE L. SOLOMON                                STANLEY BRAUN
Corporate Secretary                              President and Chief
                                                 Executive Officer

                          PAC RIM HOLDING CORPORATION
                               6200 Canoga Avenue
                     Woodland Hills, California  91367-2402


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 8, 1997


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Pac Rim Holding Corporation, a Delaware corporation (the "Company") will be held on April 8, 1997, at 10:00 a.m., at the Company's headquarters, 6200 Canoga Avenue, Woodland Hills, California 91367-2402 for the following purposes:

          (i) To consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger dated February 17, 1997 (the "Amended Agreement"), among the Company, Superior National Insurance Group, Inc., a California corporation ("Superior"), and SNTL Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Superior ("Merger Sub"). A copy of the Amended Agreement (excluding the exhibits and schedules thereto) is attached to the accompanying Proxy Statement as Appendix A. As more fully described in the Proxy Statement, the Amended Agreement provides that: (A) Merger Sub would be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation; (B) the Company would thereupon become a direct subsidiary of Superior; and (C) each outstanding share of common stock, par value $0.01 per share, of the Company (the "Common Stock") (other than certain shares owned by the Company which would be cancelled and shares held by stockholders who may elect to exercise their appraisal rights under Delaware law) would be converted into the right to receive approximately $2.11 in cash ($2.105 unrounded) (the "Merger Price Per Share").

          In addition, a vote "For" the approval and adoption of the Agreement will serve to ratify (1) the payment to certain of the Company's officers, amounts due under the Company's Compensation Plan for Senior Management Team and (2) the extension of time within which a change of control of the Company must occur in order for Stanley Braun, the Company's President and Chief Executive Officer, to be eligible to be paid certain amounts pursuant to his Employment Agreement, as amended, with the Company.

          (ii) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 5, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of Common Stock and the Company's Series A Convertible Debentures ("Debentures") at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

     The Special Meeting is a reschedule of the Special Meeting of Stockholders that was to have taken place on December 11, 1996, to approve and adopt that certain Agreement and Plan of Merger among the Company, Superior and Merger Sub dated September 17, 1996 (the "Prior Agreement"). The Amended Agreement represents a modification and restatement to certain of the terms and structure of the Prior Agreement, which was the subject of the Company's Proxy Statement dated November 20, 1996 (the "November Proxy Statement").

     The Merger Price Per Share under the Amended Agreement is less than the $3.00 to $3.10 price per share of the Common Stock that was to be paid under the Prior Agreement. The adjustment results from the fact that in the fourth quarter of 1996, the Company strengthened the loss reserves of its wholly-owned subsidiary, The Pacific Rim Assurance Company (the "Assurance Company") by approximately $12 million. That reserve strengthening took place due to the fact that the California Department of Insurance (the "California Department") linked its routine triennial examination of the Assurance Company to its review of the Form A Information Statement (the "Form A") filed by Superior to obtain the California Department's approval to acquire control of the Company under the Prior Agreement. In connection with the triennial examination, the California Department raised questions with respect to the adequacy of the Assurance Company's loss reserves. Although the Company strengthened reserves in the third quarter of 1996 by $4.5 million and during the first nine months of 1996 by a total of $5.6 million, to address the issues raised by the California Department, the Company took action to further strengthen reserves by making the aforementioned increase. Under the Prior Agreement, that increase created a situation whereby Superior could either terminate the Prior Agreement or renegotiate its terms. The Company believed it to be in its best interest to reenter into negotiations with Superior in order to amend and restructure the Prior Agreement in light of the subject reserve adjustment.

     The accompanying Proxy Statement describes the Amended Agreement, the proposed Merger and the actions to be taken in connection with the Merger. To ensure that your vote will be counted, please complete, date and sign the enclosed blue-striped proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Special Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting. The proxy card that you may have completed and returned to the Company in connection with the November Proxy Statement is now of no further force or effect. Accordingly, in order for your vote to be counted with respect to the Merger, you must complete, date, sign and return to the Company as promptly as possible the enclosed blue-striped proxy card.

     In the event that there are not sufficient votes to approve and adopt the Amended Agreement, it is expected that the Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by the Company.

     If the Merger is consummated, holders of Common Stock ("Stockholders") who properly demand appraisal prior to the Stockholder vote on the Amended Agreement, do not vote in favor of approval of the Amended Agreement and otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled to statutory appraisal rights.

                              By Order of the Board of Directors,


                              /s/ Myrtle L. Solomon
                              MYRTLE L. SOLOMON
                              Secretary


Woodland Hills, California
March 13, 1997

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE AMENDED AGREEMENT.

     THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST 70%, IN THE AGGREGATE, OF BOTH THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AND THE DEBENTURES, VOTING TOGETHER, WITH SUCH DEBENTURES HAVING A NUMBER OF

VOTES EQUAL TO THE NUMBER OF SHARES OF COMMON STOCK INTO WHICH SUCH DEBENTURES MAY BE CONVERTED, IS REQUIRED TO APPROVE AND ADOPT THE AMENDED AGREEMENT. THE PROXY CARD THAT YOU MAY HAVE COMPLETED AND RETURNED TO THE COMPANY IN CONNECTION WITH THE NOVEMBER PROXY STATEMENT IS NOW OF NO FURTHER FORCE OR EFFECT. ACCORDINGLY, WE URGE YOU TO SIGN AND RETURN THE ENCLOSED BLUE-STRIPED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF, MAY REVOKE SUCH HOLDER'S PROXY AND VOTE PERSONALLY ON THE AMENDED AGREEMENT AT THE SPECIAL MEETING. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE AMENDED AGREEMENT.

     A VOTE "FOR" APPROVAL AND ADOPTION OF THE AMENDED AGREEMENT IS A VOTE IN FAVOR OF THE COMPANY PROCEEDING WITH THE TRANSACTION CONTEMPLATED THEREUNDER.
IF THE REQUIRED VOTE IS OBTAINED, AS DESCRIBED ABOVE, AND THE MERGER IS CONSUMMATED, EACH OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK WILL BE EXCHANGED FOR THE MERGER PRICE PER SHARE, WHICH CONSIDERATION WILL BE PAID AFTER THE CLOSING DATE OF THE MERGER (SUBJECT TO THE RIGHTS OF DISSENTING SHAREHOLDERS, IF ANY).

     PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME.

                          PAC RIM HOLDING CORPORATION
                               6200 Canoga Avenue
                     Woodland Hills, California  91367-2402


                       ---------------------------------
                                PROXY STATEMENT
                       ---------------------------------


                        SPECIAL MEETING OF STOCKHOLDERS
                                 APRIL 8, 1997


                            ------------------------


     This Proxy Statement, the accompanying Notice of Special Meeting and the accompanying proxy are first being furnished to the holders of Common Stock, par value $0.01 per share (the "Common Stock"), of Pac Rim Holding Corporation, a Delaware corporation (the "Company"), on or about March 13, 1997, in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Special Meeting of Stockholders to be held on April 8, 1997, at 10:00 a.m. at the Company's headquarters, 6200 Canoga Avenue, Woodland Hills, California 91367-2402, and at any adjournments or postponements thereof (the "Special Meeting"). The Board has fixed the close of business on March 5, 1997, as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting.

     At the Special Meeting, the holders of Common Stock (the "Stockholders") and the holders (the "Debenture Holders") of the Company's 8% Series A Convertible Debentures (the "Debentures") will consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger dated February 17, 1997 (the "Amended Agreement"), among the Company, Superior National Insurance Group, Inc., a California corporation ("Superior"), and SNTL Acquisition Corp., a Delaware corporation and a direct subsidiary of Superior ("Merger Sub"). A copy of the Amended Agreement (excluding the exhibits and the schedules thereto) is attached to this Proxy Statement as Appendix A. Pursuant to the Amended Agreement and subject to satisfaction of the conditions set forth therein, (i) Merger Sub would be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"), (ii) the Company would thereupon become a direct subsidiary of Superior and (iii) each outstanding share of Common Stock (other than certain shares owned by the Company which would be cancelled and shares ("Dissenting Shares") held by Stockholders who properly exercise their appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware (the "DGCL")) would be converted into the right to receive approximately $2.11 in cash ($2.105 unrounded) (the "Merger Price Per Share").

     In addition, a vote "For" the approval and adoption of the Agreement will serve to ratify (1) the payment to certain of the Company's officers, amounts due under the Company's Compensation Plan for Senior Management Team and (2) the extension of time within which a change of control of the Company must occur in order for Stanley Braun, the Company's President and Chief Executive Officer, to be eligible to be paid certain amounts pursuant to his Employment Agreement, as amended, with the Company. See "SUMMARY -- Interests of Certain Persons in the Transaction."

     THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE AMENDED AGREEMENT.

     The Special Meeting is a reschedule of the Special Meeting of Stockholders that was to have taken place on December 11, 1996, to approve and adopt that certain Agreement and Plan of Merger among the Company, Superior and Merger Sub dated September 17, 1996 (the "Prior Agreement"). The Amended Agreement represents a modification and restatement to certain of the terms and structure of the Prior Agreement, which was the subject of the Company's Proxy Statement dated November 20, 1996 (the "November Proxy Statement").

     The Merger Price Per Share under the Amended Agreement is less than the $3.00 to $3.10 price per share of the Common Stock that was to be paid under the Prior Agreement. The adjustment results from the fact that effective as of the fourth quarter of 1996, the Company strengthened the loss reserves of its wholly-owned subsidiary, The Pacific Rim Assurance Company (the "Assurance Company") by approximately $12 million. That reserve strengthening took place due to the fact that the California Department of Insurance (the "California Department") linked its routine triennial examination of the Assurance Company to its review of the Form A Information Statement (the "Form A") filed by Superior to obtain the California Department's approval to acquire control of the Company under the Prior Agreement. In connection with the triennial examination, the California Department raised questions with respect to the adequacy of the Assurance Company's loss reserves. Although the Company strengthened reserves in the third quarter of 1996 by $4.5 million and during the first nine months of 1996 by a total of $5.6 million, to address the issues raised by the California Department, the Company took action to further strengthen reserves by making the aforementioned increase. Under the Prior Agreement, that increase created a situation whereby Superior could either terminate the Prior Agreement or renegotiate its terms. The Company believed it to be in its best interest to reenter into negotiations with Superior in order to amend and restructure the Prior Agreement in light of the subject reserve adjustment.

     Stockholders are urged to read and consider carefully the information contained in this Proxy Statement. In addition, the Company's Annual Report on Form 10-K for the year ended December 31, 1996 accompanies this Proxy Statement.

                            ------------------------

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THE PROXY CARD THAT YOU MAY HAVE COMPLETED AND RETURNED TO THE COMPANY IN CONNECTION WITH THE NOVEMBER PROXY STATEMENT IS NOW OF NO FURTHER FORCE OR EFFECT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE BLUE-STRIPED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                            ------------------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                            ------------------------

              The date of this Proxy Statement is March 13, 1997.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION............................................      10
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................      11
SUMMARY..........................................................      11
     Background..................................................      11
     The Parties.................................................      13
     The Special Meeting.........................................      13
     Appraisal Rights............................................      14
     Solicitation of Proxies.....................................      14
     Recommendation of the Board.................................      15
     Opinion of Financial Advisor................................      15
     Interests of Certain Persons in the Transaction.............      15
     Certain Federal Income Tax Consequences.....................      15
     Regulatory Approvals........................................      16
     The Amended Agreement.......................................      16
     No Solicitation; Fiduciary Out..............................      17
     Termination.................................................      17
     Agreement to Purchase Series A Convertible Debentures
       and Series 1, 2 and 3 Detachable Warrants.................      17
     Adjustment To The Warrant Exercise Prices...................      18
     Series A Convertible Debentures and Series 1, 2 and 3
       Detachable Warrant Purchase Agreement.....................      19
     Voting Agreement............................................      19
     Series 3 Detachable Warrant Surrender Agreement.............      20
     Source and Amount of Funds..................................      20
     Security Ownership of Management and Certain
       Beneficial Owners.........................................      20
     Market Price and Dividend Information.......................      20
     Selected Consolidated Financial Data........................      21
THE SPECIAL MEETING..............................................      21
     Matters To Be Considered at the Special Meeting.............      21
     Record Date and Voting......................................      21
     Vote Required; Revocability of Proxies......................      22
     Appraisal Rights............................................      23
     Solicitation of Proxies.....................................      25
THE COMPANY......................................................      25
SUPERIOR.........................................................      26
SPECIAL FACTORS..................................................      26
     Background of the Transaction...............................      26
     Purpose of the Transaction..................................      30
     Reasons for the Transaction.................................      30
     Certain Considerations......................................      32
     Opinion of Financial Advisor................................      33
     Interests of Certain Persons in the Transaction.............      36
     Executive Compensation......................................      40
     Certain Federal Income Tax Consequences.....................      41
     Regulatory Approvals........................................      42
     Source and Amount of Funds..................................      42
THE AMENDED AGREEMENT............................................      43
     Effective Time..............................................      43
     The Merger..................................................      43
     Representations and Warranties..............................      45
     Conduct of the Business Pending the Merger..................      47


     No Solicitation; Fiduciary Out..............................      48
     Other Agreements of the Company, Superior and Merger Sub....      48
     Employee Benefit Plans......................................      49
     Indemnification and Insurance...............................      49
     Conditions to the Merger....................................      50
     Termination.................................................      50
     Liquidated Damages and Breakup Fee..........................      51
     Expenses....................................................      52
     Amendment; Waiver...........................................      52
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS...      52
MARKET PRICE AND DIVIDEND INFORMATION............................      54
CERTAIN TRANSACTIONS IN THE COMMON STOCK.........................      55
SELECTED CONSOLIDATED FINANCIAL DATA.............................      56
CERTAIN EFFECTS OF THE MERGER; OPERATIONS OF THE COMPANY
  AFTER THE MERGER...............................................      58
INDEPENDENT PUBLIC ACCOUNTANTS...................................      58
STOCKHOLDER PROPOSALS............................................      58

APPENDIX A -- THE AMENDED AGREEMENT
APPENDIX B -- SECTION 262 OF THE DGCL
APPENDIX C -- FAIRNESS OPINION OF SALOMON BROTHERS INC


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the SEC's New York Regional Office located at Suite 1300, 7 World Trade Center, New York, New York 10048 and at the SEC's Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed on The NASDAQ National Market, which is operated by The NASDAQ Stock Market, Inc. ("NASDAQ") and certain reports, proxy statements and other information concerning the Company also can be inspected at the offices of NASDAQ, at 1735 K Street, N.W., Washington, D.C. 20006. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     This Proxy Statement incorporates by reference documents that are not presented herein or delivered herewith. Copies of such documents (other than exhibits thereto which are not specifically incorporated by reference herein) are available, without charge, to any person, including any beneficial owner of Common Stock, to whom this Proxy Statement is delivered, upon oral or written request to Myrtle L. Solomon, Corporate Secretary, 6200 Canoga Avenue, Woodland Hills, California 91367-2402, telephone (818) 226-6200. Copies of such documents will be delivered by first class mail or other equally prompt means within five business days of receipt of such request. In order to ensure delivery of documents prior to the Special Meeting, requests therefor should be made no later than April 1, 1997.

     All information contained in this Proxy Statement concerning Superior and its subsidiaries, including Merger Sub, has been supplied by Superior and has not been independently verified by the Company. Except as otherwise indicated, all other information contained in this Proxy Statement has been supplied by the Company.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR SUPERIOR SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Proxy Statement the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which report has been filed by the Company with the SEC.

     Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the Special Meeting shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated herein by reference) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement except as so modified or superseded. This Proxy Statement incorporates documents by reference which are not presented or delivered herewith. The Company will provide without charge to each person to whom this Proxy Statement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Proxy Statement (excluding exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates). Requests for such copies should be directed to Myrtle
L. Solomon, Corporate Secretary, 6200 Canoga Avenue, Woodland Hills, California 91367-2402, telephone (818) 226-6200.

                                    SUMMARY

     The following is a summary of material information contained elsewhere in this Proxy Statement. This summary is not intended to be a complete description and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement or incorporated by reference in this Proxy Statement or in the documents attached as Appendices hereto.

BACKGROUND

     The Company mailed the November Proxy Statement to Stockholders, seeking approval of the Prior Agreement. Shortly before the meeting was to have taken place, the California Department, in the course of its triennial examination of the Assurance Company, the Company's wholly-owned subsidiary, raised issues with respect to the adequacy of the Assurance Company's loss reserves. As the California Department had linked the triennial examination with its review of

Superior's Form A, it became apparent that the resolution of the reserving issue would delay the California Department's approval of Superior's acquisition of the Company. Thus, the Special Meeting scheduled for December 11, 1996 was adjourned by the Company out of concern that the issues raised by the California Department might require that the structure and terms of the transaction be changed in certain respects.

     Reserving concerns with respect to workers' compensation insurers have not been limited to the Assurance Company. In July of 1993, the California state legislature passed certain workers' compensation law reforms in response to the fraud and abuse of the workers' compensation claims and benefits system by claimants and vendors. Those laws have significantly impacted the benefits available under California's workers' compensation system and the premium rates that insurers may charge for coverage. Nevertheless, there has been significant volatility in loss and loss adjustment expense development patterns with respect to the Company and California's workers' compensation industry, in general.

     In response to generally improved claims experience since 1993, the California legislature repealed the minimum rating law effective January 1, 1995, thus, making California an "open or competitive rating" state with respect to workers' compensation coverage. Beginning January 1, 1995, the Workers' Compensation Insurance Rating Bureau began publishing advisory pure premium rates which provide for losses and loss adjustment costs as indicated by prior history and an actuarial projection of future losses and loss expenses. California workers' compensation insurers can adopt those rates and apply their own expense factor or file their own actuarially sound rates.

     Prior to its repeal, the minimum rating law existed as a means of preserving the financial integrity of California's workers' compensation system by prohibiting insurers from charging premiums below certain minimum levels established by the California Insurance Commissioner. California's open rating laws have created an intense level of price competition among workers' compensation insurers. That, in turn, resulted in an overall erosion of premium levels beginning in late 1994 and continuing through the present. Having intensified its financial scrutiny of workers' compensation insurers, in general, the California Department recently undertook studies of the loss and loss adjustment expense reserves of the Assurance Company, similar to its review of other workers' compensation insurers.

     Although the Company strengthened reserves in the third quarter of 1996 by $4.5 million and during the first nine months of 1996 by a total of $5.6 million, to address the issues raised by the California Department, the Company took further action. Specifically, in February 1997, the Company resolved its reserving issues with the California Department by strengthening its loss reserves by an additional $12 million as of December 31, 1996. Under the Prior Agreement, that increase created a situation whereby Superior could either terminate such agreement or renegotiate its terms. The Company believed it to be in its best interest to reenter into negotiations with Superior in order to amend and restructure the Prior Agreement in light of the subject reserve adjustment.

     On February 17, 1997, the Company entered into the Amended Agreement with Superior, pursuant to the terms of which the Stockholders would receive approximately $2.11 per share ($2.105 unrounded) (a total of approximately $20,063,293), the Debenture Holders would receive face value for the Debentures, or $20,000,000, and approximately $1,957,739 would be paid to acquire all the issued and outstanding Warrants (as hereinafter defined) of the Company and options to purchase Common Stock that are "in-the-money," for a total consideration of approximately $42,021,032. See "SUMMARY -- Agreement to Purchase Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrants."

THE PARTIES

     The Company. The Company was organized as a Delaware corporation on May 12, 1987. On May 27, 1987, the Company became the immediate parent of the Assurance Company, its principal subsidiary, which, in turn, in 1995, became the immediate parent of Regional Benefits Insurance Services, Inc. ("RBIS").

     The Company is primarily, and almost exclusively, engaged in the writing of workers' compensation insurance. The Company markets its policies through approximately 200 independent insurance agencies and brokerage firms. Historically, the Company concentrated primarily on the Southern California market. In connection with efforts to expand its business into additional geographic areas and increase future revenues, the Assurance Company received Certificates of Authority to write workers' compensation insurance in Alabama, Arizona, Georgia and Texas. Unless the context indicates otherwise, the "Company" refers to the Company, the Assurance Company and RBIS. See "THE COMPANY."

     The address and telephone number of the Company's principal executive offices are 6200 Canoga Avenue, Woodland Hills, California 91367-2402; (818) 226-6200.

     Superior. Superior was organized as a California corporation on March 29, 1985, under the name Coastal Holdings, Ltd. Superior is a holding company that, through its wholly-owned subsidiary Superior National Insurance Company ("SNIC"), is engaged in writing workers' compensation insurance principally in the State of California and, until September 30, 1993, was engaged in writing commercial property and casualty insurance. SNIC is currently licensed to write business in Arizona, Arkansas, California, Colorado, District of Columbia, Indiana, Iowa, Kentucky, Maryland, Mississippi, Missouri, Montana, Nevada, New Mexico, Oregon, South Dakota, Utah and Wyoming, but virtually all of SNIC's current premium is generated in California, with immaterial exceptions in Arizona and Oregon. For a more detailed description of Superior, see "SUPERIOR."

     The address and telephone number of Superior's principal executive offices are 26601 Agoura Road, Calabasas, California 91302; (818) 880-1600.

THE SPECIAL MEETING

     Matters To Be Considered at the Special Meeting. The Special Meeting is scheduled to be held at 10:00 a.m. on April 8, 1997, at the Company's headquarters, 6200 Canoga Avenue, Woodland Hills, California 91367-2402. At the Special Meeting, Stockholders and Debenture Holders will consider and vote upon
(i) a proposal to approve and adopt the Amended Agreement and (ii) such other matters as may properly be brought before the Special Meeting. See "THE SPECIAL MEETING -- Matters To Be Considered at the Special Meeting."

     In addition, a vote "For" the approval and adoption of the Amended Agreement will serve to ratify (1) the payment to certain of the Company's officers, amounts due under the Company's Compensation Plan for Senior Management Team and (2) the extension of time within which a change of control of the Company must occur in order for Stanley Braun, the Company's President and Chief Executive Officer, to be eligible to be paid certain amounts pursuant to his Employment Agreement, as amended, with the Company. See "SUMMARY -- Interests of Certain Persons in the Transaction."

     Record Date and Voting. The Record Date for the Special Meeting is the close of business on March 5, 1997. At the close of business on the Record Date, there were 9,528,200 shares of Common Stock outstanding and entitled to vote, held by approximately 852 Stockholders of record and $20 million in principal amount of Debentures outstanding and entitled to vote, held by two

Debenture Holders of record, PRAC Limited Partnership, a Nevada limited partnership ("Prac") and Allstate Insurance Company, an Illinois insurance company ("Allstate"). Each Stockholder on the Record Date will be entitled to one vote for each share held of record and each Debenture Holder will be entitled to one vote for each share of Common Stock into which the Debentures may be converted. The presence, either in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted is necessary to constitute a quorum at the Special Meeting. The Debentures' voting rights are exercisable only when the following matters are submitted to a vote of Stockholders or for written consent: (a) the amendment of the Company's Certificate of Incorporation; (b) the sale or transfer of all or substantially all of the Company's assets; (c) the consolidation, reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation, or winding-up of the Company; (d) changes in the Company's authorized capital stock or any rights with respect thereto; and (e) changes in the number of individuals constituting the Board to a number other than seven. Approval of any of the foregoing matters requires the affirmative vote of the holders of at least 70%, in the aggregate, of both the issued and outstanding shares of Common Stock and Debentures, voting together, with such Debentures having a number of votes equal to the number of shares of Common Stock into which such Debentures may be converted. See "THE SPECIAL MEETING -- Record Date and Voting." As the Merger falls within certain of the events described in items (a) through (e), above, including items (b) and (c), it must be approved by the aforementioned 70% vote of the Common Stock and Debentures.

     Vote Required; Revocability of Proxies. Approval and adoption of the Amended Agreement will require the affirmative vote of the holders of at least 70%, in the aggregate, of both the issued and outstanding shares of Common Stock and Debentures, voting together, with such Debentures having a number of votes equal to the number of shares of Common Stock into which such Debentures may be converted.

     The required vote of the Stockholders and Debenture Holders on the Amended Agreement is based upon the total number of outstanding shares of Common Stock and principal amount of Debentures. The failure to submit a blue-striped proxy card (or vote in person at the Special Meeting) or the abstention from voting by a Stockholder or Debenture Holder (including broker non-votes) will have the same effect as a vote against the Amended Agreement. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. See "THE SPECIAL MEETING -- Vote Required; Revocability of Proxies."

     A Stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to Myrtle L. Solomon, Corporate Secretary, Pac Rim Holding Corporation, 6200 Canoga Avenue, Woodland Hills, California 91367-2402, a written notice of revocation prior to the Special Meeting, (ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. The presence of a Stockholder at the Special Meeting will not in and of itself automatically revoke such Stockholder's proxy.

APPRAISAL RIGHTS

     Under the DGCL, Stockholders who properly demand appraisal prior to the Stockholder vote on the Amended Agreement, do not vote in favor of approval of the Amended Agreement and otherwise comply with the requirements of DGCL Section 262 will be entitled to statutory appraisal rights. See "THE SPECIAL MEETING -- Appraisal Rights" and DGCL Section 262, which is attached hereto as Appendix B.

SOLICITATION OF PROXIES

     The Company will bear the costs of soliciting proxies from Stockholders.
In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company may retain an outside service to aid in the solicitation of proxies, if necessary. See "THE SPECIAL MEETING -- Solicitation of Proxies."

RECOMMENDATION OF THE BOARD

     The Board has determined that the Amended Agreement and the Merger are advisable and fair to and in the best interests of the Company and has approved the Amended Agreement and the Merger by unanimous vote of those directors voting. Accordingly, the Board recommends that Stockholders vote "FOR" approval and adoption of the Amended Agreement.

     In determining to approve the Amended Agreement and the Merger and to recommend that the Stockholders approve the Amended Agreement, the Board considered a number of factors, as more fully described under "SPECIAL FACTORS -- Background of the Transaction" and " -- Reasons for the Transaction."

OPINION OF FINANCIAL ADVISOR

     On February 17, 1997, Salomon Brothers Inc ("Salomon"), financial advisor to the Company, delivered its oral opinion to the Board, which was subsequently confirmed in writing in an opinion dated March 13, 1997, that, as of the date of such opinion, the consideration to be received by the Stockholders in the Merger is fair to such holders from a financial point of view. The full text of the written opinion of Salomon dated March 13, 1997, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken in connection with the opinion, is attached hereto as Appendix C. Stockholders should read such opinion carefully and in its entirety. See "SPECIAL FACTORS -- Opinion of Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     Certain directors and executive officers of the Company have interests in the Merger that may be different from, or in addition to, those of Stockholders generally, including employee stock options ("Company Options") (all of which will become exercisable in full if the Amended Agreement is approved at the Special Meeting), interests in the Compensation Plan for Senior Management Team (which will become nonforfeitable and payable in full if the Merger is consummated) and the interests of Mr. Stanley Braun, the Company's President and Chief Executive Officer, under his Employment Agreement with the Company, and all amendments thereto, pursuant to the terms of which certain amounts are payable to Mr. Braun in the event of a change in control of the Company. See "SPECIAL FACTORS -- Interests of Certain Persons in the Transaction."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger will be a taxable transaction to Stockholders. Stockholders will recognize gain or loss in the Merger in an amount determined by the difference between the consideration received in the Merger and their tax basis in the Common Stock exchanged therefor. For further information, see "SPECIAL FACTORS -- Certain Federal Income Tax Consequences."

REGULATORY APPROVALS

     The obligation of Superior to consummate the Merger is conditioned upon the approval of the Merger by the California Department. As of the date of this Proxy Statement, Superior has filed all required applications with the California Department, but the Department has not completed its review of the filing. In addition, the acquisition by Superior of the Common Stock requires Superior and the Company to comply with the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). In accordance with the requirements of the HSR Act, the Company and Superior each made the required filings thereunder, and the applicable waiting period has expired. See "SPECIAL FACTORS -- Regulatory Approvals."

THE AMENDED AGREEMENT

     The Amended Agreement provides that Superior and Merger Sub will be merged with and into the Company and the separate existence of Merger Sub will cease. Under the Amended Agreement, the Stockholders will receive approximately $2.11 per share ($2.105 unrounded) (a total of approximately $20,063,293), the Debenture Holders will receive face value for the Debentures, or $20,000,000, and approximately $1,957,739 will be paid to acquire all the "in-the-money" Warrants (as hereinafter defined) and Company Options to purchase Common Stock, for a total cash consideration of approximately $42,021,032 (the "Purchase Price"). See "SUMMARY -- Agreement to Purchase Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrants."

     The outstanding shares of Common Stock will be converted into the right to receive cash, and the outstanding "in-the-money" Company Options and Warrants to purchase Common Stock will be surrendered in exchange for cash in an amount equal to the difference between the exercise price of such Company Options or Warrants and the Merger Price Per Share. At the time the certificate of merger as to Merger Sub and the Company is filed with the Delaware Secretary of State (the "Effective Time"), Superior will acquire the $20,000,000 principal amount Debentures and the Warrants under a Series A Convertible Debenture and Series 1, 2 and 3 Detachable Warrant Purchase Agreement, as amended, among Superior, Allstate and Prac, dated as of February 17, 1997 (the "Purchase Agreement").
The Debentures will be acquired for face value and will not be converted, as was contemplated under the Prior Agreement, as such Debentures are no longer "in-the- money." The Warrants held by Allstate and Prac will be acquired for cash in an amount equal to the difference between the Merger Price Per Share and the exercise prices of such Warrants. The exercise prices of the Warrants are subject to adjustment based upon an evaluation of the Company's loss reserves for the 1992 and 1993 accident years. Based on the adjustment that took place effective as of the end of the fourth quarter of 1996, the exercise price of the Series 1 Warrants (as hereinafter defined) has been reduced to and fixed under the Amended Agreement at $0.83. All Series 2 and Series 3 Warrants (as hereinafter defined) held by PRAC and Allstate will have an exercise price greater than the underlying value of the Common Stock ("out-of-the-money") and will be cancelled without any additional consideration whatsoever. Also, certain other holders of the Series 3 Warrants that are expected to be "out-of-the-money" have agreed to surrender those Warrants to the Company at the Effective Time under a Series 3 Detachable Warrant Surrender Agreement, as amended, effective as of February 17, 1997 (the "Surrender Agreement"), and would not receive any consideration for the "out-of-the-money" Warrants. See "SUMMARY -- Agreement to Purchase Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrants."

     Subject to the provisions of the Amended Agreement, at the Effective Time:
(i) each issued and outstanding share of Common Stock (other than shares of Common Stock to be cancelled in accordance with clause (ii) below and other than Dissenting Shares) will be converted into the right to receive the Merger Price Per Share; and (ii) each share of Common Stock that is owned by the Company will be automatically cancelled and retired and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor. See "THE AMENDED AGREEMENT -- Effective Time" and " -- The Merger."

     Consummation of the Merger is subject to various conditions, including, among others: (i) the approval and adoption of the Amended Agreement by the affirmative vote of holders of at least 70%, in the aggregate, of both the issued and outstanding shares of Common Stock and Debentures, voting together, with such Debentures having a number of votes equal to the number of shares of Common Stock into which such Debentures may be converted; (ii) the absence of any injunction preventing consummation of the Merger; (iii) the approval of the Merger by the California Department; and (iv) expiration of the applicable waiting periods under the HSR Act, which have already occurred. Consummation of the Merger will not occur earlier than April 8, 1997. See "THE AMENDED AGREEMENT -- Conditions to the Merger" and "SPECIAL FACTORS -- Regulatory Approvals."

NO SOLICITATION; FIDUCIARY OUT

     Pursuant to the Amended Agreement, the Company has agreed that it will not authorize or permit any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) to (i) solicit, initiate or encourage or make or implement any proposal or offer which constitutes an Acquisition Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, except under certain circumstances to the extent required so that the Board may, in its good faith judgment, comply with its fiduciary duties to Stockholders. The term "Acquisition Proposal" is defined in the Amended Agreement to mean any inquiry, proposal or offer from any person (other than Superior or any of its subsidiaries) relating to any merger, acquisition, consolidation, tender offer, exchange offer, business combination or similar transaction involving, or any purchase of more than 40% of the assets or any equity securities of, the Company or any of its subsidiaries, other than the Merger. See "THE AMENDED AGREEMENT -- No Solicitation; Fiduciary Out."

TERMINATION

     The Amended Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by the Stockholders, as follows: (i) by the mutual written consent of the Company and Superior; (ii) by either the Company or Superior in the event of (A) the failure of the Company's Stockholders to approve the Amended Agreement or the failure of Superior's stockholders to approve the issuance of shares of its common stock in order to finance the Merger or (B) a material breach by the other party thereto of any representation, warranty, covenant or agreement contained in the Amended Agreement which, in the case of a covenant or agreement, is not cured within twenty business days following receipt by the breaching party of notice of such breach; (iii) by either the Company or Superior if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger has become final and nonappealable; (iv) by either the Company or Superior in the event the Merger is not consummated by May 15, 1997; (v) by the Company under certain circumstances with respect to an Acquisition Proposal; or
(vi) by Superior if the holders of more than 1,500,000 shares of Common Stock demand appraisal rights in connection with the Merger. See "THE AMENDED AGREEMENT -- Termination."

AGREEMENT TO PURCHASE SERIES A CONVERTIBLE DEBENTURES AND SERIES 1, 2 AND 3 DETACHABLE WARRANTS

     Pursuant to the terms of an Agreement to Purchase Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrants dated as of April 15, 1994, and all amendments thereto (collectively, the "Debenture/Warrant Agreement"), Prac acquired from the Company $20 million principal amount of Debentures and the Warrants. The Warrants consist of 1,500,000 Series 1 Warrants each exercisable at the price of $2.50 for one share of Common Stock (the "Series 1 Warrants"), 1,500,000 Series 2 Warrants each exercisable at the price of $3.00 for one share of Common Stock (the "Series 2 Warrants") and 800,000 Series 3 Warrants each exercisable at the price of $3.50 for one share of Common Stock (the "Series 3 Warrants") (the Series 1 Warrants, the Series 2 Warrants and the Series 3 Warrants, collectively, the "Warrants"). Mr. Richard H. Pickup is the ultimate controlling person of Prac.

     The current ownership of the securities issued pursuant to the Debenture/Warrant Agreement is as follows: (1) Prac owns $18 million of principal amount of Debentures, 1,350,000 Series 1 Warrants and 1,350,000 Series 2 Warrants; (2) Allstate owns $2 million of principal amount of Debentures, 150,000 Series 1 Warrants, 150,000 Series 2 Warrants and 80,000 Series 3 Warrants; (3) Dennis W. Harwood, a member of the Board, owns 103,500 Series 3 Warrants; (4) Carl A. Strunk, a member of the Board, owns 205,500 Series 3 Warrants; (5) Robert M. Anderson, a former member and Chairman of the Board, owns 205,500 Series 3 Warrants; and (6) the Lenawee Trust dated December 30, 1992, (the "Lenawee Trust"), which is controlled by Timothy A. Busch, the Chairman of the Board, owns 205,500 Series 3 Warrants. In addition, Mr. Pickup is the ultimate controlling person of certain entities (the "Pickup Affiliates"), which in the aggregate, own approximately 25.91% of the Common Stock.

     As discussed below, the Debenture/Warrant Agreement provides that the exercise prices of the Warrants (excluding the Series 3 Warrants) shall be adjusted based upon the Assurance Company's ultimate losses and allocated loss adjustment expenses attributable to the 1992 and 1993 accident years. See "SUMMARY -- Adjustment to the Warrant Exercise Prices."

     In addition, the holders of the Debentures, 90% of which are owned by Prac and with respect to which Mr. Pickup is the ultimate controlling person, designated Messrs. Timothy R. Busch, Dennis W. Harwood and Richard H. Pickup as nominees at the 1996 election of members to the Company's five person Board. Each of those individuals is currently a member of the Company's Board.

ADJUSTMENT TO THE WARRANT EXERCISE PRICES

     Pursuant to the terms of the Debenture/Warrant Agreement, the exercise prices of the Warrants are subject to a downward adjustment if the Assurance Company experiences a certain level of adverse development in December 31, 1993 loss and allocated loss adjustment reserves with respect to the 1992 and 1993 accident years. That agreement also provides that the analysis of those reserves and the adjustment to the exercise prices were to be determined as of June 30, 1996. Pursuant to an amendment to the Debenture/Warrant Agreement (the "Warrant Repricing Amendment"), however, the measurement date to ascertain the loss and allocated loss adjustment reserve was extended until the earlier to occur of June 30, 1997 or a "change in control" of the Company. The extension of that date allows for a more accurate determination to be made with respect to adverse development, if any, in the Assurance Company's reserves for the years in question.

     If the ultimate loss and allocated loss adjustment reserve fixed by the Assurance Company for the 1992 and 1993 accident years is determined by the Actuary (as specified under the terms of the Warrant Repricing Amendment) to exceed a December 31, 1993, base loss of $132 million, plus the additional amount of $2 million, such excess amount is considered "Adverse Development" as defined under the Warrant Repricing Amendment and an amount equal to the percentage of such excess amount, after-tax, allocable to the Warrants will be utilized to adjust downward the exercise prices of the Warrants (such adjustment being first attributable to Series 1 Warrants and then to the Series 2 Warrants).

     The Merger represents a "change in control" giving rise to an event requiring a possible adjustment to the exercise prices of the Warrants under the Warrant Repricing Amendment. In connection therewith, a meeting of the Company's Board of Directors was held on February 17, 1997. At that meeting, Arthur Andersen L.L.P. (the Company and the Assurance Company's independent auditors and actuaries) provided the Board with information and analysis with respect to the Assurance Company's ultimate loss and allocated loss adjustment expenses for those years. Based on that analysis and in accordance with the adjustment formula specified in the Debenture/Warrant Agreement, the exercise price of the Series 1 Warrants (the "Series 1 Exercise Price") was reduced from $2.50 to $0.83. That analysis with respect to such ultimate loss and allocated loss adjustment reserves was accepted as adverse development under the Warrant Repricing Amendment. The net effect of the resulting adjustment was the aforementioned reduction in the Series 1 Exercise Price to and being fixed at $0.83. That places the Series 1 Warrants "in-the-money" for purposes of the Merger Price Per Share.

     The adjustment to the Series 1 Exercise Price was triggered by the following events: (1) As of September 30, 1996 and as noted in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, the Assurance Company increased by approximately $4,500,000 its loss and allocated loss adjustment expense reserves for the 1990-1993 accident years; and (2) As noted in the Company's Form 10-K for the year ended December 31, 1996, such reserves were further increased by approximately $12 million effective as of the fourth quarter of 1996.

     Under the Amended Agreement, the Series 1 Warrants will, therefore, receive the difference between the Merger Price Per Share and the Series 1 Exercise Price. Although the Series 2 Warrants were entitled to consideration under the Prior Agreement, under the Amended Agreement all the Series 2 Warrants and Series 3 Warrants are "out-of-the-money," and, therefore, no consideration will be paid with respect thereto.

SERIES A CONVERTIBLE DEBENTURES AND SERIES 1, 2 and 3 DETACHABLE WARRANT PURCHASE AGREEMENT

     Prac, Allstate and Superior entered into the Purchase Agreement, as amended, dated as of February 17, 1997. Pursuant to the terms of the Purchase Agreement, Prac and Allstate, contingent upon the consummation of the Merger, have agreed to sell their respective Debentures and Warrants to Superior. The consideration to be received by Prac and Allstate under the Purchase Agreement for their respective Series 1 Warrants is the difference between the Merger Price Per Share and the Series 1 Exercise Price. The Series 2 and Series 3 Warrants held by Prac and Allstate will be "out-of-the-money" and cancelled.
The Purchase Agreement also provides that the Debentures will be acquired for $20 million, their face value, and will not be converted as was contemplated under the Prior Agreement as such Debentures are no longer "in-the-money." Each party to the Purchase Agreement has made standard representations and warranties and has agreed to standard covenants. The Purchase Agreement terminates if the Amended Agreement terminates.

VOTING AGREEMENT

     Prac, Allstate, the Pickup Affiliates and Superior entered into a Voting Agreement dated as of February 17, 1997 (the "Voting Agreement"). Pursuant to the terms of the Voting Agreement, Prac, Allstate and the Pickup Affiliates have agreed to vote for the approval and adoption of the Amended Agreement. This results in approximately 58% of the outstanding shares of Common Stock being committed to vote in favor of the subject transaction. In connection therewith, all the issued and outstanding Debentures are convertible into 7,272,727 shares of Common Stock for voting purposes.

     Prac, Allstate and the Pickup Affiliates' obligations under the Voting Agreement do not terminate even if the Company's Board of Directors, in exercising its fiduciary obligations to the Stockholders, approves an Acquisition Proposal. In addition, if a breakup fee becomes payable under the Amended Agreement as a consequence of an Acquisition Proposal, the Debenture Holders (with the exception of Allstate), will pay to Superior upon consummation of the competing transaction an amount equal to the difference between the price received for such persons' Debentures and Warrants under the Acquisition Proposal and the price that would have been paid for such securities under the Purchase Agreement. Allstate's obligation under the Voting Agreement terminates on the earlier to occur of (i) the date of the termination of the Merger Agreement, (ii) the Effective Time, or (iii) September 30, 1997. The obligations of Prac and the Pickup Affiliates terminate on the earlier to occur of (w) the Effective Time; (x) if the Amended Agreement is terminated due to the failure of the Company to obtain approval of the Merger by the required vote of the Stockholders and Debenture Holders or the Board's recommendation of an Acquisition Proposal, on September 30, 1997, (y) if the Amended Agreement is terminated by mutual consent of the parties or Superior or Merger Sub have breached any of the representations, warranties or covenants in the Amended Agreement that would have a "Parent Material Adverse Effect" (as hereinafter defined), immediately upon such termination, or (z) if the Amended Agreement is terminated pursuant to any other provision therein, on June 15, 1997.

SERIES 3 DETACHABLE WARRANT SURRENDER AGREEMENT

     Messrs. Harwood, Anderson and Strunk and the Lenawee Trust entered into the Surrender Agreement, as amended, with the Company dated as of February 17, 1997. Pursuant to the terms of the Surrender Agreement, Messrs. Harwood, Anderson and Strunk and the Lenawee Trust, contingent upon the consummation of the Merger, have agreed to surrender their respective Series 3 Warrants to the Company without cash consideration therefor as such warrants are "out-of-the-money."

SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by Superior to effect the Merger, pay the fees of its legal counsel and advisors, make a capital contribution to the Assurance Company, and repay or refinance certain long-term indebtedness is approximately $58,000,000. These amounts are the only expenses related to the Merger that are expected to be paid by Superior. See "SPECIAL FACTORS -- Source and Amount of Funds."

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     As of March 12, 1997, the directors and executive officers of the Company beneficially owned, in the aggregate, 2,797,521 shares of Common Stock, representing approximately 29.4% of such shares outstanding. To the knowledge of the Company, all directors and executive officers of the Company intend to vote their beneficially owned shares of Common Stock eligible to be voted for the approval and adoption of the Amended Agreement. In addition, pursuant to the Voting Agreement, the Common Stock owned by the Pickup Affiliates and the Debentures owned by Prac and Allstate will be voted for the approval and adoption of the Amended Agreement. See "SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS."

MARKET PRICE AND DIVIDEND INFORMATION

     The Common Stock is listed on NASDAQ under the symbol "PRIM." On February 14, 1997, the last trading day before the public announcement of the execution of the Amended Agreement, the reported closing sale price per share of the Common Stock was $2.25. On March 12, 1997, the last full trading day prior to the date of this Proxy Statement, the reported closing sale price per share of the Common Stock was $2.03. For additional information concerning historical market prices of the Common Stock and the dividends paid thereon, see "MARKET PRICE AND DIVIDEND INFORMATION."

SELECTED CONSOLIDATED FINANCIAL DATA

     Certain selected historical financial data of the Company are set forth under "SELECTED CONSOLIDATED FINANCIAL DATA." That data should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     Each copy of this Proxy Statement mailed to Stockholders is accompanied by a blue-striped proxy card furnished in connection with the solicitation of proxies by the Board for use at the Special Meeting. The Special Meeting is scheduled to be held at 10:00 a.m., on April 8, 1997, at the Company's headquarters, 6200 Canoga Avenue, Woodland Hills, California 91367-2402. At the Special Meeting, Stockholders will consider and vote upon (i) a proposal to approve and adopt the Amended Agreement and (ii) such other matters as may properly be brought before the Special Meeting.

     The Board has determined that the Merger and the Amended Agreement are advisable and in the best interests of the Company and its Stockholders and has approved the Merger and the Amended Agreement by unanimous vote of those directors voting. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE AMENDED AGREEMENT. See "SPECIAL FACTORS -- Background of the Transaction" and " -- Reasons for the Transaction."

     IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. THE PROXY CARD THAT YOU MAY HAVE COMPLETED AND RETURNED TO THE COMPANY IN CONNECTION WITH THE NOVEMBER PROXY STATEMENT IS NOW OF NO FURTHER FORCE OR EFFECT. ACCORDINGLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE BLUE-STRIPED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED BLUE-STRIPED PROXY CARD OR VOTE AT THE SPECIAL MEETING WOULD HAVE THE SAME EFFECT AS A VOTE AGAINST THE AMENDED AGREEMENT. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE AMENDED AGREEMENT.

RECORD DATE AND VOTING

     The Board has fixed the close of business on March 5, 1997, as the Record Date for the determination of the Stockholders entitled to notice of and to vote at the Special Meeting. Only Stockholders of record at the close of business on that date will be entitled to receive notice of or to vote at the Special Meeting. At the close of business on the Record Date, there were 9,528,200 shares of Common Stock outstanding and entitled to vote at the Special Meeting, held by approximately 852 Stockholders of record. In addition, the Debentures have voting rights equal to the number of shares of Common Stock into which such Debentures are convertible. The Debentures' voting rights are exercisable only when the following matters are submitted to a vote of Stockholders or for written consent: (a) the amendment of the Company's Certificate of Incorporation; (b) the sale or transfer of all or substantially all of the Company's assets; (c) the consolidation, reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation, or winding-up of the Company; (d) changes in the Company's authorized capital stock or any rights with respect thereto; and
(e) changes in the number of individuals constituting the Board to a number other than seven. Approval of any of the foregoing matters requires the affirmative vote of the holders of at least 70%, in the aggregate, of both the issued and outstanding shares of Common Stock and Debentures, voting together, with such Debentures having a number of votes equal to the number of shares of Common Stock into which such Debentures may be converted.

     Each Stockholder on the Record Date will be entitled to one vote for each share held of record and each Debenture Holder will be entitled to one vote for each share of Common Stock into which such Debentures are convertible. Mr. Pickup, the ultimate controlling person of the Pickup Affiliates and Prac, is expected to attend the Special Meeting to vote the Common Stock and Debentures owned by the Pickup Affiliates and Prac, as the case may be, and, accordingly, a quorum for the transaction of business at the Special Meeting is assured. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted at the Special Meeting is necessary to constitute a quorum for the transaction of business. Abstentions (including broker non-votes) will be included in the calculation of the number of votes represented at the Special Meeting for purposes of determining whether a quorum has been achieved.

     If the enclosed blue-striped proxy card is properly executed and received by the Company in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed proxies with no instructions indicated thereon will be voted "FOR" approval and adoption of the Amended Agreement.

     The Board is not aware of any matters other than the matter set forth in the Notice of Special Meeting of Stockholders that may be brought before the Special Meeting. If any other matters properly come before the Special Meeting, including a motion to adjourn the meeting for the purpose of soliciting additional proxies, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in their discretion, except that shares represented by proxies which have been voted "Against" the Amended Agreement will not be used to vote "For" adjournment of the Special Meeting for the purpose of allowing additional time for soliciting additional votes "For" the Amended Agreement. See "THE SPECIAL MEETING -- Vote Required; Revocability of Proxies."

     STOCKHOLDERS SHOULD NOT FORWARD ANY COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IN THE EVENT THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WILL BE SENT TO STOCKHOLDERS BY U.S. STOCK TRANSFER CORPORATION, IN ITS CAPACITY AS THE EXCHANGE AGENT, PROMPTLY AFTER THE EFFECTIVE TIME.

VOTE REQUIRED; REVOCABILITY OF PROXIES

     The affirmative vote of holders of at least 70%, in the aggregate, of both the issued and outstanding shares of Common Stock and Debentures, voting together, with such Debentures having a number of votes equal to the number of shares of Common Stock into which such Debentures may be converted, is required to approve and adopt the Amended Agreement. Pursuant to the Voting Agreement, the Common Stock owned by the Pickup Affiliates and the Debentures owned by Prac and Allstate will be voted for the approval and adoption of the Amended Agreement.

     Because the required vote of the Stockholders and Debenture Holders on the Amended Agreement is based upon the total number of outstanding shares of Common Stock and

Debentures, the failure to submit a blue-striped proxy card (or to vote in person at the Special Meeting) or the abstention from voting by a Stockholder will have the same effect as a vote against approval and adoption of the Amended Agreement. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof.

     A Stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to Myrtle L. Solomon, Corporate Secretary, Pac Rim Holding Corporation, 6200 Canoga Avenue, Woodland Hills, California 91367-2402, a written notice of revocation prior to the Special Meeting, (ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. The presence of a Stockholder at the Special Meeting will not in and of itself automatically revoke such Stockholder's proxy.

     If fewer shares of Common Stock are voted in favor of approval and adoption of the Amended Agreement than the number required for approval, it is expected that the Special Meeting will be adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn.

     Although no vote of the stockholders of Superior is required in connection with the Amended Agreement or the Merger, such vote is required with respect to Superior's issuance of shares of its common stock in order to finance the Merger. The obligations of the Company and Superior to consummate the Merger are subject, among other things, to the condition that the Stockholders approve and adopt the Amended Agreement. See "THE AMENDED AGREEMENT -- Conditions to the Merger."

APPRAISAL RIGHTS

     Under the DGCL, Stockholders of record who follow the procedures set forth in Section 262 and who have not voted in favor of the Amended Agreement will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court. The following is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of such Section, a copy of which is attached hereto as Appendix B.

     Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 calendar days prior to the meeting, the Company must notify each of the Stockholders at the close of business on the Record Date that such appraisal rights are available and include in each such notice a copy of
Section 262. This Proxy Statement constitutes such notice. Any Stockholder who wishes to exercise appraisal rights should review the following discussion and Appendix B carefully because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

     A Stockholder wishing to exercise appraisal rights must deliver to the Company, before the vote on the approval and adoption of the Amended Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of Common Stock. Such demand will be sufficient if it reasonably informs the Company of the identity of the Stockholder and that the Stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the Amended Agreement will not constitute such a demand. In addition, a Stockholder wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time.

     Only a Stockholder of record is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the Stockholder of record fully and correctly, as the Stockholder's name appears on the stock certificates. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of Common Stock should be sent or delivered to Myrtle L. Solomon, Corporate Secretary, Pac Rim Holding Corporation, 6200 Canoga Avenue, Woodland Hills, California 91367-2402, so as to be received before the vote on the approval and adoption of the Amended Agreement at the Special Meeting.

     If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a Stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the Common Stock held for one or more beneficial owners while not exercising such rights with respect to the Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all Common Stock held in the name of the record owner.

     Within 10 calendar days after the Effective Time, the Company, as the Surviving Corporation, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262 and who has not voted in favor of the Amended Agreement. Within 120 calendar days after the Effective Time, the Company, or any Stockholder entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all such Stockholders. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of Common Stock. Accordingly, it is the obligation of the Stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

     Within 120 calendar days after the Effective Time, any Stockholder of record who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statements must be mailed within 10 calendar days after a written request therefor has been received by the Company.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the Stockholders entitled to appraisal rights and will appraise the "fair value" of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 could be more than, the same as or less than the amount that they would otherwise receive if they did not seek appraisal of their shares of Common Stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any Stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Common Stock entitled to appraisal.

     The Court may require Stockholders who have demanded an appraisal and who hold Common Stock represented by certificates to submit their certificates of Common Stock to the Court for notation thereon of the pendency of the appraisal proceedings. If any Stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such Stockholder.

     Any Stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the shares of Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to Stockholders of record as of a date prior to the Effective Time).

     If any Stockholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of Common Stock of such holder will be converted into the right to receive the Merger Price Per Share in accordance with the Amended Agreement, without interest. A Stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the Effective Time. A Stockholder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 calendar days after the Effective Time will require the written approval of the Company. Once a petition for appraisal has been filed, such appraisal proceeding may not be dismissed as to any Stockholder without the approval of the Court.

SOLICITATION OF PROXIES

     The Company will bear the costs of soliciting proxies from Stockholders.
In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                  THE COMPANY

     The Company was organized as a Delaware corporation on May 12, 1987. On May 27, 1987, the Company became the immediate parent of the Assurance Company, its principal subsidiary, which, in turn, in 1995 became the parent of RBIS. The Company is engaged primarily, and almost exclusively, in writing workers' compensation insurance. In connection therewith, the Company markets its policies through approximately 200 insurance agencies and brokerage firms. Historically, the Company concentrated primarily on the Southern California market. In connection with its efforts to expand into additional geographic areas and increase future revenues, the Assurance Company received Certificates of Authority to write workers' compensation insurance in Alabama, Arizona, Georgia and Texas.

     RBIS is a California corporation that is licensed as an insurance agent and/or broker in a number of jurisdictions. RBIS places coverage with insurers that are licensed in states where the Assurance Company is not currently licensed. RBIS sells both workers' compensation and accident and health insurance coverage.

     The address and telephone number of the Company's principal executive offices are 6200 Canoga Avenue, Woodland Hills, California 91367-2402; (818) 226-6200.

                                    SUPERIOR

     Superior was incorporated in California on March 29, 1985, under the name Coastal Holdings, Ltd. Superior is a holding company that, through its wholly-owned subsidiary, SNIC, is engaged in writing workers' compensation insurance principally in the State of California and, until September 30, 1993, was engaged in writing commercial property and casualty insurance. SNIC is currently licensed to write business in Arizona, Arkansas, California, Colorado, District of Columbia, Indiana, Iowa, Kentucky, Maryland, Mississippi, Missouri, Montana, Nevada, New Mexico, Oregon, South Dakota, Utah and Wyoming, but virtually all of SNIC's current premium is generated in California, with immaterial exceptions in Arizona and Oregon.

     Superior has five wholly-owned subsidiaries in addition to SNIC: InfoNet Management Systems, Inc. ("InfoNet"), SN Insurance Services, Inc. ("SNIS"), Pacific Insurance Brokerage, Inc. ("Pacific"), Superior National Capital Holding Corporation ("SNCHC") and Superior (Bermuda) Ltd. ("SBL"). InfoNet provides data processing purchasing services to Superior and its subsidiaries. SNIS and Pacific are inactive. SNCHC's sole function is to act as a general partner of Superior National Capital, L.P., a Bermuda limited partnership that issued $20 million face amount of preferred securities to Centre Reinsurance Services (Bermuda) III Limited effective June 30, 1994. The proceeds of that transaction were loaned to Superior and partially contributed by Superior to the capital of SNIC. Centre Reinsurance Services (Bermuda) III Limited is an affiliate of Superior.

     SNIC's only subsidiary is wholly-owned Western Select Service Corp. ("WSSC"), which was established in 1987 under the name Superior Western Insurance Company. WSSC was formed and capitalized to underwrite property, casualty and workers' compensation insurance, but never received a charter to commence insurance operations from the California Department. WSSC currently provides vocational, rehabilitation, legal, paralegal and other services to SNIC.

     The address and telephone number of Superior's principal executive offices are 26601 Agoura Road, Calabasas, California 91302; (818) 880-1600.

                                SPECIAL FACTORS

BACKGROUND OF THE TRANSACTION

     In early 1993, the Company engaged the services of financial advisors to explore methods by which the Company could obtain additional operating capital for the Assurance Company. At that time, the Company believed that to maintain a competitive position in California's workers' compensation market, the only jurisdiction in which the Assurance Company was then operating, additional capital was required.

     On August 16, 1994, the Company completed its capital raising effort under the Debenture/Warrant Agreement. Pursuant to the terms of that agreement, the Company sold the Debentures and Warrants to Prac in exchange for $20 million. Following the close of that transaction, the Company continued to analyze its need for additional investment capital, its position in California's workers' compensation market and the possibility of expanding its operations beyond California.

     In July of 1993, the California state legislature passed certain workers' compensation law reforms in response to the fraud and abuse of the workers' compensation claims and benefits system by claimants and vendors. Those laws have significantly impacted the benefits available under California's workers' compensation system and the premium rates that insurers may charge for coverage. Nevertheless, there has been significant volatility in loss and loss adjustment expense development patterns with respect to the Company and California's workers' compensation industry, in general.

     In response to generally improved claims experience since 1993, the California legislature repealed the minimum rating law effective January 1, 1995, thus, making California an "open or competitive rating" state with respect to workers' compensation coverage. Beginning January 1, 1995, the Workers' Compensation Insurance Rating Bureau began publishing advisory pure premium rates which provide for losses and loss adjustment costs as indicated by prior history and an actuarial projection of future losses and loss expenses. California workers' compensation insurers can adopt those rates and apply their own expense factor or file their own actuarially sound rates.

      Prior to its repeal, the minimum rating law existed as a means of preserving the financial integrity of California's workers' compensation system by prohibiting insurers from charging premiums below certain minimum levels established by the California Insurance Commissioner. California's open rating laws have created an intense level of price competition among workers' compensation insurers. That, in turn, resulted in an overall erosion of premium levels beginning in late 1994 and continuing through the present. The Company, therefore, adopted a strategy of continuing to explore opportunities for securing additional investment capital and/or possibly merging with a compatible entity.

     Although the Company reduced expenses and was profitable in 1995, it began to explore all alternatives. On February 17, 1995, the Company announced that it had retained Salomon to evaluate strategic alternatives. During 1995 and 1996, Salomon contacted a number of companies, including managed care, health insurance and workers' compensation entities operating in and outside of California, to ascertain if those entities were interested in acquiring the Company. Certain of the entities contacted expressed varying levels of interest in the Company, but agreement with respect to pricing and terms of a transaction could not be reached.

     On July 3, 1996, Superior informed Salomon that it was interested in reviewing the Company's operations. Shortly thereafter, Superior entered into a Confidentiality Agreement with the Company and began its due diligence review of the Company's operations, which included a review of the Assurance Company's reserves by its independent actuaries. After completing that review, Superior expressed an interest in entering into discussions with and submitting a proposal to the Company concerning the possibility of acquiring all the Company's issued and outstanding Common Stock, Debentures and Warrants. Between August 28, 1996 and September 17, 1996, discussions were held between counsel and representatives of both the Company and Superior concerning an acquisition transaction. During that period of time, members of the Board discussed with representatives of Superior certain of the terms under which the Company might be willing to enter into a merger transaction with Superior.

     On September 13, 1996, each member of the Board was informed that Superior would be submitting a formal offer to acquire the Company by means of a merger transaction and that a Board meeting to discuss the anticipated offer was scheduled for September 16, 1996. Immediately prior to the September 16, 1996 meeting, Superior submitted to the Board a formal merger proposal pursuant to the terms of which Superior would acquire all the issued and outstanding Common Stock, Debentures and Warrants. On the morning of September 16, 1996, all members of the Board reviewed and considered the merger proposal and discussed a number of factors with respect thereto. Later that day, the Company issued a press release to the effect that it was in discussions with Superior with respect to a potential merger transaction.

     In the process of negotiating the terms of the Prior Agreement, and after consultation with their respective actuaries, the Company and Superior mutually agreed that it would be reasonable to increase by approximately $4.5 million the Assurance Company's loss and loss adjustment expense reserves during the third quarter of 1996.

     Following the Board's discussion of the then subject transaction and negotiations via telephonic conference call with representatives of Superior concerning certain remaining unresolved terms of the transaction, the Board approved the Merger by unanimous vote of those directors voting.

     On September 17, 1996, following such unanimous approval of the Merger proposal by the Board, the Prior Agreement and related documents were signed and press releases were issued by the Company and Superior with respect thereto.

     During the third quarter of 1996, the Company did, in fact, increase its loss and loss adjustment expense reserves related to accident years 1995 and prior by approximately $4.5 million. This was done in recognition of the advice of both its internal and independent actuaries, and the agreement that had been reached with Superior with respect to reserve strengthening. The total adverse development recognized on prior accident years during the first nine months of 1996 was approximately $5.6 million. At September 30, 1996, the Company's loss and loss adjustment expense reserves were within its independent actuary's reasonable range, and the Company believed that its recorded loss and loss adjustment expense reserves were adequate.

     The Company mailed the November Proxy Statement to Stockholders, seeking approval of the Prior Agreement at a Special Meeting of Stockholders scheduled for December 11, 1996. Shortly before the meeting was to have taken place, the California Department, in the course of its triennial examination of the Assurance Company which had commenced in July 1996, raised issues with respect to the adequacy of the Assurance Company's loss reserves. The California Department informed the Company that it had linked the triennial examination with its review of Superior's Form A for the Prior Agreement, and that approval of the Form A would be delayed. That was the first knowledge the Company had that the transaction contemplated under the Prior Agreement likely would not close in 1996, as was previously contemplated. Thus, on December 10, 1996 and January 10, 1997, the Company announced postponements of its then planned Special Meeting of Stockholders to approve the transaction under the Prior Agreement.

     In connection with its triennial examination, the California Department undertook studies with regard to the Assurance Company's loss and allocated loss adjustment expense reserves. In December 1996, the California Department informed the Company that the California Department's consulting actuaries had a difference of opinion from that of the Company's internal and independent actuaries with respect to the adequacy of the Assurance Company's loss and loss adjustment expense reserves. At the California Department's direction, the Company and its actuaries met with representatives of the Department and its actuaries to provide additional data and assist in reconciling the Company's recorded loss and loss adjustment expense reserves to the preliminary findings of the California Department's actuaries.

     Following approximately two months of extensive meetings with the California Department and its actuaries, the Company, in conjunction and consultation with its internal actuaries, reached agreement with the California Department to increase its loss and loss adjustment expense reserves by $12 million to take a more conservative approach for the accident years 1995 and prior. The $12 million increase was greater than the amount that was needed to be within the range of the Company's independent actuaries; but the Company believes that it was necessary to put up that amount to avoid further delays to the subject transaction with Superior and to obtain the Department's approval of the Form A, which is essential to the transaction. As a result of that increase, the Company believes that the California Department will approve Superior's pending Form A with respect to the Amended Agreement, shortly. However, other unforeseen factors could affect either the regulatory approval process or the ultimate closing of the subject transaction.

     The principal differences between the Company and the California Department pertained to the 1991, 1992 and 1993 accident years. Those years were among the most volatile in the history of California workers' compensation insurance industry claims experience. That volatility was the result of adverse economic conditions in California, layoffs and unemployment that led to massive numbers of fraudulent or questionable claims, and the pervasive need for several years to implement effective legislative changes to the California workers' compensation system. Essentially, the California workers' compensation insurance industry, in general, was affected by those conditions. In response to that experience, the California legislature took the steps described above in an effort to correct many of the abusive claims situations that befell the industry and the Company.

     Under the Prior Agreement, the $12 million reserve increase created a situation whereby Superior could either terminate such agreement or renegotiate its terms. The Company believed it to be in its best interest to reenter into negotiations with Superior in order to amend and restructure the Prior Agreement in light of the subject reserve adjustment. At the time it reentered into negotiations with Superior, the Company was bound by the Prior Agreement, but the Voting Agreement dated as of September 17, 1996 among Prac, Allstate, the Pickup Affiliates and Superior terminated on February 16, 1997. Further, since the Company announced the Merger in connection with the Prior Agreement, no other offer or inquiry has been received regarding any form of competitive bid or offer.

     On February 14, 1997, each member of the Board was informed that Superior would be submitting an amended offer to acquire the Company and that a Board meeting to discuss the anticipated offer was scheduled for the evening of February 17, 1997. Immediately prior to the February 17, 1997 meeting, Superior submitted to the Board a formal amended proposal.

     During a telephonic conference call with members of the Company and Superior's respective Boards of Directors and Officers, an offer was presented whereby the purchase price to be paid under the Prior Agreement would be reduced by approximately $12 million. That reduction would result in the Stockholders receiving approximately $2.11 per share ($2.105 unrounded) (a total of approximately $20,063,293), the Debenture Holders receiving face value for the Debentures, or $20,000,000, and approximately $1,957,739 being paid to acquire all the "in-the-money" Warrants and Company Options to purchase Common Stock, for a total cash consideration of approximately $42,021,032. In connection therewith, only the Series 1 Warrants would be "in-the-money" and the Debentures would not be converted as was contemplated under the Prior Agreement as they are "out-of-the-money" under the Amended Agreement. During that telephonic conference call, discussions were also held concerning certain other amendments to the structure and terms of the Prior Agreement.

     On the evening of February 17, 1997, all members of the Board reviewed and considered the merger proposal and related transactions contemplated under the Amended Agreement and discussed a number of factors with respect thereto. The Board also discussed the Company's general financial condition and its position in the workers' compensation industry. Although the Company believed it was positioned as a viable and competitive entity, the Board believed that if an acquisition offer was made for the Company at a fair and reasonable price, it might be in the best interest of the Stockholders to seriously consider such an offer. The Board also considered other alternatives, including rejecting the terms of the Amended Agreement and continuing its operations as previously conducted and the prospect or likelihood of receiving offers or proposals from other potential acquirors on terms more favorable than the terms proposed by Superior.

     Salomon then presented to the Board at the Board meeting its analysis of the offer. See "SPECIAL FACTORS -- Opinion of Financial Advisor." Salomon also provided the Board with its oral opinion that the cash consideration to be received by the Stockholders with respect thereto was fair from a financial point of view. Salomon performed this analysis based on an assumed reduction in the Series 1 Exercise Price to and being fixed at $0.83. This analysis indicated the derived per share value allocated to each share of Common Stock and "in-the-money" equivalents of approximately $2.11 ($2.105 unrounded).

     Following the aforementioned discussions and Salomon's oral opinion, the Company's Board of Directors determined that the Merger is in the best interests of the Company and approved the Amended Agreement and the Merger by unanimous vote of those directors voting. Later in the evening on February 17, 1997, the Company entered into and executed the Amended Agreement with Superior. On the morning of February 18, 1997, press releases were issued by the Company and Superior with respect thereto.

     The Board determined it would be neither necessary nor effective to create a special independent committee of the Board to make recommendations for any separate interests of the Stockholders in connection with the Merger, retain an unaffiliated representative to advise the Board or to form a committee solely on behalf of the Stockholders because (1) the holders of the Warrants and Company Options would receive consideration based on the same methodology used to determine the consideration to be paid for the Common Stock and (2) the Amended Agreement and Merger requires approval of the affirmative vote of at least 70%, in the aggregate, of both the issued and outstanding shares of Common Stock and Debentures, voting together, with such Debentures having a number of votes equal to the number of shares of Common Stock into which such Debentures may be converted, and, therefore, the Merger must be considered by the Stockholders and Debenture Holders as a unified "class" voting together.

     To date, the Company has received no inquiries or expressions of interest regarding competing bids by any other entity or person.

PURPOSE OF THE TRANSACTION

     The purpose of the Merger is to effect the acquisition by Superior of all the outstanding shares of Common Stock. Superior and the Company did not consider any alternative means to accomplish this purpose because the Merger is the most direct means for effecting the acquisition of the shares of Common Stock held by the Stockholders.

REASONS FOR THE TRANSACTION

     The Company. The Board has determined that the Amended Agreement and the Merger are fair to and in the best interests of the Company and the Stockholders, has approved the Amended Agreement and the Merger and has unanimously recommended to the Stockholders that they vote for the approval and adoption of the Amended Agreement. In taking these actions, the Board considered many factors, including among others the following:

          (i) Management's Recommendation. The Board reviewed presentations from, and discussed the terms and conditions of the Amended Agreement and the Merger with, the Company's President, speaking for the Company's Senior Management, collectively, representatives of its legal counsel and representatives of its financial advisor. The Board considered the view of management that the Company's businesses might realize certain operational advantages if the Company were no longer an independent public company (which advantages the Board took into account in assessing the fairness of the Merger Price Per Share to be received in the Merger). The Board also considered favorably management's stated belief that the Merger would not have an adverse effect on the Company's policyholders.

          (ii) The Company's Business, Condition and Prospects. In evaluating the terms of the Merger, the Board considered, among other things, information with respect to the financial condition, results of operations, investment results and businesses of the Company, on both a historical and a prospective basis, and current industry, economic and market conditions. The members of the Board were generally familiar with and knowledgeable about the Company's affairs, including the present and possible future economic, regulatory and competitive environment in which the Company operates its workers' compensation insurance business, and further reviewed these matters in the course of their deliberations. In evaluating the Company's prospects, the Board considered, among other things, the opportunities available to the Company to improve its results and capacity to manage its future growth. The Board also considered the risks facing the Company, including the repeal of California's minimum rate law pertaining to premium chargeable for workers' compensation insurance policies, the subsequent entry of financially stronger and much larger insurers into the Company's business, and increasing rate competition.

          (iii) Historical and Recent Market Prices Compared to the Consideration to be Received in the Merger. The Board reviewed the historical market prices and recent trading activity of the Common Stock. The Board considered as favorable to its determination that the Merger Price Per Share to be paid in the Merger is within the range of recent trading prices of the Common Stock.

          (iv) Alternative Transactions. The Board determined that it was unlikely that a combination or other transaction with any other entity could be structured in a manner that would offer comparable value to the Stockholders. In making its determination, the Board considered its prior "exploration" of the market and its evaluation of possible arrangements with other entities. The Board also considered the fact that the Company could not reach an agreement with respect to pricing with the entities, other than Superior, which had been contacted by Salomon and examined the Company's operations. Thus, the Board did not believe that any other feasible or viable transaction was available to be considered.

          (v) Liquidation of the Company. The Board considered the possible return to the Stockholders if the Company were to cease operations and liquidate and distribute its assets to the Stockholders. That analysis indicated a range of present values at $0.85 to $0.95 per share may be realized from such liquidation, which amounts are less than the anticipated Merger Price Per Share.

          (vi) Opinion of Salomon. The Board considered the opinion of Salomon (including the assumptions and financial and other information relied upon by Salomon) that the consideration to be received by the Stockholders in the Merger is fair to such holders from a financial point of view, as well as the presentation made by Salomon to the Board, to support the Board's determination that the Merger is fair to the Stockholders. Salomon's opinion and presentation are described below under "SPECIAL FACTORS -- Opinion of Financial Advisor." As described below, Salomon performed certain valuation analyses on the Company in order to reach its opinion.

          (vii) Stockholder Approval Requirement. The Board considered the fact that the Merger is conditioned on the approval and adoption of the Amended Agreement by the affirmative vote of the holders of at least 70%, in the aggregate, of both the issued and outstanding shares of Common Stock and Debentures, voting together, with such Debentures having a number of votes equal to the number of shares of Common Stock into which such Debentures may be converted.

          (viii) Termination Provision; Breakup Fee. The Board considered as favorable to its determination that the Amended Agreement (a) permits the Board to approve an Acquisition Proposal that it believes is in the interests of the Stockholders and (b) is terminable by the Board if an Acquisition Proposal is so approved. In such case, however, the Company would be required to pay Superior a $5 million breakup fee.

          (ix) No Longer a Public Company. The Board viewed as a negative factor that, following the consummation of the Merger, the Company would no longer be a public company.

          (x) Taxable Transaction. The Board viewed as a negative factor to its determination that, like all cash mergers, the Merger would be a taxable transaction. In addition, for the reasons described under "SPECIAL FACTORS -- Background of the Transaction," the Board did not believe that it would be able to effect a tax-free transaction offering comparable value to the Stockholders.

     The foregoing description of the factors considered by the Board is not all inclusive but covers the principal matters discussed in detail by the Board. In view of the wide variety of factors considered, the Board did not consider it practical to, nor did it attempt to, quantify or attach any particular weight to any of the factors it reviewed in reaching its conclusion to recommend the Merger to the Stockholders as being in their best interests.

CERTAIN CONSIDERATIONS

     While the Board is of the opinion that the Merger is in the best interest of the Company and the Stockholders, approval of the Amended Agreement involves certain factors that the Stockholders should consider carefully. These considerations include the fact that acceptance of the Merger will result in each Stockholder liquidating and selling his, her or its shares of Common Stock and, in effect, result in each Stockholder selling his, her, or its interest in the Company at the Merger Price Per Share. If this transaction were not completed, it is likely that the Company would, at least in the immediate future, remain viable. It is conceivable that if the value of the Company were to increase in the future, such increased value would not be available if the Amended Agreement is accepted.

     Further, although the Board and management, independently and through the efforts of the Company's financial advisor, have investigated alternative transactions, there can be no assurance that if the Amended Agreement and Merger were not accepted, at some time in the future another offer or proposal would be made by a third party to acquire or merge with the Company, which future possible offer could conceivably result in a greater sum being paid to the Stockholders. It should, however, be noted that the Amended Agreement provides that under certain circumstances, the Company would be required to pay a breakup fee if any other form of offer or proposal were considered or accepted by the Company within a specified time period. Further, since the Company has announced the Merger in connection with the Prior Agreement, no other offer or inquiry has been received regarding any form of competitive bid or offer. Thus, at the time the Company's Board of Directors accepted the terms of the Amended Agreement, no competing or alternate transaction was available for consideration, notwithstanding the fact that under the Prior Agreement, the Company was prohibited from soliciting competing offers or proposals.

     In reaching its decision to approve and adopt the Amended Agreement and make the recommendation to the Stockholders set forth herein, the Board has considered a number of factors, including (i) the financial information made available to the Board, including historical trading prices of the Common Stock, the Common Stock's current per share value, and the per share value based upon the liquidation of the Company, (ii) the Board's belief that the financial interests of the Stockholders would be better served by effecting a merger resulting in a sale of the Company for the Merger Price Per Share, as compared to continuing operations as an independent company, (iii) the financial condition of the Company as compared with its competitors, (iv) market conditions within the workers' compensation industry, particularly in the State of California and those other states and jurisdictions in which the Assurance Company currently operates, (v) the terms and conditions of the Amended Agreement, and (vi) the opinion of Salomon described herein to the effect that the Merger Price Per Share to be received by the Stockholders in the Merger is fair, from a financial point of view, to such Stockholders.

OPINION OF FINANCIAL ADVISOR

     The Company retained Salomon to assist it in evaluating various strategic or financial transactions that could be of interest to the Company and to render a fairness opinion in connection with a sale of the Company. See "SPECIAL FACTORS -- Background of the Transaction." On February 17, 1997, Salomon rendered its oral opinion to the Board, which was subsequently confirmed in writing in an opinion dated March 13, 1997, that the consideration to be received by the Stockholders in the Merger is fair to such holders from a financial point of view.

     The full text of Salomon's fairness opinion, dated March 13, 1997, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is attached as Appendix C to this Proxy Statement. Salomon's opinion is directed only to the fairness, from a financial point of view, to the Stockholders, of the consideration to be received by such holders in the Merger and does not address the Company's underlying business decision to effect the Merger or constitute a recommendation to any Stockholder as to how such Stockholder should vote with respect to the Merger. Salomon's opinion does not address the fairness of the consideration to be received by the holders of the Debentures and Warrants from the purchase of such securities by Superior pursuant to the Amended Agreement. The summary of Salomon's opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached as Appendix C. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

     In connection with rendering this opinion, Salomon reviewed and analyzed, among other things, the following: (i) the Amended Agreement, including the Exhibits thereto; (ii) the Purchase Agreement; (iii) the terms and conditions of the Debentures and Warrants; (iv) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the six-year period ended December 31, 1996; (v) statutory financial information regarding the Assurance Company for each of the years in the six-year period ended December 31, 1996; (vi) a report dated January 20, 1997 prepared by Arthur Andersen L.L.P. on the Company's reserves for unpaid losses and loss adjustment expenses as of December 31, 1996; (vii) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to Salomon by the Company for purposes of its analysis; (viii) certain publicly available information concerning the trading of, and the trading market for, the Common Stock; (ix) certain publicly available information with respect to certain other companies that Salomon believed to be comparable to the Company and the trading markets for certain of such other companies' securities; and (x) certain publicly available information concerning the nature and terms of certain other transactions that Salomon considered relevant to its inquiry. Salomon also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria which it deemed relevant. Salomon also met with certain officers and employees of the Company and met with representatives of the California Department to discuss the foregoing as well as other matters Salomon believed relevant to its inquiry.

     In its review and analysis and in arriving at its opinion, Salomon assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed responsibility for verifying any of such information. With respect to the Company's projections, Salomon assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the financial performance of the Company for the period covered. Salomon did not make or obtain any independent evaluations or appraisals of any of the Company's assets, properties or facilities nor was Salomon furnished with any such evaluations or appraisals. Salomon's services did not include any actuarial determinations or evaluations or an attempt to evaluate actuarial assumptions. Salomon relied, directly and indirectly, on reports and opinions provided to it by the Company and its independent accountants and actuaries regarding the reserves of the Assurance Company.

     In conducting its analysis and arriving at its opinion, Salomon considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the business prospects of the Company; (iii) the historical and current market for the Common Stock and for the equity securities of certain other companies that Salomon believes to be comparable to the Company; and (iv) the nature and terms of certain other acquisition transactions that Salomon believes to be relevant. Salomon also took into account its assessment of general economic, market and financial conditions and its knowledge of the insurance industry as well as its experience in connection with similar transactions and securities valuation generally. Salomon also considered the process that resulted in negotiation of the Merger, including Salomon's solicitation of offers to acquire the Company and the responses received to such solicitations. Salomon's opinion was based on conditions as they existed and could be evaluated on the date of the opinion.

     In connection with a presentation to the Company's Board on February 17, 1997, as updated on February 28, 1997, Salomon advised the Company's Board that, in evaluating the consideration to be received in the Merger by the holders of Common Stock, Salomon had performed a variety of financial analyses with respect to the Company, all as summarized below.

     Analysis of Selected Publicly-Traded Comparable Companies. Salomon compared the Company to four public California workers' compensation insurance companies determined by Salomon to be engaged in businesses comparable to those of the Company. In that regard, Salomon noted that although such companies were considered similar to the Company, none of the companies has the same management, size and business makeup as the Company. The publicly traded workers' compensation insurance companies selected by Salomon for purposes of this analysis were: Argonaut Group, Fremont General Corporation, Zenith National Insurance Group and SNIC (the "Comparable Companies"). Using publicly available information (including reported 1996 earnings per share and 1997 estimates obtained from the Institutional Brokers Estimate System as of January 16, 1997) and earnings per share estimates for 1997 obtained from each of the managements of the Company and SNIC, Salomon analyzed, among other things, the market values and certain financial data at February 24, 1997 for each of the Comparable Companies, including (i) the 52-week trading range, (ii) the dividend yield, (iii) the implied return on equity, (iv) the price to 1996 actual and 1997 estimated earnings per share multiples, (v) the projected change in estimated earnings per share between 1996 and 1997 and (vi) the price to book value multiple (based on period end primary shares outstanding). Salomon derived high, low and median multiples from the foregoing analysis of the Comparable Companies and applied them to comparable financial data relating to the Company. This analysis resulted in reference ranges of per share values for the shares of the Common Stock of (i) using actual 1996 earnings per share such range was not meaningful as a result of the Company's net loss, (ii) $1.01 to $1.21 using estimated 1997 earnings per share, (iii) $2.17 to $2.89 using reported book value per share, and (iv) $2.03 to $2.48 using adjusted fully diluted book value per share (determined assuming certain one-time expenses connected with the Merger).

     Discounted Cash Flow Analysis. Salomon performed a discounted cash flow analysis pursuant to which the value of the Company was estimated by adding (i) the estimated net present value of the Company's future dividends (of which none were assumed) plus (ii) the estimated net present value of the terminal value of the Company (utilizing price to earnings multiples and book value multiples), based upon certain operating and financial assumptions, forecasts and other information provided to Salomon by the management of the Company. Salomon based its analysis upon actual and projected income statements for the Company for the five-year period ended December 31, 1999, as prepared by the management of the Company. For purposes of such analysis, Salomon utilized discount rates of 16%- 22% and terminal values based on price to earnings multiples of 8.0x-11.0x and price to book value multiples of 0.8x-1.1x. The discounted cash flow analysis was conducted using two different sets of projections prepared by the management of the Company, based upon two scenarios. The "low growth scenario" showed 15% compound annual growth in premium volume during 1997, 1998 and 1999. The "no growth scenario" showed no growth in premium volume during 1997, 1998 and 1999. These analyses resulted in an implied value reference range for the Common Stock of: (i) $1.70 to $1.90 using price to earnings terminal value multiples and of $1.75 to $1.95 using price to book value terminal value multiples under the "low growth scenario" and (ii) $1.25 to $1.40 using price to earnings terminal value multiples and $1.60 to $1.80 using price to book value terminal multiples under the "no growth scenario."

     Analysis of Selected Mergers/Acquisition Transactions. Salomon analyzed six other merger and acquisition transactions announced since 1992 involving workers' compensation insurance companies. The acquisition or merger transactions analyzed were Citation Insurance Group/Physicians Insurance Company of Ohio; CII Financial, Inc./Sierra Health Services, Inc.; C.E. Heath plc/CareAmerica HealthPlans; Unicare Financial Corporation/WellPoint Health Networks; Business Insurance Corporation, a subsidiary of California Compensation Insurance Company/Foundation Health Corporation; and Great States Financial Corporation/FHP International Corporation. Using publicly available information, Salomon (i) calculated the relationship between the consideration paid in these transactions and each of the acquired companies' (a) GAAP net operating income, (b) GAAP book value, (c) statutory net operating income and
(d) statutory capital and surplus, and (ii) determined the percentage premium that such consideration represented when compared to the share trading price of each acquired public company one month prior to the announcement of such transaction. Salomon noted that the data provided by such transactions was unique to the relevant facts and circumstances of each transaction and was of limited comparability to the Merger. Salomon arrived at appropriate valuation multiples and applied or compared such multiples to the Company's (i) 1997 estimated earnings as provided by the Company's management, (ii) fully diluted book value per share, (iii) adjusted fully diluted book value per share and (iv) statutory capital. This analysis resulted in an implied value reference range (based on the high and low values resulting from the application of each methodology) for the Common Stock from $1.05 to $2.90.

     Liquidation Analysis. Salomon performed a valuation analysis, using a discounted cash flow methodology, based on a voluntary liquidation scenario prepared by the management of the Company. The Company's management projections assumed, among other things, that there would be no new or renewal business after December 31, 1996 and the Debentures would be redeemed for cash in August 1999. For purposes of this voluntary liquidation analysis, Salomon applied discount rates of 16%-22% to shareholders' equity at the end of the projection period in 1999. This analysis resulted in an implied value reference range for the shares of the Common Stock of $0.85 to $0.95.

     The foregoing summary does not purport to be a complete description of the analyses performed by Salomon or of its presentations to the Company's Board. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. Salomon believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and factors could create an incomplete view of the processes underlying the analyses conducted by Salomon and its opinion. Salomon made no attempt to assign specific weights to particular analyses. Any estimates contained in Salomon's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Salomon does not assume responsibility for their accuracy.

     Salomon is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, restructuring, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Salomon has previously rendered certain investment banking and financial advisory services to the Company for which Salomon received customary compensation. In addition, in the ordinary course of its business, Salomon may trade the equity securities of the Company and Superior from time to time for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to the engagement letter with Salomon, the Company previously paid Salomon $50,000 and has paid or will pay Salomon further cash fees as follows:
(a) $125,000 paid following the delivery of Salomon's fairness opinion in connection with the Prior Agreement and (b) an additional fee of $630,315, payable contingent upon the consummation of the Merger. Accordingly, the payment of a substantial majority of Salomon's fees is subject to the consummation of the Merger. The Company has also agreed to reimburse Salomon for certain expenses incurred in connection with its engagement and to indemnify Salomon and certain related persons against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the Federal securities laws. Because a substantial portion of Salomon's fee is payable upon the consummation of the Merger, Salomon may be deemed to have a financial interest in the consummation of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     In considering the recommendation of the Board with respect to the Amended Agreement and the transactions contemplated thereby, the Stockholders should be aware that certain members of the management of the Company and of the Board have interests in the Merger that are different from, or in addition to, the interests of the Stockholders generally.

     Officers of the Company. Following the Merger, all the officers and directors of the Company will cease to serve as such at the Effective Time.

     Employee Stock Options. The Amended Agreement provides that, at the Effective Time, each holder of a then outstanding Company Option will, in settlement thereof, receive from the Company for each share of Common Stock subject to such Company Option an amount in cash equal to the excess of the Merger Price Per Share over the per share exercise price of such Company Option (the "Cash Settlement").

     Pursuant to the terms of the Company's 1987 Stock Option Plan (the "1987 Plan") and 1988 Stock Option Plan (the "1988 Plan") (the 1987 Plan and 1988 Plan, collectively, the "Company Stock Option Plans"), the approval of the Amended Agreement by the Stockholders will result in all Company Options under the Company Stock Option Plans becoming exercisable in full. At March 12, 1997, executive officers of the Company listed below held outstanding Company Options to purchase 40,000 shares of Common Stock under the 1987 Plan at an exercise price of $1.00 per share, which, as a consequence of the Amended Agreement, are the only remaining "in-the-money" Company Options. The consideration attributable to those Company Options under the Amended Agreement is, however, less than what was to be paid under the Prior Agreement as a consequence of the reduction of the Merger Price Per Share to approximately $2.11 ($2.105 unrounded).

     In addition, at March 12, 1997, executive officers of the Company listed below held outstanding Company Options to purchase 695,000 shares of Common Stock under the 1988 Plan at exercise prices ranging from $2.50 to $7.50 per share. Although certain of those Company Options were "in-the-money" under the Prior Agreement, they are "out-of-the-money" under the Amended Agreement. All but 250,000 of the Company Options outstanding under the Company Stock Option Plans were fully exercisable prior to the execution of the Amended Agreement. The following table sets forth information with respect to the number of vested and unvested Company Options held by the persons named below:

                        PACIFIC RIM HOLDING CORPORATION
                            EXECUTIVE STOCK OPTIONS

                              As of March 12, 1997


                                     1987 PLAN                             1988 PLAN
                                   # OF OPTIONS                          # OF OPTIONS
                                   -------------                         -------------
                     EXERCISABLE   UNEXERCISABLE   PRICE   EXERCISABLE   UNEXERCISABLE   PRICE

STANLEY BRAUN                ---             ---   $ ---        50,000                    $  2.500
                             ---             ---   $ ---        50,000                    $  7.500
                             ---             ---   $ ---       250,000                    $  2.750
                                                                              250,000     $  5.500
                    ------------   -------------            ----------    -----------
           Total             ---             ---               350,000        250,000


PAUL CRAIG                   ---             ---   $ ---
                                                                25,000             ---    $  4.000
                                                                25,000             ---    $  7.500
                                                            ----------    ------------
           Total                                                50,000             ---


SANDRA RICHARDS           10,000             ---   $1.00        15,000             ---    $  2.500
                                                                10,000             ---    $  3.875
                                                                10,000             ---    $  4.000
                                                            ----------    ------------
           Total                                                35,000             ---


RONALD TONANI             30,000             ---   $1.00        10,000             ---    $  2.500
                    ------------   -------------            ----------    ------------

  GRAND TOTAL             40,000                               445,000         250,000
                    ============   =============            ==========    ============

 TOTAL 1987               40,000
 TOTAL 1988              695,000
                    ------------
                         735,000
                    ============

     Compensation Plan for Senior Management. The Company maintains a Compensation Plan for Senior Management Team (the "SMT Plan"), which team currently consists of the following officers of the Company: Ronald J. Tonani, Sandra L. Richards, Paul W. Craig and Dina J. Braun-Puetz. If a change of control of the Company occurs on or before June 30, 1997, ninety days after such change in control, those persons then eligible under the SMT Plan will be entitled to receive a single life annuity retirement benefit vested at age 60 equal to the following present cash values, or cash in the same amount, which, in the aggregate, shall not exceed $350,000 (the "Aggregate SMT Benefit Amount"): (a) Ronald J. Tonani - $163,500; (b) Sandra L. Richards - $110,000;
(c) Paul W. Craig - $61,500; and (d) Dina J. Braun-Puetz - $15,000.

     The SMT Plan defines a "change of control" as the closing of a transaction pursuant to the terms of which more than 51% of the Common Stock is acquired by means of a merger, sale or reorganization of the Company. In addition, the following conditions must be satisfied in connection therewith: (1) the transaction must be approved by the required vote of the Board and the Stockholders; (2) the SMT Plan and all amendments thereto must be approved by the Stockholders; (3) subject to the SEC's approval, the Company must submit for Stockholder approval the SMT Plan as a joint resolution with the proposed transaction effecting a change of control; and (4) each person eligible for benefits under the SMT Plan must continue to provide services to the Company unless a cessation of services occurs as a result of such person's resignation or the termination of such person's employment without cause. Accordingly, a vote "For" approval and adoption of the Amended Agreement serves to ratify the payment of amounts due under the SMT Plan.

     Employee Severance. The Amended Agreement provides that Superior or the Surviving Corporation will satisfy all obligations and pay all amounts due under the Company's severance program (the "Severance Program") in effect as of the date of the Amended Agreement with respect to any employees whose employment is terminated as provided in the Amended Agreement within six (6) months following the first business day after the satisfaction or waiver of all the conditions to closing set forth in the Amended Agreement (the "Closing Date"). If an employee of the Company or any of its subsidiaries is terminated within six (6) months following the Closing Date, and such termination is other than for cause, then the Company or the Surviving Corporation, as appropriate, will be obligated to pay to such employee certain termination payments and make available benefits as follows:

          (a) Calculation of Termination Payments for Officers of the Company. Officers of the Company terminated within the six (6) months following the Closing Date will receive payment equal to (i) such employee's annual base salary divided by twelve (12), multiplied by (ii) such employee's years of service with the Company, rounded to the nearest full year, multiplied by two. Six months of employment would round to the next highest year. Such employees will also receive COBRA continuation benefits equal to two months of benefits for each year of service rounded to the nearest whole year.

          (b) Calculation of Termination Payments for Other Employees of the Company. Other employees of the Company terminated within the six (6) months following the Closing Date will receive payment equal to (i) such employee's annual base salary divided by twelve (12), multiplied by (ii) such employee's years of service with the Company rounded to the nearest full year. Six months of employment would round to the next highest year. Such employees will also receive COBRA continuation benefits equal to one month of benefits for each year of service rounded to the nearest whole year.

     Employees who voluntarily leave the employ of the Company or the Surviving Corporation within four (4) months following the Closing Date will also receive a severance payment based on the above formulae. That four-month period is less than the aforementioned six (6) month period that applies to terminated employees. Amounts paid under the aforementioned severance arrangement will be borne by the Surviving Corporation and do not constitute funds that would otherwise be available to the Stockholders under the Amended Agreement.

     Employment Agreement - Stanley Braun. In March of 1995, an amendment (the "First Amendment") to Stanley Braun's Employment Agreement (the "Employment Agreement") with the Company was negotiated between Mr. Braun and the Board (in which Mr. Braun did not participate as a member of the Board). The First Amendment changed certain terms and provisions of the Employment Agreement, including the consequences of an event representing a "change in control" occurring as to the Company prior to June 30, 1996. Pursuant to an amendment to Mr. Braun's Employment Agreement dated as of March 30, 1996 (the "Second Amendment") (the Employment Agreement, the First Amendment and the Second Amendment, collectively, the "Employment Documents"), the time within which a "change of control" of the Company must occur was extended to June 30, 1997.

     The Second Amendment defines a "change in control" as the closing of an acquisition of more than 51% of the Common Stock through a merger, sale, or reorganization by an entity, individual or group acting in concert which satisfies the following conditions: (1) the transaction resulting in a change of control must be approved by the required vote of the Board and the Stockholders;
(2) the Second Amendment must be approved by the Stockholders; (3) subject to the SEC's approval, the Company must submit for Stockholder approval certain elements of the Second Amendment which become effective upon approval as a joint resolution with the proposed transaction effecting a change of control; and (4) Mr. Braun must continue to provide services to the Company, unless a cessation of services occurs as a result of Mr. Braun's termination without cause, as that term is defined in the Second Amendment. Accordingly, a vote "For" approval and adoption of the Amended Agreement serves to ratify the extension until June 30, 1997, the date within which a change in control of the Company must occur in order for Mr. Braun to be eligible for the payment of certain benefits under the Employment Documents, as amended.

     In the event of a change of control the Employment Agreement will be extended for a term of four years following the event of a "change in control" and Mr. Braun will continue to receive an annual salary of $400,000 per year for each of those four years. He need only, however, render services to the Company for two years following such change in control. In addition, during that four-year period Mr. Braun is bound by all the terms of the confidentiality provision of the Employment Documents and may not compete with the Company.

     In addition, in the event of a "change of control," Mr. Braun's rights to all of his Company Options shall vest; however, any Company Options that are not "in the money" as of the date of a "change of control" shall be valued at the sum of $100 and may, at the Company's discretion, be purchased by the Company for that amount.

     The First Amendment also provides that in the event of a "change of control," Mr. Braun will be paid a $475,000 bonus at the closing of the transaction. The First Amendment also provides for the payment of a $525,000 bonus to Mr. Braun on the 10th day of January of the calendar year following the closing of a "change of control," which amount will be offset by the outstanding balance on the loan that Mr. Braun received from the Company. As of March 12, 1997, the outstanding balance on that loan was $450,000.

     Employee Benefit Plans. The Amended Agreement provides that from and after the Effective Time, subject to applicable law, and except as contemplated with respect to the Company Stock Option Plans, Superior will honor in accordance with their terms, all the Company's employee benefit plans; provided, however, the Amended Agreement does not preclude any change effected on a prospective basis following the Effective Time in any such plans in accordance with applicable law. The Amended Agreement also provides that Superior will employ at the Effective Time all employees of the Company who are employed on the Closing Date, with all material terms of their employment at the Company, under Superior's then-current employment practices and policies. Such employment shall be at-will and Superior shall be under no obligation to continue to employ any such individuals. In addition, the Assurance Company will make a special matching contribution to its 401(k) plan for the benefit of those employees who remain with Assurance Company on the Closing Date (the "401(k) Supplemental Program"). The funds used for such matching contribution do not constitute funds that would otherwise be available to the Stockholders.

     Indemnification. The Amended Agreement provides that for a period of three years from and after the Effective Time, Superior and the Surviving Corporation will indemnify, defend and hold harmless to the fullest extent permitted under applicable law and the Certificate of Incorporation or Bylaws of the Company and any indemnification agreement among the Company, its subsidiaries and their respective officers and directors (whether current or former) (collectively, the "Indemnification Documents"), each person who is now, or has been at any time prior to the date hereof, an officer or director of the Company (or any subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party"), against all loss as to which they are indemnified under the Indemnification Documents, whether commenced or asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act of 1933, the Exchange Act and state corporation laws in connection with the Merger.

EXECUTIVE COMPENSATION

                                                                                                Long-Term
                                                      Annual Compensation                     Compensation (1)
   Name and                 -------------------------------------------------------------     ----------------
   Principal                                                         Other Annual               Stock Option
   Position                 Year         Salary                 Bonus       Compensation(2)         Grants
   ---------                -----       ---------             ----------    --------------     ---------------

   Stanley Braun                1996       $492,308              $ 86,657         $106,265                -0-
   President and                1995        400,000               100,000          152,901                -0-
   CEO                          1994        400,000                   -0-          164,905            500,000

   Paul W. Craig                1996       $186,538              $ 10,000         $  6,000                -0-
   Executive Vice               1995        172,308                10,000            6,000                -0-
   President and                1994        160,000                   -0-            6,250                -0-
   CFO

   Sandra L                     1996       $158,077              $ 10,000         $  6,000                -0-
   Richards                     1995        129,231                10,000            6,000                -0-
   Senior Vice                  1994        120,000                   -0-            6,250                -0-
   President

   David B                      1996       $140,000              $  2,500         $  6,000                -0-
   Chatfield (3)                1995        128,125                   -0-            6,000             15,000
   General Counsel              1994         31,250                   -0-            1,500                -0-

   Ronald J                     1996       $130,000              $ 10,000         $  6,000                -0-
   Tonani                       1995        111,539                10,000            6,000                -0-
   Senior Vice                  1994        100,000                   -0-            6,250                -0-
   President

(1) Other long-term compensation data is not presented in the summary compensation table because the Company has no such existing plans, although the Executive Compensation Committee of the Company and its subsidiary previously undertook studies, which concerned the implementation of incentive bonus and long-term compensation plans. See "SPECIAL FACTORS -- Interests Of Certain Persons In The Transaction: Compensation Plan For Senior Management; and Employee Severance."

(2) Except with respect to Mr. Braun, the amounts set forth in the summary compensation table as other annual compensation represent automobile allowances paid by the Company as compensation for business use of personal vehicles. The amounts set forth in the summary compensation table as other annual compensation for Mr. Braun in 1996 include payments to Mr. Braun of 140% of the interest payable by Mr. Braun to the Company on a loan made by the Company to Mr. Braun, the amount of which was $29,169 or 27% of all other annual compensation to Mr. Braun for 1996; an automobile and the services of a driver, the amount of which was $34,809, or 33% of all other annual compensation to Mr. Braun for 1996; premiums for disability insurance for Mr. Braun, the amount of which was $11,701, or 11% of all other annual compensation payable to Mr. Braun for 1996; and certain other executive benefits, including an income tax preparation allowance, country club memberships and executive health insurance benefits.

(3) Mr. Chatfield joined the Assurance Company on October 7, 1994.

Option Grants During 1996

    No Company Options were granted to the Chief Executive Officer or to the other executives of the Company during 1996.

Options Exercised in 1996 and Year-End Option Values

    The following table sets forth information concerning Company Options that were exercised during, or held at the end of, 1996 by the Company's chief executive officer and the four most highly compensated other executives:

                                                                    Number of                    Value of Unexercised
                                                              Unexercised Options                In-the-Money Options
                                                                At Fiscal Year End                at Fiscal Year End (1)
                                                           -----------------------------     -----------------------------
                         Shares Acquired
Name                    On Value Exercise     Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
----                    -----------------     --------     -----------     -------------     -----------     -------------
Stanley Braun                  -0-             $-0-          350,000          250,000          $   -0-            $-0-

Paul W. Craig                  -0-              -0-           50,000            -0-                -0-             -0-

Sandra L. Richards             -0-              -0-           45,000            -0-             13,800             -0-

Ronald J. Tonani               -0-              -0-           40,000            -0-             41,400             -0-

David B. Chatfield             -0-              -0-            3,750           11,250              -0-             -0-

(1)  Valued at $2.38 per share.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash in exchange for Common Stock pursuant to the Merger will be a taxable transaction for Federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. A Stockholder will generally recognize gain or loss for Federal income tax purposes in an amount equal to the difference between such Stockholder's adjusted tax basis in such Stockholder's Common Stock and the consideration received by such Stockholder in the Merger. Such gain or loss will be calculated separately for each block of Common

Stock exchanged by a Stockholder. Such gain or loss will be a capital gain or loss if a block of Common Stock is held as a capital asset and will be long-term capital gain or loss if, at the Effective Time, such block of Common Stock has been held for more than one year.

  THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN SUCH TAX LAWS. DIFFERENT RULES MAY APPLY TO COMMON STOCK RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR WITH RESPECT TO STOCKHOLDERS WHO ARE NOT CITIZENS OF THE UNITED STATES OR WHO ARE OTHERWISE SUBJECT TO SPECIAL TAX TREATMENT.

REGULATORY APPROVALS

  State Insurance Regulatory Approvals. State insurance holding company laws and regulations applicable to the Company generally provide that no person may acquire control of the Company unless such person has provided certain required information to, and such acquisition has been approved (or not disapproved) by, the appropriate insurance regulatory authorities. In accordance with the insurance holding company laws of California, Superior, on behalf of itself and certain of its subsidiaries, has filed an application on Form A for the approval of the Merger with the California Department. As of the date of this Proxy Statement, Superior has filed all required applications with the California Department, but the Department has not completed its review of the filing.

  Hart-Scott-Rodino Antitrust Improvements Act. The acquisition by Superior of the voting securities of the Company pursuant to the Prior Agreement required Superior and the Company to comply with the notification and waiting period requirements of the HSR Act. In accordance with the requirements of the HSR Act, the Company and Superior each made the required filings thereunder, and the applicable waiting period under the HSR Act has expired. No further filings under the HSR Act are required in connection with the Amended Agreement.

SOURCE AND AMOUNT OF FUNDS

  The total amount of funds necessary for payment of the consideration to be received by the Stockholders in the Merger and Prac and Allstate under the Purchase Agreement is $42,021,032. The total amount of funds required by Superior to pay the fees of its legal counsel and advisors is approximately $6,000,000. In addition, Superior will make a capital contribution to the Assurance Company of approximately $10 million. These are the only expenses related to the Merger that are expected to be paid by Superior. Superior anticipates paying such amount from (1) the sale to certain purchasers in a private transaction (the "Stock Purchase Agreement") of an aggregate of 2,390,438 shares of Superior's common stock at $7.53 per share, for an aggregate purchase price of approximately $18 million; and (2) a $44 million Term Loan Facility from a group of banks, including The Chase Manhattan Bank, N.A., as agent.

  The Amended Agreement provides that all costs and expenses incurred in connection with the Amended Agreement and the Merger will be paid by the party incurring the expense.

Estimated costs and fees to be incurred by the Company in connection with the Merger, assuming completion of the Merger, are as follows:

Investment Banking Fees........................................... $  855,000
Legal Fees........................................................    400,000
SEC Filing Fees...................................................     10,804
Printing Costs....................................................     30,000
Solicitation Costs................................................      2,500
Miscellaneous.....................................................    125,000
                                                                   ----------
  Total........................................................... $1,423,304
                                                                   ==========

                             THE AMENDED AGREEMENT

     The following is a summary of certain provisions of the Amended Agreement, a copy of which is attached hereto as Appendix A and incorporated by reference herein. All references to and summaries of the Amended Agreement in this Proxy Statement are qualified in their entirety by reference to the Amended Agreement. Stockholders are urged to read the Amended Agreement carefully and in its entirety.

EFFECTIVE TIME

     Subject to the provisions of the Amended Agreement on the Closing Date, which will be the first business day after the satisfaction or waiver of all the conditions to closing set forth in the Amended Agreement, unless another time or date is agreed to in writing by the Company and Superior, a certificate of merger (the "Certificate of Merger") will be filed with the Secretary of State of the State of Delaware. The Effective Time will be upon the filing of the Certificate of Merger or at such time thereafter as is provided in the Certificate of Merger.

THE MERGER

     The Amended Agreement provides that, subject to the approval and adoption of the Amended Agreement by the Stockholders and Debenture Holders, approval by certain regulatory authorities and compliance with certain other covenants and conditions, Merger Sub will be merged with and into the Company, at which time the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation. Following consummation of the Merger, the Company, as the Surviving Corporation of such Merger, will be a direct subsidiary of Superior. As a result of the Merger, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

     Conversion of Securities. At the Effective Time, (i) each share of Common Stock that is owned by the Company will be automatically cancelled and retired and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor, (ii) each issued and outstanding share of Common Stock (other than shares to be cancelled in accordance with the immediately preceding clause (i) and other than Dissenting Shares) will be converted into the right to receive the Merger Price Per Share in cash, without interest thereon, upon surrender of the certificates representing shares of Common Stock, and (iii) each share of common stock of Merger Sub will be converted into and become one share of common stock of the Surviving Corporation.

     Debentures. At the Effective Time and in accordance with the terms of the Purchase Agreement, the holders of the Debentures will be entitled to receive the aggregate consideration of TWENTY MILLION AND NO/100 DOLLARS ($20,000,000), which amount constitutes the face amount thereof.

     Company Options. At the Effective Time, each holder of a then outstanding "in-the-money" Company Option to purchase shares of Common Stock under the Company Stock Option Plans, will, in settlement thereof, receive from the Company for each share of Common Stock subject to such Company Option an amount in cash equal to the excess of the Merger Price Per Share over the per share exercise or strike price of such Company Option as of the Effective Time, multiplied by the total number of shares of Common Stock issuable upon the exercise of such Company Option. Upon such holder's receipt of such amount, such Company Option will be cancelled. Such surrender of a Company Option to the Company will be deemed a release of any and all rights the holder thereof had or may have had in respect thereof. Each "out-of-the-money" Company Option will be cancelled without consideration. At March 12, 1997, executive officers of the Company held outstanding Company Options to purchase 40,000 shares of Common Stock under the 1987 Plan at an exercise price of $1.00 per share, which, as a consequence of the Amended Agreement, are the only remaining "in-the-money" Company Options. The consideration attributable to those Company Options under the Amended Agreement is, however, less than the amounts that would have been payable under the Prior Agreement as a consequence of the reduction of the Merger Price Per Share to approximately $2.11 ($2.105 unrounded).

     Warrants. At the Effective Time, each holder of a then outstanding "in-the-money" Warrant to purchase shares of Common Stock pursuant to the terms of the Debenture/Warrant Agreement will, in settlement thereof, receive from the Company for each share of Common Stock subject to such Warrant an amount in cash equal to the excess of the Merger Price Per Share over the Series 1 Exercise Price, multiplied by the total number of shares issuable upon the exercise of such Warrant. Upon such holder's receipt of such amount, such Warrant will be cancelled. Such surrender of a Warrant to the Company will be deemed a release of any and all rights the holder thereof had or may have had in respect thereof. Each "out-of-the-money" Warrant will be cancelled without consideration.

     Directors and Officers; Governing Documents. At the Effective Time, the directors and officers of Merger Sub will become the directors and officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the Effective Time, the Certificate of Incorporation and the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     Exchange Procedures. Superior has designated U.S. Stock Transfer Corporation to act as the Exchange Agent for the payment of the consideration to be received by Stockholders in the Merger upon surrender of certificates representing shares of Common Stock. Promptly after the Effective Time, the Exchange Agent will mail to each holder of record (other than holders of Dissenting Shares) (i) a letter of transmittal and (ii) instructions for the surrender of certificates representing ownership of shares of Common Stock ("Certificates") in exchange for the Merger Price Per Share in cash. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor, in cash, the product of (x) the Merger Price Per Share and (y) the number of shares of Common Stock represented by such Certificates so surrendered by such holder, and the Certificate so surrendered will forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, it will be a condition to such payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer, and that the person requesting such payment pay any transfer or other taxes which may be required by reason of such payment to a person other than the registered holder of the surrendered Certificate, or establishes to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. After the Effective Time, each Certificate (other than Dissenting Shares) will represent only the right to receive upon surrender to the Exchange Agent the amount of cash, without interest, into which the shares theretofore represented by such Certificate have been converted pursuant to the Amended Agreement, determined as of the Effective Time. The right of any Stockholder to receive the Merger Price Per Share in cash will be subject to and reduced by the amount of any required tax withholding obligation.

     Cancellation and Retirement of Common Stock. All cash paid upon the surrender of Certificates in accordance with the Amended Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time.

     All interest earned on funds made available to the Exchange Agent pursuant to the Amended Agreement will be turned over to Superior or the subsidiary providing such funds, as applicable.

REPRESENTATIONS AND WARRANTIES

     The Amended Agreement contains various representations and warranties by the Company and Superior to the effect that, except as disclosed and subject to certain exceptions, including exceptions that individually or in the aggregate would not have a "Pac Rim Material Adverse Effect" (in the case of the Company) or a "Parent Material Adverse Effect" (in the case of Superior), among other things: (a) each such party is duly organized and in good standing, and has the requisite corporate power to own its properties and carry on its business; (b) each such party has all requisite corporate power and authority to enter into the Amended Agreement and to consummate the Merger, subject in the Company's case to the approval of its Stockholders and the Debenture Holders, and the Amended Agreement has been duly authorized by and constitutes the valid and binding obligation of each such party; (c) the execution, delivery and performance of the Amended Agreement by each such party will not conflict with such party's articles or certificate of incorporation or bylaws or violate any agreement or law to which such party or its assets are bound; (d) each such party has no obligations in respect of any fees or commissions to any broker, finder, investment banker, or other intermediary, except with respect to Salomon, financial advisor to the Company, and Donaldson, Lufkin, Jenrette Securities Corporation ("DLJ"), financial advisor to Superior; and (e) that information provided by each party to the other for inclusion in a proxy statement will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     The Amended Agreement in addition contains various representations and warranties by the Company to the effect that, except as disclosed and subject to certain exceptions (including exceptions that individually or in the aggregate would not have a "Pac Rim Material Adverse Effect"), among other things: (a) the Company and its subsidiaries are qualified to do business in those jurisdictions in which the character of their business requires them to be so qualified; (b) each subsidiary has been duly organized and possesses the requisite corporate power and authority to carry on its business as now conducted; (c) the Company has in force each governmental license or permit required for the operation of its business; (d) the Company is in compliance with all laws applicable to its business and assets; (e) each subsidiary is in good standing, and all issued and outstanding capital stock of each such subsidiary is owned by its parent company; (f) the Company has a certain number of authorized, issued and outstanding shares, and shares reserved for issuance, and $20,000,000 principal amount of Debentures outstanding; (g) the provisions of Section 203 of the DGCL do not apply to the Company's obligations under the transactions contemplated by the Amended Agreement; (h) the Company has no equity investment in any entity not a subsidiary; (i) the Company has filed since December 31, 1993, all reports required to be filed by it with the SEC under the Exchange Act, such reports were accurate, and, except as disclosed in the financial statements filed with such reports, the Company has incurred no liabilities, or since the date of the last financial statement filed with such a report, incurred no liabilities outside the ordinary course of business; (j) there is no litigation pending or, to the best of the Company's knowledge, threatened against any party that would prevent or delay the consummation of the Merger; (k) there have been no changes in its business since December 31, 1996; (l) its tax returns are accurate and it has paid all taxes due; (m) its employee benefit plans are as disclosed and there are no undisclosed liabilities in connection therewith; (n) there are no collective bargaining agreements with the Company's employees nor attempts to form a collective bargaining unit pending; (o) Salomon has delivered an opinion to the effect that the consideration to be received by the Stockholders is fair from a financial point of view; (p) there are no material liens on the Company's properties or assets; (q) the Company is in compliance with and unaware of any defaults under its leases for real property; (r) the Company has no liability under any environmental laws; (s) the Company owns or has the right to use all intellectual property utilized in its business; (t) the Company is not a party to any powers of attorney or guarantees of obligations of third parties; and (u) the Company has disclosed to Superior all transactions between the Company and its "affiliates" or "associates" (as such terms are used under the Exchange
Act).

     The Amended Agreement in addition contains various representations and warranties by Superior and Merger Sub to the effect that, except as disclosed and subject to certain exceptions (including exceptions that individually or in the aggregate would not have a "Parent Material Adverse Effect"), among other things, (a) Merger Sub was formed for the purpose of consummating the Merger and conducts no other business; (b) Superior has entered into the Stock Purchase Agreement and will have available funds sufficient to consummate the Merger; (c) Superior has received an opinion of DLJ that the financing arrangements are fair to Superior's stockholders from a financial point of view; (d) the Surviving Corporation will be solvent at the Effective Time; and (e) neither Superior nor Merger Sub own, directly or indirectly, more than five percent (5%) of the Common Stock.

     The representations and warranties of each party to the Amended Agreement are qualified to the extent of a "Pac Rim Material Adverse Effect," in the case of the Company, or a "Parent Material Adverse Effect," in the case of Superior. A "Pac Rim Material Adverse Effect" is defined in the Amended Agreement as an adverse effect on the business, results of operations, prospects or financial condition of the Company and its subsidiaries, taken as a whole, which results or is reasonably expected to result in a decrease in the GAAP book value of the Company at the Effective Date or Effective Time versus the GAAP book value of the Company at December 31, 1996, of more than $2,500,000 or more; provided, however, the following items shall not be included in determining if a Pac Rim Material Adverse Effect exists: (1) adverse development in the Assurance Company's reserves for loss and loss adjustment expenses incurred on or before December 31, 1996, after taking into account $12 million in reserve strengthening; provided, further, however, that to the extent the ultimate loss and loss adjustment expenses used by the Company to book its reserves for loss and loss adjustment expenses at December 31, 1996 exceed the ultimate loss and loss adjustment expenses for accident years prior to 1997 used by the Company to book its reserves for loss and loss adjustment expenses in its then most recently available financial statements prior to the Effective Date or the Effective Time, such benefit, if any, shall not be disregarded in calculating a Pac Rim Material Adverse Effect; (2) changes resulting from market fluctuation of the Assurance Company's investment portfolio; (3) any amounts that may be payable under the SMT Plan, the Employment Documents, the Severance Program or the 401(k) Supplemental Program that are not reflected in the Company's financial statements or the Company's Preliminary Draft and Unadjusted Balance Sheet as of December 31, 1996 and Statement of Operations for the year ended December 31, 1996, both of which do not reflect the effect of any increase in loss and loss adjustment expenses of the Assurance Company (collectively, the "Preliminary Documents"); and (4) any reduction in deferred taxes as of December 31, 1996, as reflected in the balance sheet of the Preliminary Documents. A "Parent

Material Adverse Effect" is defined in the Amended Agreement as an adverse effect on the business, results of operations, prospects or financial condition of Superior having an economic value of $1 million or more, excluding from the $1 million calculation changes in the book value of Superior or its subsidiaries based on an adjustment in the market value of securities carried on the books of said entities.

CONDUCT OF THE BUSINESS PENDING THE MERGER

     During the period from February 17, 1997, until the Effective Time, the Company has agreed as to itself and its subsidiaries that, except as expressly contemplated or permitted by the Amended Agreement or as consented to in writing by Superior, the Company and its subsidiaries will carry on their respective businesses in the usual regular and ordinary course in substantially the same manner as conducted prior to February 17, 1997, and will use their best commercial efforts to preserve intact their present business organizations and good will, keep available the services of their present officers and employees and preserve their relationships with those persons having business relationships with them. The Company has also agreed that it: (i) will confer on a regular basis with Superior to report operational matters of materiality and any proposals to engage in material transactions; (ii) will not amend its Certificate of Incorporation or Bylaws; (iii) will promptly notify Superior of any material change or event with respect to the Company or any of its subsidiaries; and (iv) will timely file all reports required by applicable securities laws, rules or regulations to be filed with the SEC.

     The Company also has agreed that it will not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing as of February 17, 1997, issue any shares of its capital stock, effect any stock split or other change in capitalization; (ii) grant, confer or award any option, warrant, conversion right or other right not existing as of February 17, 1997, to acquire any shares of its capital stock from the Company; (iii) except for normal increases in compensation for employees not earning more than $85,000 in annual base compensation and not to exceed 5% of such employee's current base salary, increase any compensation or enter into or amend any employment severance, termination or similar arrangement with any of its present or future officers or directors; or (iv) adopt any new employee benefit plan or amend any existing employee benefit plan.

     In addition, the Company will not: (i) declare or pay any dividends or make any other distribution with respect to its capital stock, other than paying on the Closing Date all interest accrued but unpaid under the Debenture/Warrant Agreement; (ii) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding with respect to stock-based employee benefit plans of the Company, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or that of any of its subsidiaries; or (iii) split, combine or reclassify any of its capital stock.

     The Company has also agreed that it will not: (i) enter into any transaction outside the ordinary course of business consistent with past practices or any material contract or transaction outside the ordinary course of business consistent with past practice; (ii) change any of the accounting principles or practices; (iii) acquire any corporation, partnership or other business organization or division thereof or any equity interest therein; (iv) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; (v) authorize any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $750,000, without the prior consent of Superior (which consent shall not be unreasonably withheld); (vi) make any tax election or settle or compromise any income tax liability material to the Company and its subsidiaries taken as a whole; (vii) pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction of liabilities reflected or reserved against in, and contemplated by, the consolidated financial statements of the Company and its subsidiaries incurred in the ordinary course of business consistent with past practice; (viii) settle or compromise any pending or threatened suit, action or claim relating to the Amended Agreement; or (ix) take any action that would make any of the representations and warranties of the Company contained in the Amended Agreement untrue and incorrect as of the date when made.

NO SOLICITATION; FIDUCIARY OUT

     The Company has agreed that neither it nor any of its subsidiaries nor any of its or their officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) will (except to the extent necessary to comply with fiduciary duties to stockholders) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to an Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company has also agreed that as of February 17, 1997, it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to that date with respect to the matters described in the preceding sentence and will inform any individuals or entities with whom an Acquisition Proposal is being discussed on or after February 17, 1997, of the obligations undertaken with respect to an Acquisition Proposal pursuant to the Amended Agreement.

     The Company also agreed that it will notify Superior immediately if any such inquiries or proposals are received by, any such information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or any of its subsidiaries.

     Notwithstanding the foregoing, prior to approval of the Amended Agreement by the Stockholders, the Board will not be prohibited from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written Acquisition Proposal, if, and only to the extent that (a) such Acquisition Proposal is on terms which the Board determines, with the assistance of its financial advisors, represents a financially superior transaction to the Company's Stockholders compared with the Merger, (b) such Acquisition Proposal is not conditioned upon the acquiror obtaining financing, (c) the Board determines in good faith, based as to legal matters on the written opinion of outside legal counsel, that such action is required for it to comply with its fiduciary duties to the Stockholders imposed by law, (d) two business days prior to furnishing such information to or entering into discussions or negotiations with such person or entity, the Company provides written notice to Superior to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and furnishes Superior with the terms of and a copy of such Acquisition Proposal and (e) thereafter, the Company keeps Superior informed of the status (and terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal; provided, however, that except as otherwise provided in the Amended Agreement, the Company may not terminate the Amended Agreement or affect any other obligation of any party thereunder.

OTHER AGREEMENTS OF THE COMPANY, SUPERIOR AND MERGER SUB

     In the Amended Agreement, the Company, Superior and Merger Sub have agreed to use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Amended Agreement, including cooperating fully with the other party, providing information and making all necessary filings under state insurance laws. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Amended Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either the Company or Merger Sub, the proper officers and directors of the Company, Superior and Merger Sub will take all such necessary action.

EMPLOYEE BENEFIT PLANS

     The Amended Agreement provides that from and after the Effective Time, subject to applicable law, and except as contemplated with respect to the Company Stock Option Plans, Superior will honor in accordance with their terms, all the Company's employee benefit plans; provided, however, the Amended Agreement does not preclude any change effected on a prospective basis following the Effective Time in any such plans in accordance with applicable law. With respect to the employee benefit or compensation plan or arrangement, including each "employee benefit plan" as defined in Section 3(3) of ERISA maintained by Superior (the "Superior Benefit Plans"), Superior and the Surviving Corporation will grant all the Company's employees from and after the Effective Time credit for all service with the Company and its affiliates and predecessors prior to the Effective Time for all purposes for which such service was recognized by the Company. To the extent the Superior Benefit Plans provide medical or dental welfare benefits after the Effective Time to the Company's employees, Superior or the Surviving Corporation, as the case may be, will use reasonable and best efforts to ensure that such plan waives any preexisting conditions and actively-at-work exclusions and will provide that any expenses incurred on or before the Effective Time shall be taken into account under the Superior Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

     The Amended Agreement also provides that Superior will employ at the Effective Time all employees of the Company who are employed on the Closing Date, with all material terms of their employment at the Company, under Superior's then-current employment practices and policies. Such employment will be at-will and Superior will be under no obligation to continue to employ any such individuals.

     The Amended Agreement further provides that the Surviving Corporation will perform its obligations under the SMT Plan, the 401(k) Supplemental Program, and the Employment Documents.

INDEMNIFICATION AND INSURANCE

     The Amended Agreement provides that for a period of three years from and after the Effective Time, Superior and the Surviving Corporation will indemnify, defend and hold harmless to the fullest extent permitted under applicable law each Indemnified Party against all losses as to which they are indemnified under the Indemnification Documents, whether commenced or asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act of 1933, the Exchange Act and state corporation laws in connection with the Merger.

     In addition, for a period of three (3) years after the Effective Time, Superior shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, for a period of three (3) years after the Effective Time, the policy limits of such coverage shall not be less than the higher of $15 million or such policy limits then provided by Superior for its officers and directors.

CONDITIONS TO THE MERGER

     All Parties. Pursuant to the Amended Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions at or prior to the Closing Date: (i) approval and adoption of the Amended Agreement by the holders of at least 70%, in the aggregate, of both the issued and outstanding shares of Common Stock and Debentures, voting together, with such Debentures having a number of votes equal to the number of shares of Common Stock into which such Debentures may be converted; (ii) the issuance of Superior's common stock in order to finance the Merger shall have been approved by the required vote of Superior's shareholders;
(iii) all authorizations, consents, orders or approvals of, or filings with, or expirations of waiting periods proposed by, any governmental entity having been filed, occurred or been obtained; and (iv) neither of the parties shall be subject to any order or injunction issued by any court of competent jurisdiction preventing the consummation of the Merger.

     Superior and Merger Sub. Pursuant to the Amended Agreement, the obligations of Superior and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions at or prior to the Closing
Date: (i) the representations and warranties of the Company set forth in the Amended Agreement are true and correct in all material respects as of the Closing Date and the Company will have performed in all material respects all obligations required to be performed by it under the Amended Agreement at or prior to such Closing Date; (ii) Superior and Merger Sub will have received, on and as of the Closing Date, an opinion of Barger & Wolen LLP, counsel to the Company, in usual and customary form reasonably acceptable to Superior and Merger Sub; (iii) the parties to the Purchase Agreement will have sold and transferred to Superior all such parties' right, title and interest in and to the Debentures and Warrants and the parties to the Surrender Agreement will have surrendered and transferred to the Company all of their right, title and interest in and to the Series 3 Warrants; and (iv) from February 17, 1997, through the Effective Time, there will not have occurred any change in the financial condition, business, operations or prospects of Pac Rim and its subsidiaries, taken as a whole, which changes taken together would have or would be reasonably likely to have a Pac Rim Material Adverse Effect.

     The Company. Pursuant to the Amended Agreement, the obligation of the Company to effect the Merger is subject to the satisfaction or waiver of the following conditions at or prior to the Closing Date: (i) the representations and warranties of Superior and Merger Sub set forth in the Amended Agreement are true and correct in all material respects as of the Closing Date and Superior will have performed all obligations required to be performed by it under the Amended Agreement at or prior to the Closing Date; (ii) the Company will have received the opinion of Salomon to the effect that as of the date of this Proxy Statement, the consideration to be received in the Merger by the Stockholders is fair to such Stockholders from a financial point of view; and (iii) the Company will have received, on and as of the Closing Date, an opinion of Riordan & McKinzie, counsel to Superior and Merger Sub, in usual and customary form reasonably acceptable to the Company.

TERMINATION

     All Parties. The Amended Agreement may be terminated at any time prior to the Effective Time by (i) mutual written consent of the Company and Superior or
(ii) action of the Board of either the Company or Superior if (a) the Merger has not been consummated on or before May 15, 1997; (b) the approval of the Company and Superior's respective stockholders required pursuant to the Amended Agreement shall not have been obtained at meetings duly convened therefore or at any adjournments thereof; or (c) a United States or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Amended Agreement and such order, decree, ruling or other action shall have become final and nonappealable. If the Merger is not consummated by April 15, 1997 and as of such date the Company has satisfied its conditions to effect the Merger pursuant to the Amended Agreement and is prepared to consummate the Merger, Superior will pay interest of $5000.00 per day, without offset or deduction for amounts Superior claims are owed to it by the Company or any of its subsidiaries, for the benefit of the Stockholders for each day commencing on April 16, 1997 and ending with the earlier to occur of the Closing Date or the termination of the Amended Agreement.

     The Company. Pursuant to the Amended Agreement, the Company may terminate the Amended Agreement and the Merger may be abandoned at any time prior to the Effective Time and before the approval by the Stockholders of the Company, by action of the Board if (i) the Board determines, in exercising its good faith judgment as to the fiduciary duties to its Stockholders imposed by law, such termination is required by reason of an Acquisition Proposal; or (ii) there have been breaches by Superior or Merger Sub of representations or warranties contained in the Amended Agreement which, in the aggregate, would have or would be reasonably likely to have a Parent Material Adverse Effect; or (iii) there has been a material breach of any of the covenants or agreements in the Amended Agreement on the part of Superior or Merger Sub, which breach is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by the Company to Superior.

     Superior. Pursuant to the Amended Agreement, Superior may terminate the Amended Agreement and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Superior if (i) there have been breaches by the Company of the representations or warranties contained in the Amended Agreement which, in the aggregate would have or would be reasonably likely to have a Pac Rim Material Adverse Effect; (ii) there has been a material breach of any of the covenants or agreements set forth in the Amended Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by Superior to the Company; or (iii) the holders of more than 1,500,000 shares of the Common Stock have demanded appraisal rights in accordance with the DGCL.

LIQUIDATED DAMAGES AND BREAKUP FEE

     Payment of Liquidated Damages. The Amended Agreement provides that liquidated damages are payable under the following circumstances: (i) the Company or Superior fails to satisfy certain conditions set forth in the Amended Agreement; or (ii) after satisfying such conditions and requirements of the Amended Agreement either party refuses to consummate the transactions contemplated under the Amended Agreement; or (iii) Superior fails to obtain approval for the issuance of Superior's common stock under the Stock Purchase Agreement by the holders of the issued and outstanding shares of capital stock of Superior entitled to vote thereon in the manner required by applicable law or by applicable regulations of any stock exchange or other regulatory body. In the event of such a breach by Superior, Superior must pay to the Company $5 million and in the event of such breach by the Company, the Company must pay to Superior the sum of $2.5 million.

     Breakup Fee. If (i) the Board terminates the Amended Agreement by reason of an Acquisition Proposal or (ii) following public announcement of an Acquisition Proposal, the Board terminates the Amended Agreement due to the failure to obtain the required vote in favor of the Amended Agreement from the Stockholders and Debenture Holders at a meeting duly called therefor, and in either event, the definitive transaction documents with respect to such Acquisition Proposal are executed by the Company within six months following any such termination, the Company shall pay Superior a breakup fee of $5 million. Such breakup fee is not separately payable in the event that liquidated damages are due and paid under the Amended Agreement.

EXPENSES

     The Amended Agreement provides that whether or not the Merger is consummated all costs and expenses incurred in connection with the Amended Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses.

AMENDMENT; WAIVER

     The Amended Agreement provides that it may be amended by written instrument signed on behalf of each of the Company, Superior and Merger Sub pursuant to action taken or authorized by their respective boards of directors at any time before or after Stockholder approval of the Amended Agreement, but after any such approval, no amendment will be made which by law requires further approval by the Stockholders without obtaining such further approval in accordance with the Amended Agreement. The Amended Agreement further provides that, at any time prior to the Effective Time, the parties to the Amended Agreement, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained in the Amended Agreement or in any document delivered pursuant to the Amended Agreement or (iii) waive compliance with any of the conditions or agreements contained in the Amended Agreement.


                      SECURITY OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of March 12, 1997 (unless otherwise indicated), information concerning beneficial ownership of the Common Stock by any person known to the Company to be the beneficial owner of more than 5% of such stock, by each director, by the Chief Executive Officer of the Company, by each of the four other most highly compensated executive officers of the Company, individually, and by directors and executive officers of the Company as a group. Individuals have sole voting and investment power over such stock unless otherwise indicated in the footnotes.

                                   Number of Shares           Percent of
Name                            Beneficially Owned (1)         Class (2)
----                       ---------------------------        ----------

Stanley Braun                 595,071                 (3)        6.02%

Timothy R. Busch              258,750            (8) (13)        2.66

Dennis W. Harwood             116,750                 (9)        1.21

Richard H. Pickup          11,714,005      (10) (11) (14)       62.40

Carl A. Strunk                211,500                 (8)        2.17

Paul W. Craig                  51,000                 (4)           *

Sandra L. Richards             45,400                 (5)           *

Ronald J. Tonani               50,000                 (6)           *

All officers and
 directors as a group
 (8 persons)               13,042,476       (7) (12) (10)       65.96

     (1) Number of shares of Common Stock beneficially owned includes shares subject to Company Options held by the individual or group, as applicable, which are exercisable within 60 days of March 12, 1997.

     (2) Percent of class for each person and all executive officers and directors as a group is based on shares of Common Stock outstanding on March 12, 1997, plus shares subject to Company Options held by the individual or the group, as applicable, which are exercisable within 60 days of such date. Ownership of less than one percent is indicated by an asterisk.

     (3) Includes 350,000 shares of Common Stock covered by Company Options that are currently exercisable. Does not include 250,000 shares of Common Stock covered by Company Options that are not currently, and will not within the next 60 days be, exercisable.

     (4) Includes Company Options to purchase 50,000 shares of Common Stock granted under the 1988 Plan.

     (5) Includes Company Options to purchase 35,000 shares of Common Stock granted under the 1988 Plan and 10,000 shares of Common Stock granted under the 1987 Plan.

     (6) Includes Company Options to purchase 10,000 shares of Common Stock granted under the 1988 Plan and 30,000 shares of Common Stock granted under the 1987 Plan.

     (7)  Includes Company Options to purchase 360,000 shares of Common Stock.

     (8) Includes Series 3 Warrants to purchase 205,500 shares of Common Stock at $3.50 per share.

     (9) Includes Series 3 Warrants to purchase 103,500 shares of Common Stock at $3.50 per share.

     (10) Includes 6,545,455 shares of Common Stock issuable upon conversion of Debentures.

     (11) Includes Series 1 Warrants to purchase 1,350,000 shares of Common Stock at $2.50 per share and Series 2 Warrants to purchase 1,350,000 shares of Common Stock at $3.00 per share, provided by the Debenture/Warrant Agreement.

     (12) Includes Series 1, 2 and 3 Warrants to purchase 3,420,000 shares of Common Stock.

     (13)  All shares attributable to Mr. Busch are held in the Lenawee Trust.

     (14) 1,421,550 shares of Common Stock attributable to Mr. Pickup are owned by Dito-Devcar Corporation, which is controlled 100% by Mr. Pickup; 896,000 shares of Common Stock attributable to Mr. Pickup are owned by Dito Caree L.P. Holding which is controlled 100% by Mr. Pickup; 92,000 shares of Common Stock attributable to Mr. Pickup are owned by The Pickup Family Trust; 29,000 shares attributable to Mr. Pickup are owned by the TMP Charitable Unitrust; and 30,000 shares attributable to Mr. Pickup are owned by the DRP Charitable Unitrust.

                     MARKET PRICE AND DIVIDEND INFORMATION

     The Common Stock is listed on NASDAQ under the symbol PRIM. The following table sets forth, for the fiscal quarters indicated, the high and low sales price per share of the Common Stock on NASDAQ and the quarterly cash dividends paid by the Company on such shares.

                                                                 CASH
                                               HIGH     LOW    DIVIDEND
                                              ------   -----   --------
1992

First Quarter..........................     $  8 3/4   4 3/4     None
Second Quarter.........................     $  5 1/4   3 5/8     None
Third Quarter..........................     $  3 7/8       3     None
Fourth Quarter.........................     $  3 1/2       3     None

1993
First Quarter..........................     $  5 3/4   3 1/2     None
Second Quarter.........................     $  5 1/4   3 1/2     None
Third Quarter..........................     $  4 1/2   3 1/4     None
Fourth Quarter.........................     $      4   2 1/2     None

1994
First Quarter..........................     $  2 3/4   1 7/8     None
Second Quarter.........................     $      3       2     None
Third Quarter..........................     $      3   2 1/8     None
Fourth Quarter.........................     $  3 1/8   2 1/4     None

1995
First Quarter..........................     $  3 1/4   2 1/4     None
Second Quarter.........................     $  2 7/8   2 3/8     None
Third Quarter..........................     $  3 3/8   2 5/8     None
Fourth Quarter.........................     $ 3 5/16   2 1/8     None

1996
First Quarter..........................     $  2 5/8  2 3/16     None
Second Quarter.........................     $ 2 7/16       2     None
Third Quarter..........................     $      3   1 3/4     None
Fourth Quarter.........................     $2 31/32  2 5/16     None

1997
First Quarter through March 12, 1997...     $ 2 9/16   1 3/4     None

     On February 14, 1997, the last trading day before the public announcement of the execution of the Amended Agreement, the reported closing sale price per share of the Common Stock on NASDAQ was $2.25. On March 12, 1997, the last full trading day prior to the date of this Proxy Statement, the reported closing sale price per share of the Common Stock on NASDAQ was $2.03. Stockholders are urged to obtain a current price quotation for the Common Stock.

     The Company's ability to pay dividends depends in part upon the ability of the Company's insurance company subsidiaries to pay dividends to the Company. Dividend payments by an insurance company are subject to statutory limitations and in certain cases to the approval of insurance regulatory authorities. Generally, annual dividends in excess of maximum amounts prescribed by the state statutes may not be paid without the approval of the insurance commissioner of the insurance company's state of domicile.

                    CERTAIN TRANSACTIONS IN THE COMMON STOCK

     The Company has not effected any repurchases of Common Stock during the 60 days preceding the initial filing of this Proxy Statement with the SEC.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Set forth below is certain historical consolidated financial information of the Company. The selected financial information for, and as of the end of, each of the years in the five year period ended December 31, 1996 is derived from, and should be read in conjunction with, the historical consolidated financial statements of the Company and its subsidiaries, which consolidated financial statements have been audited by Arthur Andersen L.L.P., independent auditors, for the years ended December 31, 1994, 1995 and 1996; and by Ernst & Young L.L.P., independent auditors for the years ended December 31, 1992 and 1993. More comprehensive financial information is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the financial information that follows is qualified by reference to such reports and the financial statements and related notes incorporated by reference herein.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                            Year Ended December 31
                                                         --------------------------------------------------------
                                                           1996        1995        1994        1993        1992
                                                         --------    --------    --------    --------    --------
In Thousands, Except Per Share Data

Revenues:                                                                                    Restated    Restated

 Net premiums earned                                     $ 86,488    $ 76,016    $ 92,894    $ 99,917    $117,829
 Net investment income                                      7,013       8,089       6,514       5,989       6,416
 Realized investment gains (losses)                         1,640         453                   3,905         (14)
 A&H commission income                                          8
                                                         --------    --------    --------    --------    --------
 Total revenue                                             95,149      84,558      99,408     109,811     124,231

Costs and Expenses:
 Losses and loss adjustment expenses                       79,890      50,957      63,788      87,689     100,595
 Amortization of policy acquisition costs - net            14,853      18,647      19,565      11,646      12,864
 Administrative, general, and other                        13,370      11,662      11,927      13,257      12,647
 Policyholder dividends                                       (11)        132       1,301       1,258       1,722
 Interest expense                                           2,341       2,306         857
                                                         --------    --------    --------    --------    --------
 Total costs and expenses                                 110,443      83,704      97,438     113,850     127,828


Income (loss) before income taxes and cumulative
 effect of a change in accounting principle               (15,294)        854       1,970      (4,039)     (3,597)


Income tax expense (benefit)                                  606         279         812      (2,658)     (3,027)
                                                         --------    --------    --------    --------    --------
Income (loss) before cumulative effect of a change
 in accounting principle                                  (15,900)        575       1,158      (1,381)       (570)
Cumulative effect of a change in
 accounting for income taxes                                                                                  278
                                                         --------    --------    --------    --------    --------
Net income (loss)                                        $(15,900)   $    575    $  1,158    $ (1,381)   $   (292)
                                                         ========    ========    ========    ========    ========

Per Share Data:
 Income (loss) before cumulative effect of a change
 in accounting principle                                 $  (1.67)   $   0.06    $   0.12    $  (0.14)   $  (0.06)
Cumulative effect of a change in
 accounting for income taxes                                                                                 0.03
                                                         --------    --------    --------    --------    --------

Net income (loss)                                        $  (1.67)   $   0.06    $   0.12    $  (0.14)   $  (0.03)
                                                         ========    ========    ========    ========    ========

Weighted average number of shares outstanding               9,528       9,528       9,528       9,528       9,624
GAAP Combined Ratio Data:
 Loss ratio                                                  92.4%       67.0%       68.7%       87.8%       85.4%
 Underwriting expense ratio                                  32.6        39.9        33.9        24.9        21.6
 Policyholder dividend ratio                                              0.2         1.4         1.2         1.5
                                                         --------    --------    --------    --------    --------
 Combined ratio                                             125.0%      107.1%      104.0%      113.9%      108.5%
                                                         ========    ========    ========    ========    ========

Balance Sheet Data-at end of year:
 Cash and total investments                              $113,284    $129,804    $143,075    $117,173    $121,441
 Premiums receivable                                       15,739      11,616      11,855      15,197      20,037
 Earned but unbilled premiums                               7,904       4,880       5,046       6,974       7,923
 Total assets                                             161,605     169,051     186,570     189,241     198,501


Reserve for losses and loss adjustment expenses           100,588      96,525     116,629     135,965     135,460
Unearned premiums                                           6,917       5,715       9,917       8,262       7,233
Reserve for policyholder dividends                            364         381         990       2,529       3,069
Total liabilities                                         135,296     124,896     149,393     150,241     158,120
Total stockholders' equity                                 26,309      44,155      37,177      39,000      40,381
Book value per share                                         2.56*       3.51*       3.14*       4.09        4.20

*Fully diluted calculation reflecting impact of convertible debentures and warrants.

                  CERTAIN EFFECTS OF THE MERGER; OPERATIONS OF
                          THE COMPANY AFTER THE MERGER

     If the proposed Merger is consummated, the Stockholders will no longer have an equity interest in the Company and, therefore, will not share in its future earnings and growth. Instead, each Stockholder will have the right to receive the Merger Price Per Share in cash.

     As a result of the Merger, the Company will become a direct wholly-owned subsidiary of Superior. The Common Stock will be delisted from NASDAQ, the registration of Common Stock under the Exchange Act will terminate and the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors and beneficial owners of more than 10% of the Common Stock will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act. Accordingly, less information will be required to be made publicly available than presently is the case. Certain information about the Company will continue to be available through the public reports of Superior.

     Immediately after the Merger, all of the then outstanding Common Stock will be beneficially owned by Superior and Superior will have a 100% interest in the assets and liabilities of the Company. The officers and directors of Merger Sub immediately prior to the Effective Time (who will be designees of Superior) will be the directors of the Company from and after the Effective Time (until their successors are duly elected or appointed and qualified).

     Except as otherwise described in this Proxy Statement, Superior expects that the Company will be operated after the Merger in a manner substantially the same as its current operations.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen L.L.P. serves as the Company's independent certified public accountants. A representative of Arthur Andersen L.L.P. will be at the Special Meeting to answer questions by Stockholders and will have the opportunity to make a statement, if so desired.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the Company's 1997 annual meeting (which will only be held if the Merger has not been consummated prior thereto), pursuant to Rule 14a-8(a)(3)(i) promulgated by the SEC, must be received by the Company at its principal office, 6200 Canoga Avenue, Woodland Hills, California 91367-2402, attention Myrtle L. Solomon, Corporate Secretary, on or before March 28, 1997.

                                         By Order of the Board of Directors,


                                         /s/ Stanley Braun
                                         STANLEY BRAUN
                                         President and Chief Executive Officer

Woodland Hills, California
March 13, 1997

        APPENDIX A - AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of February 17, 1997 (the "Effective Date"), by and among SUPERIOR NATIONAL INSURANCE GROUP, INC., a California corporation ("Parent"), SNTL ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and PAC RIM HOLDING CORPORATION, a Delaware corporation ("Pac Rim"), with reference to the following recitals:

                                R E C I T A L S

     A. The Boards of Directors of Parent and Pac Rim each have determined that a business combination between Parent and Pac Rim is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits and, accordingly, have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

     B. Parent, Merger Sub and Pac Rim entered into that certain Agreement and Plan of Merger dated as of September 17, 1996 (the "Prior Agreement"). Parent, Merger Sub and Pac Rim desire to amend and restate the Prior Agreement in accordance with the terms hereof.

     C. Parent, Merger Sub and Pac Rim desire to make certain representations, warranties, covenants and agreements in connection with the merger.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE 1

                                  THE MERGER

     1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Pac Rim in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). Pac Rim shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in
Section 259 of the Delaware General Corporation Law (the "DGCL").

     1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Riordan & McKinzie, 300 South Grand Avenue, 29th Floor, Los Angeles, California 90071 at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith, or at such other time, date or place as Parent and Pac Rim may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3  EFFECTIVE TIME.  If all the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the

Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").


                                   ARTICLE 2

      CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

     2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Merger Sub (a copy of which is attached hereto as Exhibit A) in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law.

     2.2 BYLAWS. The Bylaws of Merger Sub (a copy of which is attached hereto as Exhibit B) in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.


                                   ARTICLE 3

              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     3.1 DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     3.2 OFFICERS. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE 4

                     CONVERSION OF PAC RIM COMMON STOCK AND
                        OPTIONS; DEBENTURES AND WARRANTS

     4.1 CONVERSION OF PAC RIM COMMON STOCK. (a) At the Effective Time, each share of the common stock, $0.01 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, $0.01 par value, of the Surviving Corporation.

     (b) At the Effective Time, each share of the common stock, $0.01 par value, of Pac Rim (the "Pac Rim Common Stock") issued and outstanding immediately prior to the Effective Time, other than the Dissenting Shares (as defined below), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive cash in the amount of the "Merger Price Per Share" (as defined in Section 4.5(c) hereof), without interest except for that certain interest payable under Section 9.2 hereof, which interest shall be distributed pro rata on a per share basis.

     (c) As a result of the Merger and without any action on the part of the holders thereof, all shares of Pac Rim Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of Pac Rim Common Stock shall thereafter cease to have any rights with respect to such shares of Pac Rim Common Stock, except the right to receive the Merger Price Per Share upon the surrender of such Certificate.

     (d) Each share of Pac Rim Common Stock issued and held in Pac Rim's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

     4.2 CONVERTIBLE DEBENTURES. At the Effective Time and in accordance with the terms of that certain Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrant Purchase Agreement dated as of September 17, 1996 and that certain First Amendment to Series 1, 2 and 3 Detachable Warrant Purchase Agreement of even date herewith, copies of which are attached hereto as Exhibit C (collectively, the "Purchase Agreement"), the holders of the Convertible Debentures (as defined in Section 5.3 hereof) shall be entitled to receive the aggregate consideration of TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00) (the "Debenture Consideration").

     4.3 OPTIONS. At the Effective Time, each holder of a then outstanding "In The Money Option" (as defined in Section 4.5(a) hereof) to purchase shares of Pac Rim Common Stock under the Pac Rim Holding Corporation 1987 Stock Option Plan (the "1987 Plan") and the Pac Rim Holding Corporation 1988 Stock Option Plan (the "1988 Plan") (the 1987 Plan and 1988 Plan, collectively, the "Pac Rim Stock Option Plans") shall, in settlement thereof, receive from Pac Rim for each share of Pac Rim Common Stock subject to such option an amount (subject to applicable withholding tax) in cash equal to the excess of the Merger Price Per Share over the per share exercise or strike price of such option as of the Effective Time, multiplied by the total number of shares of Pac Rim Common Stock issuable upon the exercise of such option (such amount being hereinafter referred to as the "Option Consideration"). At the Effective Time, each In The Money Option shall be cancelled and converted into the right to receive the Option Consideration. The surrender of an In The Money Option shall be deemed a release of any and all rights the holder had or may have had in respect of such option. Each "Out Of The Money Option" (as defined in Section 4.5(e) hereof) shall be cancelled without consideration.

     4.4 WARRANTS. At the Effective Time, each holder of a then outstanding "In The Money Warrant" (as defined in Section 4.5(b) hereof) to purchase shares of Pac Rim Common Stock pursuant to the terms of the Debenture/Warrant Agreement (as defined in Section 5.3 hereof) shall, in settlement thereof and pursuant to the terms of the Purchase Agreement, receive from Pac Rim for each share of Pac Rim Common Stock subject to such warrant an amount in cash equal to the excess of the Merger Price Per Share over the per share exercise or strike price of such warrant as of the Effective Time (after adjustment of the exercise or strike price, if applicable, under the Debenture/Warrant Agreement, which adjustments have been finalized), multiplied by the total number of shares issuable upon the exercise of such warrant (such amount being hereinafter referred to as the "Warrant Consideration"). At the Effective Time, each In The Money Warrant shall be cancelled and converted into the right to receive the Warrant Consideration. The surrender of a warrant shall be deemed a release of any and all rights the holder had or may have had in respect of such warrant. Each Out Of The Money Warrant (as defined in Section 4.5(f) hereof) shall be cancelled without consideration.

     4.5 DEFINITIONS. The following terms shall, when used in this Agreement, have the following meanings:

     (a) "In The Money Option" means an option issued under the Pac Rim Stock Option Plans whose exercise price per share as of the Effective Time is less than the Merger Price Per Share.

     (b) "In The Money Warrant" means a warrant issued pursuant to the Debenture/Warrant Agreement (as defined in Section 5.3 hereof) whose exercise price per share as of the Effective Time is less than the Merger Price Per Share.

     (c) "Merger Price Per Share" is $22,021,032 (the "Purchase Price") plus the aggregate exercise price for the In The Money Options and In The Money Warrants divided by the "Deemed Number of Shares" (as defined in Section 4.5(d) hereof). The Merger Price Per Share" shall be rounded to the nearest $0.0025. In no event will the Merger Price Per Share cause the amounts calculated pursuant to Sections 4.1, 4.2, 4.3 and 4.4 hereof to exceed $42,021,032 in the aggregate, subject to the effect of rounding discussed in the preceding sentence.

     (d) "Deemed Number of Shares" is the actual number of outstanding shares of Pac Rim Common Stock as of the Effective Time plus the total number of shares of Pac Rim Common Stock that would be issued upon exercising all of the In The Money Options and In The Money Warrants outstanding as of the Effective Time.

     (e) "Out Of The Money Options" means all options issued under the Pac Rim Stock Option Plans that are not In The Money Options.

     (f) "Out Of The Money Warrants" means all warrants issued under the Debenture/Purchase Agreement that are not In The Money Warrants.

     4.6  EXCHANGE OF CERTIFICATES REPRESENTING PAC RIM COMMON STOCK.

     (a) On the Closing Date, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent, which shall be Parent's paying and transfer agent (the "Exchange Agent"), for the benefit of the holders of shares of Pac Rim Common Stock and to settle the In The Money Options, for payment in accordance with this Article 4, $22,021,032 less the Warrant Consideration, and any amounts attributable to the Dissenting Shares (as hereinafter defined), such amount being hereinafter referred to as the "Exchange Fund", to be paid pursuant to this Section 4.6 in exchange for outstanding shares of Pac Rim Common Stock and pursuant to Section 4.3 upon settlement of the In The Money Options.

     (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery of such Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Price Per Share hereunder. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, in cash, the product of (x) the Merger Price Per Share and (y) the number of shares of Pac Rim Common Stock represented by such Certificates so surrendered by such holder, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Pac Rim Common Stock which is not registered in the transfer records of Pac Rim, the Exchange Agent may condition payment hereunder upon the surrender of the Certificate representing such Pac Rim Common Stock to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of Pac Rim of the shares of Pac Rim Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for payment in accordance with the procedures set forth in this Article 4.

     (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of Pac Rim nine (9) months after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of Pac Rim who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Purchase Price in respect of each share of Pac Rim Common Stock that such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     (e) None of Parent, Pac Rim, the Exchange Agent or any other person shall be liable to any former holder of shares of Pac Rim Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Price Per Share as provided in Section 4.6(a), deliverable in respect thereof pursuant to this Agreement.

     4.7  DISSENTING SHARES.

     (a) Notwithstanding anything in this Agreement to the contrary, shares of Pac Rim Common Stock which are held by any recordholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of the DGCL ("the Dissenting Shares") shall not be converted into the right to receive the Merger Price Per Share hereunder but shall become the right to receive such consideration as may be determined due in respect of such Dissenting Shares pursuant to the DGCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect, or shall have withdrawn or lost, his rights to appraisal of such Dissenting Shares, in each case under the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Price Per Share in accordance with this Article 4, without interest. Notwithstanding anything contained in this Section 4.7, if (i) the Merger is rescinded or abandoned or (ii) the stockholders of Pac Rim revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Shares shall cease. The Surviving Corporation shall be the only obligor with respect to and shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares.

     (b) Pac Rim shall give Parent (i) prompt notice of any demands for appraisal, and any withdrawals of such demands, received by Pac Rim and any other related instruments served pursuant to the DGCL and received by Pac Rim, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Pac Rim shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle any such demands.

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF PAC RIM

     Except as set forth in the disclosure letter delivered by or on behalf of Pac Rim to Parent at or prior to the execution hereof in form and substance satisfactory to Parent (the "Pac Rim Disclosure Letter") and except to the extent qualified by Section 11.16(b) hereof, Pac Rim represents and warrants to Parent as of the date of this Agreement as follows:

     5.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. Pac Rim is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Pac Rim is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary. Pac Rim has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of Pac Rim's "Subsidiaries" (as defined in Section 11.15 hereof) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification. The Pac Rim Disclosure Letter sets forth the states in which Pac Rim and its Subsidiaries are incorporated and licensed or qualified to do business. Neither Pac Rim nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal. Neither Pac Rim nor any of its Subsidiaries is in violation of any law, ordinance, governmental rule or regulation to which Pac Rim or any Pac Rim Subsidiary or any of their respective properties or assets is subject. Pac Rim and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted.
The copies of Pac Rim's Certificate of Incorporation and Bylaws previously delivered to Parent are true and correct.

     5.2  AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.

     (a) Pac Rim has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of at least seventy percent (70%) in the aggregate of (i) the issued and outstanding shares of Pac Rim Common Stock and
(ii) the number of shares of Pac Rim Common Stock into which the outstanding Convertible Debentures (as hereinafter defined) may be converted, voting together, the consummation by Pac Rim of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Pac Rim, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     (b) The provisions of Section 203 of the DGCL do not apply to Pac Rim's obligations under the transactions contemplated by this Agreement.

     5.3 CAPITALIZATION. The authorized capital stock of Pac Rim consists of 35,000,000 shares of Pac Rim Common Stock, and 500,000 shares of preferred stock (the "Pac Rim Preferred Stock"). As of December 31, 1996, there were 9,528,200 shares of Pac Rim Common Stock issued and outstanding and no shares of Pac Rim Preferred Stock issued and outstanding. Since such date, no additional shares of capital stock of Pac Rim have been issued, except pursuant to the

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Pac Rim Stock Option Plans. All options outstanding under the Pac Rim Stock
Option Plans and the exercise price and vesting status thereof (assuming a Closing occurs) are set forth in Exhibit D. In addition, pursuant to the terms of that certain Agreement to Purchase Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrants dated as of April 15, 1994, as amended (the "Debenture/Warrant Agreement"), Pac Rim has issued and outstanding (i) TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00) aggregate amount of its eight percent (8%) Series A Convertible Debentures (the "Convertible Debentures");
(ii) 1,500,000 detachable warrants each exercisable at the price of $2.50 for one share of Pac Rim Common Stock (the "Series 1 Warrants"), which, following all adjustments required under the Debenture/Warrant Agreement, will be exercisable at the Effective Time for $0.83 per share of Pac Rim Common Stock;
(iii) 1,500,000 detachable warrants each exercisable at the price of $3.00 for one share of Pac Rim Common Stock (the "Series 2 Warrants"); and (iv) 800,000 detachable warrants each exercisable at the price of $3.50 for one share of Pac Rim Common Stock (the "Series 3 Warrants"). The Series 1 Warrants, Series 2 Warrants and Series 3 Warrants shall be referred to, collectively, as the "Warrants." The Series 3 Detachable Warrant Surrender Agreement dated as of September 17, 1996 and the First Amendment to Series 3 Detachable Warrant Surrender Agreement of even date herewith, both of which are attached hereto as Exhibit E (collectively, the "Surrender Agreement"), and the Purchase Agreement will transfer, if consummated, title to all the outstanding Warrants and Convertible Debentures.

     Except as set forth above, Pac Rim has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Pac Rim on any matter. All such issued and outstanding shares of Pac Rim Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as contemplated by this Agreement, the Pac Rim Stock Option Plans, the Convertible Debentures and the Warrants, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Pac Rim or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Pac Rim or any of its Subsidiaries. As of December 31, 1996, 12,487,730 shares of Common Stock were reserved for issuance and are issuable upon or otherwise deliverable in connection with options outstanding under the Pac Rim Stock Option Plans, the Convertible Debentures and the Warrants; since that date, no options have been granted under the Pac Rim Stock Option Plans, no new option plans have been authorized or adopted and no new warrants or convertible debentures with respect to the Common Stock have been issued. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of Pac Rim or the Surviving Corporation pursuant to any Pac Rim Benefit Plans (as defined in Section 5.11). There are no outstanding obligations of Pac Rim or any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of Pac Rim Common Stock, any capital voting securities or securities convertible into or exchangeable for capital stock or voting securities of Pac Rim. No shares of Pac Rim Common Stock are held in the Pac Rim Benefit Plans.

     5.4 SUBSIDIARIES. Pac Rim owns directly or indirectly each of the outstanding shares of capital stock of each of Pac Rim's Subsidiaries. Each of the outstanding shares of capital stock of each of Pac Rim's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Pac Rim free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Subsidiary of Pac Rim is set forth in the Pac Rim Disclosure Letter: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

     5.5 OTHER INTERESTS. Except for interests in the Pac Rim Subsidiaries and The Pacific Rim Assurance Company's (the "Assurance Company") interest in its wholly-owned subsidiary, Regional Benefits Insurance Services, Inc., a California corporation, neither Pac Rim nor any Pac

Rim Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

     5.6 NO VIOLATION. Neither the execution and delivery by Pac Rim of this Agreement nor the consummation by Pac Rim of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the respective certificates of incorporation or bylaws (or similar governing documents) of Pac Rim or its Subsidiaries; (ii) except as disclosed in the Pac Rim Reports (as defined in Section 5.7), result in a breach or violation of, a default under, or the triggering of any payment or other obligations pursuant to, or accelerate vesting under, any of its existing Pac Rim Stock Option Plans, or any grant or award made under any of the foregoing other than accelerated vesting of outstanding options under stock option agreements in existence on the date hereof with certain employees of Pac Rim or any of its Subsidiaries by reason of, in whole or in part, the consummation of the Merger; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Pac Rim or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Pac Rim or any of its Subsidiaries is a party, or by which Pac Rim or any of its Subsidiaries or any of their properties is bound or affected; (iv) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Pac Rim or any of its Subsidiaries or any of their respective properties or assets; or (v) other than the filings provided for in Article 1, certain federal, state and local regulatory filings, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), state insurance law (including California Insurance Code Sections 1215 et seq.), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority.

     5.7 SEC DOCUMENTS; PRELIMINARY DOCUMENTS. (a) Pac Rim has delivered to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1993, including, without limitation,
(i) its Annual Report on Form 10-K for the years ended December 31, 1993, 1994 and 1995, (ii) its Quarterly Report on Form 10-Q for the periods ended March 31, June 30, and September 30, 1996, and (iii) its Proxy Statements for the Annual Meeting of Stockholders held in 1994, 1995 and on July 10, 1996, each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, the "Pac Rim Reports"), which constitute all such Reports that were required to be filed during such period. As of their respective dates, the Pac Rim Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) (i) were prepared in all respects in accordance with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Pac Rim included in or incorporated by reference into the Pac Rim Reports (including the related notes and schedules) and the Preliminary Documents (as defined in
Section 5.7(b) hereof) fairly presents the consolidated financial position of Pac Rim and the Pac Rim Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Pac Rim included in or incorporated by reference into the Pac Rim Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Pac

Rim and the Pac Rim Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. To the knowledge of Pac Rim and its Subsidiaries and except as qualified in the Pac Rim Disclosure Letter, the financial statements of Assurance Company fairly present the financial condition, results of operations, retained earnings and cash flows of Assurance Company in accordance with Statutory Accounting Principles, except as may be noted therein. Except as provided in Section 5.7(b) hereof and reflected or reserved against or disclosed in the financial statements of Pac Rim (and the notes thereto) included in the Pac Rim Reports and the Preliminary Documents and incurred subsequent to December 31, 1996 in the ordinary course of business consistent with past practice, neither Pac Rim nor any of its Subsidiaries has any liabilities, of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether required to be recorded or reflected on a balance sheet (or the notes thereto) under GAAP. Except as described in the Pac Rim Disclosure Letter, since December 31, 1996, neither Pac Rim nor any Subsidiary of Pac Rim has incurred any liabilities other than liabilities which have been incurred in the ordinary course of business consistent with past practice.

     (b) Pac Rim has delivered to Parent its Preliminary Draft and Unadjusted Balance Sheet as of December 31, 1996 and Statement of Operations for the year ended December 31, 1996, both of which do not reflect the effect of any increase in loss and loss adjustment expenses of Assurance Company (collectively, the "Preliminary Documents"). Prior to the issuance of Assurance Company's financial statements for the year ended December 31, 1996, Assurance Company will recognize additional reserve strengthening of approximately $12 million for 1995 and prior accident years.

     5.8 LITIGATION. Except as disclosed in the Pac Rim Reports filed with the SEC prior to the date hereof and as otherwise set forth in this Section 5.8, neither Pac Rim nor its Subsidiaries have been notified that any governmental investigations are being conducted with respect to their respective properties, assets, permits or licenses, and there are no actions, suits or proceedings pending against Pac Rim or the Pac Rim Subsidiaries or, to the knowledge of Pac Rim, threatened against Pac Rim or the Pac Rim Subsidiaries or any of their respective properties or assets, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that would prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Pac Rim Reports filed with the SEC prior to the date hereof, neither Pac Rim nor any of its Subsidiaries are subject to any outstanding order, writ, injunction or decree which would prevent or delay the consummation of the transactions contemplated hereby. The California Department of Insurance (the "California Department") is currently conducting a triennial examination of the Assurance Company and the Assurance Company was named as a defendant in the following actions: (1) NPI Medical Group, et al. v. State Compensation Insurance Fund, et al., Case No. BC 116099, Superior Court of the State of California, Los Angeles County; and (2) FWHC Medical Group, et al.
v. State Compensation Insurance Fund, et al, Case No. BC 089361, Superior Court of the State of California, Los Angeles County.

     5.9 ABSENCE OF CERTAIN CHANGES. Since December 31, 1996, each of Pac Rim and its Subsidiaries has conducted its business only in the ordinary course of such business and there has not been (i) any event or changes with respect to Pac Rim and its Subsidiaries, excluding changes due to general economic conditions, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any repurchase, redemption or other acquisition by Pac Rim or its Subsidiaries of any outstanding shares of capital stock or other securities in, or other ownership interests in, Pac Rim or any of its Subsidiaries, (iii) any change in its accounting principles, practices or methods or (iv) any event or changes or action taken which would constitute a breach of Section 7.2 of this Agreement if it had occurred or been taken after the date hereof; provided, however, this Section 5.9(iv) shall not apply to subsections (c) or (e) of Section 7.2.

     5.10  TAXES.

     (a)  FILING OF TAX RETURNS.  Pac Rim (including, for purposes of this
Section 5.10, each of its Subsidiaries from time to time) has timely filed with the proper taxing or other governmental authorities all returns (including, without limitation, information returns and other tax-related information) in respect of Taxes (as such term is defined in Section 5.10(f)) required to be filed through the date hereof. Such returns and information filed are, to the knowledge of Pac Rim, complete, correct and accurate in all respects. Pac Rim has delivered to Parent complete and accurate copies of all of Pac Rim's federal, state and local Tax returns filed for its taxable years ended 1991 through 1995. Pac Rim has not filed any federal, state or local tax returns for its taxable year ended December 31, 1996, or delivered to Parent complete and accurate copies of all such returns that have been filed for such taxable year.

     (b) PAYMENT OF TAXES. All Taxes for which Pac Rim is shown as owing on any Tax return for any period or portion thereof ending on or before the Closing Date, shall have been paid, or an adequate reserve (in conformity with GAAP applied on a consistent basis and in accordance with Pac Rim's past custom and practice) has been established therefor, and Pac Rim has no liability (whether or not due and payable) for Taxes in excess of the amounts so paid or reserves so established. All Taxes that Pac Rim has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing or other governmental authority. Pac Rim had, as of December 31, 1995, a net operating loss carryover of $2,676,000 for federal income tax purposes (the "NOL").

     (c)  AUDIT HISTORY.  Except as set forth in the Pac Rim Disclosure Letter:

          (i) No deficiencies for Taxes or adjustments to the NOL of Pac Rim have been claimed, proposed or assessed by any taxing or other governmental authority.

          (ii) There are no pending or, to the best of Pac Rim's knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of Pac Rim, and there are no matters under discussion with any taxing or other governmental authority with respect to Taxes of Pac Rim.

          (iii) All audits of federal, state and local returns for Taxes by the relevant taxing or other governmental authority have been completed for all periods.

          (iv) Pac Rim has not been notified in writing that any taxing or other governmental authority intends to audit a return for any other period.

          (v) No extension of a statute of limitations relating to Taxes is in effect with respect to Pac Rim.

     (d)  TAX ELECTIONS.  Except as set forth in the Pac Rim Disclosure Letter:

          (i) There are no material elections with respect to Taxes affecting Pac Rim.

          (ii) Pac Rim has not made an election and is not required to treat any asset of Pac Rim as owned by another person or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Internal Revenue Code of 1986, as amended (the "Code"), or under any comparable state or local income Tax or other Tax provision.

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

          (iii) Pac Rim is not a party to or bound by any binding tax sharing, tax indemnity or tax allocation agreement or other similar arrangement with any other person or entity.

          (iv) Pac Rim has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state or local law) apply to any disposition of any asset owned by it.

     (e) ADDITIONAL TAX REPRESENTATIONS. Except as set forth in the Pac Rim Disclosure Letter:

          (i) There are no liens for Taxes (other than for Taxes not yet delinquent) upon the assets of Pac Rim.

          (ii) Pac Rim has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, nor has Pac Rim or any present or former Subsidiary of Pac Rim, or any predecessor or affiliate of any of them, become liable (whether by contract, as transferee or successor, by law or otherwise) for the Taxes of any other person or entity under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law.

          (iii) Pac Rim has not made, requested or agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise for any taxable year.

          (iv) Pac Rim is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of
     Section 280G of the Code or would require payment of any amount as to which a deduction may be denied under Section 162(m) of the Code.

          (v) Pac Rim is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal, state, local or foreign Tax purposes.

          (vi) Pac Rim has prepared and made available to Parent all of Pac Rim's books and working papers that clearly demonstrate the income and activities of Pac Rim for the last full reporting period ending prior to the date hereof.

          (vii) Pac Rim has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

     (f) DEFINITION OF TAXES. For purposes of this Agreement, the term "Taxes" shall mean all federal, state, local, foreign and other taxes, assessments or other governmental charges, including, without limitation, income, estimated income, gross receipts, profits, occupation, franchise, capital stock, real or personal property, sales, use, value added, transfer, license, commercial rent, payroll, employment or unemployment, social security, disability, withholding, alternative or add-on minimum, customs, excise, stamp or environmental taxes, and further including all interest, penalties and additions in connection therewith for which Pac Rim may be liable.

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     5.11  CERTAIN EMPLOYEE PLANS.

     (a) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding (whether or not legally binding), in each case maintained or contributed to for the benefit of employees of Pac Rim or any of its Subsidiaries (all the foregoing being herein called the "Pac Rim Benefit Plans"), individually and in the aggregate, no event has occurred, and to the knowledge of Pac Rim or any of its Subsidiaries, there exists no condition or set of circumstances, in connection with which Pac Rim or any of its Subsidiaries could be subject to any liability (except liability for benefits claims and funding obligations payable in the ordinary course), under ERISA or any other applicable law.

     (b) With respect to the Pac Rim Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, established in accordance with GAAP, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Pac Rim or any of its Subsidiaries. Pac Rim has not been nor is it currently obligated under any multi-employer plans as defined in ERISA.

     (c) Except as required by applicable law, neither Pac Rim nor any of its Subsidiaries provides any health, welfare or life insurance benefits to any of their former or retired employees.

     (d)  Except for changes due to increases in the length of employment,
Schedule 5.11(d) of the Pac Rim Disclosure Letter lists the employees of Pac Rim and its Subsidiaries who are eligible for severance benefits and the amounts that would be due such employees if they were terminated as of February 7, 1997.

     5.12  LABOR MATTERS.

     (a) Neither Pac Rim nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Pac Rim, threatened against Pac Rim or its Subsidiaries relating to their business. To the knowledge of Pac Rim, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Pac Rim or any of its Subsidiaries.

     (b) Pac Rim has delivered to Parent copies of all employment agreements, consulting agreements, severance agreements, bonus and incentive plans, profit-sharing plans and other agreements, plans or arrangements with respect to compensation of the employees of Pac Rim and its Subsidiaries (the "Compensation Arrangements") and, to the extent required by applicable regulation, all Compensation Arrangements are described in the Pac Rim Reports.

     5.13 NO BROKERS. Pac Rim has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Pac Rim or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Pac Rim has retained Salomon Brothers Inc ("Salomon"), whose fees and expenses will be paid by Pac Rim, as its financial advisor to render a fairness opinion with respect to the Purchase Price, which arrangement has been disclosed in writing to Parent prior to the date hereof. Other than the foregoing arrangement, Pac Rim is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transaction contemplated hereby.

     5.14 FAIRNESS OPINION. Pac Rim has received the opinion of Salomon to the effect that the consideration to be received in the Merger by the stockholders of Pac Rim is fair to such stockholders from a financial point of view.

     5.15 LIENS. Other than liens, mortgages, security interests, pledges and encumbrances which do not materially interfere with Pac Rim's or any of its Subsidiaries' use and enjoyment of their property or assets or diminish or detract from the value thereof, neither Pac Rim nor any of its Subsidiaries has granted, created or suffered to exist with respect to any of its assets, any mortgage, pledge, charge, hypothecation, collateral, assignment, lien (statutory or otherwise), encumbrance or security agreement of any kind or nature whatsoever.

     5.16 LEASED REAL PROPERTY. Neither Pac Rim nor any Subsidiary owns any real property. The Pac Rim Disclosure Letter sets forth a list of all of the leases and subleases (the "Real Property Leases") under which, as of the date hereof, Pac Rim or any of its Subsidiaries has the right to occupy space. Pac Rim has heretofore delivered to the Parent a true, correct and complete copy of all of the Real Property Leases, including all amendments thereto. All Real Property Leases and leases pursuant to which Pac Rim or any of its Subsidiaries leases personal property from others are valid, binding and enforceable in accordance with their terms; neither Pac Rim nor any Subsidiary has received notice of any default by Pac Rim or any Subsidiary under any Real Property Lease; there are no existing defaults, or any condition or event which with the giving of notice or lapse of time would constitute a default, by any party to the Real Property Leases.

     5.17 ENVIRONMENTAL MATTERS. Attached to the Pac Rim Disclosure Letter are copies of all environmental audits or other studies or reports that Pac Rim has in its possession, which were prepared by third parties to assess Hazardous Material (as hereinafter defined) risks at any site or facility owned or leased presently or within the last three (3) years by Pac Rim or any of its Subsidiaries (a "Site"). Pac Rim and each of its Subsidiaries is in compliance with all, and has no liability under, any Environmental Laws (as defined below). Neither Pac Rim nor any of its Subsidiaries has been alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, such Environmental Laws either now or any time during the past three (3) years. There are no facts or circumstances which Pac Rim reasonably expects could form the basis for the assertion of any Claim (as defined below) against Pac Rim or any of its Subsidiaries relating to environmental matters including, but not limited to, any Claim arising from past or present environmental practices asserted under any Environmental Laws.

     For purposes of this Section 5.17, the following terms shall have the following meanings:

          (a) "Hazardous Materials" shall mean asbestos, petroleum products, underground tanks of any type and all other materials now or hereafter defined as "hazardous substances," "hazardous wastes," "toxic substances" or "solid wastes," or otherwise now or hereafter listed or regulated pursuant to (collectively, the "Environmental Laws"): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
     (S)9601 et seq., and any amendments thereto; the Resource Conservation and
             -- ---
     Recovery Act, 42 U.S.C. (S)6901 et seq., and any amendments thereto; the
                                     -- ---
     Hazardous Materials Transportation Act, 49 U.S.C. (S)1801 et seq.; and any
                                                               -- ---
     other similar federal, state or local statute, regulation, ordinance, order, decree, or any other law, common law theory or reported decision of any state or federal court, as now or at any time hereafter in effect, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material.

          (b) "Claim" shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys' fees and any other expenses incurred, assessed or sustained by or against Pac Rim or any of its Subsidiaries.

     5.18 INTELLECTUAL PROPERTY. The Pac Rim Disclosure Letter identifies all registered trademarks, copyrights and patents owned or licensed by Pac Rim and its Subsidiaries as of the date hereof. To Pac Rim's best knowledge, Pac Rim or its Subsidiaries own, or are licensed or otherwise have adequate right to use, all patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights, know-how, technology, trade secrets and other proprietary information (collectively, the "Intellectual Property") which are material to the conduct of the business of Pac Rim and its Subsidiaries. Neither Pac Rim nor any of its Subsidiaries have received any written claims by any person, and neither Pac Rim nor any of its Subsidiaries has asserted a claim against any person, with respect to any of the Intellectual Property owned or used by Pac Rim or its Subsidiaries or challenging or questioning the validity or effectiveness of any license or agreement relating thereto to which Pac Rim or any Subsidiary is a party.

     5.19 POWERS OF ATTORNEY; GUARANTEES. Neither Pac Rim nor any of its Subsidiaries has any power of attorney outstanding, nor any liability as guarantor, surety, co-signer, endorser (other than for purposes of collection in the ordinary course of business) or co-maker in respect of the obligation of any person, corporation (other than wholly-owned Subsidiaries of Pac Rim), partnership, joint venture, association, organization or other entity.

     5.20 RELATED PARTY TRANSACTIONS. No director, officer, partner, employee, "affiliate" or "associate" (as such terms are defined in rule 12b-2 under the Exchange Act) of Pac Rim or any of its Subsidiaries (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to Pac Rim or any of its Subsidiaries; (ii) except as disclosed in Pac Rim's Proxy Statement for its 1996 annual meeting, owns, directly or indirectly, any interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from or has the right to participate in the management, operations or profits of, any person or entity which is (x) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of Pac Rim or any of its Subsidiaries, (y) engaged in a business related to the business of Pac Rim or any of its Subsidiaries or (z) participating in any transaction to which Pac Rim or any of its Subsidiaries is a party; or (iii) is otherwise a party to any contract, arrangement or understanding with Pac Rim or any of its Subsidiaries.

     5.21 INFORMATION IN PROXY STATEMENT. None of the information supplied by Pac Rim or its Subsidiaries for inclusion or incorporation by reference in Parent's "Proxy Statement" (as hereinafter defined) for the special meeting of its stockholders to be called to consider the Stock Purchase Agreement referred to in Section 6.5 hereof will, at the date mailed to stockholders and at the time of the meeting of Parent's stockholders to be held in connection with the such Stock Purchase Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE 6

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as set forth in the disclosure letter delivered by or on behalf of Parent and Merger Sub to Pac Rim at or prior to the execution hereof in form and substance satisfactory to Pac Rim (the "Parent Disclosure Letter") and except to the extent qualified by Section 11.16(b) hereof,

Parent and Merger Sub represent and warrant to Pac Rim as of the date of this Agreement as follows:

     6.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.

     6.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of the Stock Purchase Agreement described in
Section 6.5 hereof by the holders of a majority of the outstanding shares of Parent's common stock, the consummation by Parent and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Parent and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     6.3 NO VIOLATION. Neither the execution and delivery by Parent and Merger Sub of this Agreement, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation of Parent, the Certificate of Incorporation of Merger Sub or Bylaws of Parent or Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), under or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Parent or its "Subsidiaries" (as defined in Section 11.15 hereof) under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contact, agreement or other instrument, commitment or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected; or (iii) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority.

     6.4 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     6.5 FINANCING. In obtaining the funds necessary to enable Parent and Merger Sub to consummate the Merger on the terms contemplated by this Agreement, Parent has entered into a Stock Purchase Agreement dated as of September 17, 1996 (the "Stock Purchase Agreement") with Insurance Partners, L.P., a Delaware limited partnership ("IP") and Insurance Partners Offshore (Bermuda), L.P., a Bermuda limited partnership ("IP Bermuda") (IP and IP Bermuda, collectively, "Insurance Partners"), and the additional equity investors a party thereto, for the sale of shares of Parent's common stock, an executed copy of which is attached hereto as Exhibit F. At the Effective Time, Parent and the Merger Sub will have available all funds necessary (a) for the acquisition of all the Convertible Debentures and In The Money Warrants, (b) for the acquisition of all shares of Pac Rim Common Stock and In The Money Options pursuant to the Merger and (c) to perform their respective obligations under this Agreement.

     6.6 NO BROKERS. Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Pac Rim or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained Donaldson, Lufkin, Jenrette Securities Corporation ("DLJ"), whose fees and expenses will be paid by Parent, as its financial advisor and to render a fairness opinion with respect to the sale of Parent's common stock pursuant to the Stock Purchase Agreement, which arrangement has been disclosed in writing to Pac Rim prior to the date hereof. Other than the foregoing arrangement, Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     6.7 FAIRNESS OPINION. Parent has received the opinion of DLJ to the effect that the financing arrangements described in Sections 6.5 and 7.14 hereof are fair to Parent's stockholders from a financial point of view.

     6.8 SURVIVING CORPORATION AFTER THE MERGER. Immediately after the Effective Time and after giving effect to any change in the Surviving Corporation's assets and liabilities as a result of the Merger, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on existing debts as they become absolute and mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred liabilities beyond its ability to pay as they become due.

     6.9 NO OWNERSHIP OF COMPANY CAPITAL STOCK. Neither Parent nor Merger Sub own, directly or indirectly, more than five percent (5%) of Pac Rim Common Stock.

     6.10 INFORMATION IN PROXY STATEMENT. None of the information supplied by Parent or Merger Sub for inclusion or incorporation by reference in Pac Rim's "Proxy Statement" (as hereinafter defined) for the special meeting of its stockholders to be called to consider the Merger will, at the date mailed to stockholders and at the time of the meeting of Pac Rim's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE 7

                                   COVENANTS

     7.1  ACQUISITION PROPOSALS.  Prior to the Effective Time, Pac Rim agrees
(a) that neither Pac Rim nor any of its Subsidiaries nor its or their officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) shall (except to the extent necessary to comply with fiduciary duties to stockholders as provided in this Section 7.1) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation, tender offer, exchange offer, business combination or similar transaction involving, or any purchase of more than forty percent (40%) of the assets or any equity securities of, Pac Rim or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition

Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will inform any individuals or entities with whom an Acquisition Proposal is currently being discussed or hereinafter making an Acquisition Proposal of the obligations undertaken in this
Section 7.1; and (c) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Pac Rim or its Subsidiaries; provided, however, that nothing contained in this Section 7.1 shall, prior to approval of the transaction described herein by the holders of Pac Rim Common Stock, prohibit the Board of Directors of Pac Rim from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written Acquisition Proposal, if, and only to the extent that, (A) such Acquisition Proposal is on terms that the Board of Directors of Pac Rim determines, with the assistance of its financial advisors, represents a financially superior transaction to the holders of Pac Rim Common Stock compared with the Merger, (B) such Acquisition Proposal is not conditioned upon the acquiror obtaining financing, (C) the Board of Directors of Pac Rim determines in good faith, based as to legal matters on the written opinion of outside legal counsel, that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (D) two (2) business days prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Pac Rim provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and furnishes Parent with the terms of and a copy of such Acquisition Proposal and (E) thereafter, Pac Rim keeps Parent informed of the status (and the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this
Section 7.1 shall (x) permit any party to terminate this Agreement (except as specifically provided in Article 9 hereof) or (z) affect any other obligation of any party under this Agreement.

     7.2 CONDUCT OF BUSINESSES. From the date hereof to the Effective Time, except as set forth in the Pac Rim Disclosure Letter or as contemplated by any other provision of this Agreement, unless Parent has consented in writing thereto, Pac Rim and its Subsidiaries:

          (a) shall conduct their operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (b) shall use their best commercial efforts to preserve intact their business organization and goodwill, keep available the services of their officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (c) shall confer on a regular basis with one or more representatives of Parent to report operational matters of materiality and any proposals to engage in material transactions;

          (d) shall not amend their Certificates of Incorporation or Articles of Incorporation, as the case may be, or Bylaws;

          (e) shall promptly notify Parent of (i) any material emergency or other material change in the condition (financial or otherwise), of Pac Rim's or any of its Subsidiaries' business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, (ii) any material litigation or material governmental complaints, investigations or hearings, or (iii) the breach in any respect of any representation or warranty or covenant contained herein;

          (f) shall timely file all reports required by applicable securities laws, rules or regulations to be filed with the SEC and promptly deliver to Parent true and correct copies of any report, statement or schedule filed by Pac Rim with the SEC subsequent to the date of this Agreement;

          (g) shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock from Pac Rim, (iii) increase any compensation or enter into or amend any employment severance, termination or similar agreement with any of its present or future officers or directors, except for normal increases in compensation to employees not earning more than $85,000 in annual base compensation consistent with past practice and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs; provided, however, any such increases in annual base compensation shall not exceed five percent (5%) of such employees' current annual base compensation without the prior consent of Parent, which consent shall not be unreasonably withheld, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any respect, except for changes which may be required by applicable law;

          (h) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock for purposes other than satisfying its obligation to pay interest when due under the Debenture/Warrant Agreement; provided, however, on the Closing Date, Pac Rim shall pay all interest accrued but unpaid as of such date under the Debenture/Warrant Agreement; (ii) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based Pac Rim Benefit Plans, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action or (iii) split, combine or reclassify any of its capital stock;

          (i) shall not acquire, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business, consistent with past practice;

          (j) shall not (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) except for obligations of wholly-owned Subsidiaries of Pac Rim; assume, guaranty, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practices in an amount not material to Pac Rim and its Subsidiaries, taken as a whole;
     (iii) other than wholly-owned Subsidiaries of Pac Rim, make any loans, advances or capital contributions to or investments in, any other person;
     (iv) pledge or otherwise encumber shares of capital stock of Pac Rim or its Subsidiaries; (v) except for purchase money liens, mortgage or pledge any of its assets, tangible or intangible, or create or suffer to create any mortgage, lien, pledge, charge, security interest or encumbrance of any kind of respect to such asset; or (vi) forgive any loans to officers, directors, employees or their affiliates and associates;

          (k) Except as provided in Section 7.1 hereof, enter into any commitment, contract or transaction outside the ordinary course of business consistent with past practices which would be material to Pac Rim and its Subsidiaries taken as a whole;

          (l) except as may be required as a result of a change in law or in GAAP shall not change any of the accounting principles or practices used by Pac Rim;

          (m) shall not (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to Pac Rim and its Subsidiaries taken as a whole; (iii) without the prior consent of Parent, which consent shall not be unreasonably withheld, authorize any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $750,000; provided, that none of the foregoing shall limit any capital expenditure within the aggregate amount previously authorized by Pac Rim's Board of Directors for capital expenditures; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

          (n) shall not make any tax election or settle or compromise any income tax liability material to Pac Rim and its Subsidiaries taken as a whole;

          (o) shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of business or liabilities reflected or reserved against in, and contemplated by, the consolidated financial statements (or the notes thereto) of Pac Rim and its Subsidiaries or incurred in the ordinary course of business consistent with past practice;

          (p) shall not settle or compromise any pending or threatened suit, action or claim relating to the transaction contemplated hereby; or

          (q) shall not take, or agree in writing or otherwise to take, any of the actions described in Sections 7.2(a) through 7.2(p) or any action that would make any of the representations and warranties of Pac Rim contained in this Agreement untrue and incorrect as of the date when made.

     7.3 MEETING OF STOCKHOLDERS. Pac Rim and Parent (to the extent and if required on the part of Parent) shall each take all action necessary in accordance with applicable law and their Certificate of Incorporation or Articles of Incorporation, as the case may be, and Bylaws to convene a meeting of their stockholders as promptly as practicable to consider and vote upon the approval, in the case of Pac Rim, of this Agreement and the transactions contemplated hereby, and, in the case of Parent, the Stock Purchase Agreement in connection with the transaction contemplated hereby. The Boards of Directors of Pac Rim and Parent shall each recommend such approval and take all lawful action to solicit such approval, including, without limitation, timely mailing of the Proxy Statements (as defined in Section 7.7); provided, however, that Pac Rim's Board of Directors' recommendation or solicitation is subject to any action taken by, or upon authority of, the Board of Directors of Pac Rim in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law and consistent with Section 7.1 hereof. Following approval of this Agreement by Pac Rim's Board of Directors in connection with the vote of Pac Rim Common Stock, holders of the Convertible Debentures shall execute that certain Voting Agreement as of the date hereof, a copy of which will then be attached hereto as Exhibit G (the "Voting Agreement"). Pursuant to the terms thereof, the parties to the Voting Agreement shall agree to vote in favor of this Agreement and the Merger at a meeting of Pac Rim's stockholders.

     7.4 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, Pac Rim and Parent shall: (a) promptly, to the extent necessary, make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which Regulatory Filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, third parties or governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. Each of Parent and Pac Rim will use its best efforts to resolve such objections, if any, as may be asserted with respect to the Merger under the HSR Act or other antitrust laws. In the event a suit is instituted challenging the Merger as violative of the HSR Act or other antitrust laws, each of Parent and Pac Rim will use its best efforts to resist or resolve such suit. Each of Parent and Pac Rim will use its best efforts to take such action as may be required (a) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under the HSR Act or other antitrust Laws or (b) by any federal or state court of the United States, in any suit challenging the Merger as violative of the HSR Act or other antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger. In complying with the foregoing, each of Parent and Pac Rim shall use all reasonable and appropriate measures available to them, including, if appropriate, "hold-separate" agreements or divestitures of Subsidiaries, assets or operations if necessary to consummate the transactions contemplated hereby, so long as such actions do not, in the aggregate, have a Pac Rim Material Adverse Effect (after giving effect to the Merger). If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and Pac Rim shall take all such necessary action. Within four (4) days following the date of this Agreement, Parent and Merger Sub shall make all necessary filings with state insurance regulatory authorities, including the filing with the California Department of a Form A Information Statement (the "Form A") pursuant to California Insurance Code Section 1215 et seq. or supplementing or amending the Form A that was filed with the California Department in connection with the Prior Agreement. Parent and Merger Sub shall use their respective best efforts to promptly resolve any objections and respond to any inquiries that may arise in connection with any such filings. Pac Rim shall cooperate with Parent in connection with the preparation and filing of the Form A.

     7.5 INSPECTION OF RECORDS; ACCESS. From the date hereof to the Effective Time, Pac Rim shall allow all designated officers, attorneys, accountants and other representatives of Parent ("Parent's Representatives") access, during normal business hours during the period prior to the Effective Time, to all employees, offices and other facilities and to the records and files, including claim files and litigation files, correspondence, audits and properties, to the accountants and auditors of Pac Rim and their work-papers, and to all information relating to commitments, contracts, titles and financial position (including, without limitation, results of operations and financial condition in fiscal year 1997), or otherwise pertaining to the business and affairs, of Pac Rim and its Subsidiaries; provided, however, Parent's Representatives shall use their reasonable best efforts to avoid interfering with, hindering or otherwise disrupting the employees of Pac Rim in the execution of their employment duties during any visit to, or inspection of, Pac Rim's facilities or offices; provided, further, that with respect to the work-papers of Pac Rim's accountants and auditors, Parent's Representatives shall execute all necessary documents reasonably required and satisfy all conditions reasonably imposed by such accountants and auditors in order to obtain such documentation.

     7.6 PUBLICITY. Pac Rim and Parent shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto; provided, however, without Pac Rim's prior written consent, any such press release or public statement by Parent shall not contain discussions concerning or references to the reserves or financial condition of Pac Rim or any of its Subsidiaries.

     7.7 PROXY STATEMENT. Pac Rim and Parent (to the extent and if required on the part of Parent) shall each promptly prepare and then file with the SEC their respective proxy statements with respect to the meetings of their respective stockholders as provided in Section 7.3 hereof (collectively, the "Proxy Statements"). Pac Rim and Parent shall each cause their respective Proxy Statements to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Pac Rim and Parent each agree that their respective Proxy Statements and each amendment or supplement thereto at the time of mailing thereof and at the time of the meeting of the stockholders of Pac Rim or Parent, as the case may be, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     7.8 FURTHER ACTION. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

     7.9 EXPENSES. Whether or not the Merger is consummated, except as provided in Article 10 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     7.10  INDEMNIFICATION AND INSURANCE.

     (a) For a period of three (3) years from and after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law, which law shall be reflected in the Certificate of Incorporation and Bylaws (as amended or restated, as the case may be) of Pac Rim, and any indemnification agreement among Pac Rim, its Subsidiaries and their respective officers and directors (whether current or former) (such Certificate of Incorporation, Bylaws and indemnification agreements, collectively, the "Indemnification Documents") and each person who is now, or has been at any time prior to the date hereof, an officer or director of Pac Rim (or any Subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses to which they are indemnified under the Indemnification Documents, whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act of 1933, the Exchange Act and state corporation laws in connection with the Merger. In the event of any indemnifiable claim, action, suit, proceeding or investigation, the Indemnified Party shall promptly notify the Surviving Corporation thereof (the failure to give notice, however, shall not relieve the Surviving Corporation of its duty to indemnify the Indemnified Party unless the failure to give notice causes the Surviving Corporation to be unable to assume the defense of such claim, action, suit, proceeding or investigation reasonably promptly or otherwise prejudices the Surviving Corporation). Upon receipt of notice (i) the Surviving Corporation shall have the right to assume the defense thereof and shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume the defense thereof or counsel for the Indemnified Party advises in writing that there are issues which raise conflicts of interest between Parent or Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party; provided, however, that in no event shall the Surviving Corporation be required to pay fees and expenses, including disbursements or other charges, for more than one firm of attorneys in any one legal action or group of related legal actions unless (A) counsel for the Indemnified Party advises that there is a conflict of interest that requires more than one firm of attorneys, or (B) local counsel of record is needed in any jurisdiction in which any such action is pending, (ii) the Surviving Corporation and the Indemnified Party shall cooperate in the defense of any matter, and
(iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and to the extent a court of competent jurisdiction ultimately determines, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or beyond the scope of this Agreement.

     (b) For a period of three (3) years from and after the Effective Time, Parent shall cause the Surviving Corporation to keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

     (c) For a period of three (3) years after the Effective Time, Parent shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by Pac Rim and its Subsidiaries' existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, for a period of three (3) years after the Effective Time, the policy limits of such coverage shall not be less than the higher of $15 million or such policy limits then provided by Parent for its officers and directors.

     (d) Parent shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 7.10.

     (e) The provisions of this Section shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

     7.11  CERTAIN BENEFITS.

     (a) From and after the Effective Time, subject to applicable law, and except as contemplated hereby with respect to the Pac Rim Stock Option Plans, Parent and its Subsidiaries will honor in accordance with their terms, all Pac Rim Benefit Plans; provided, however, that nothing herein shall preclude any change effected on a prospective basis following the Effective Time in any Pac Rim Benefit Plan in accordance with applicable law. With respect to the employee benefit or compensation plan or arrangement, including each "employee benefit plan" as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries (the "Parent Benefit Plans"), Parent and the Surviving Corporation shall grant all Pac Rim employees from and after the Effective Time credit for all service with Pac Rim and its affiliates and predecessors prior to the Effective Time for all purposes for which such service was recognized by Pac Rim. To the extent Parent Benefit Plans provide medical or dental welfare benefits after the Effective Time to Pac Rim and its Subsidiaries' employees, Parent or the Surviving Corporation, as the case may be, shall use reasonable and best efforts to ensure that such plan shall waive any pre-existing conditions and actively-at-work exclusions and shall provide that any expenses incurred on or before the

Effective Time shall be taken into account under Parent Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

     (b) Parent agrees to employ at the Effective Time all employees of Pac Rim and its Subsidiaries who are employed on the Closing Date, with all material terms of their employment at Pac Rim, under Parent's then-current employment practices and policies. Such employment shall be at-will and Parent shall be under no obligation to continue to employ any such individuals.

     (c) For purposes of this Section 7.11, the term "employees" shall mean all current employees of Pac Rim and its Subsidiaries (including those on lay-off, disability or leave of absence, paid or unpaid).

     (d) Notwithstanding the provisions of Section 7.11(a), at the Effective Time, Surviving Corporation shall perform its obligations as the surviving corporation of the Merger under:

          (i) the "Pac Rim Holding Corporation and The Pacific Rim Assurance Company Compensation Plan For Senior Management" (the "SMT Plan") (a copy of which is attached hereto as Exhibit H);

          (ii) Immediately following the Closing, Assurance Company shall make a contribution to its "401K Plan" in the amount of $200,000.00, which amount shall be for the benefit of all eligible plan participants of Assurance Company's 401K Plan who are employees of Assurance Company as of the Closing Date and such contributions shall be made in accordance with all applicable laws and regulations and the terms of the 401K Plan and the parties hereto shall take all necessary action to effect the intent and purpose of this Section 7.11(d)(ii) (the "401K Supplemental Program").

          (iii) that certain Employment Agreement dated as of April 15, 1994 (the "Employment Agreement") by and among Pac Rim, Assurance Company and Stanley Braun ("Braun"), the Amendment to Employment Agreement dated as of March 27, 1995 (the "First Amendment") and the Second Amendment to Employment Agreement dated as of March 30, 1996 (the "Second Amendment") with respect thereto (copies of which are attached hereto as Exhibit I). The Employment Agreement, the First Amendment and the Second Amendment shall hereinafter be referred to, collectively, as the "Employment Documents." Parent and its Subsidiaries unconditionally guaranty the obligations of Pac Rim, Assurance Company, Surviving Corporation and any successors to any of them (each, an "Employer") under the Employment Documents. If any Employer breaches any of its obligations or otherwise fails to perform under the Employment Documents, Parent and its Subsidiaries unconditionally promises to perform such obligations. Upon a change in control of more than fifty-one percent (51%) of Parent's voting securities, whether effected by reorganization, consolidation, merger, sale or otherwise, all amounts unpaid (including amounts for services or obligations to be performed after the change of control date) to Braun under the Employment Documents shall be accelerated and immediately due and payable to Braun on the date of such change in control (excepting the proposed sale of Parent's common stock to Insurance Partners, L.P. previously announced). Braun shall be a third party beneficiary with respect to the immediately preceding sentence.

     On and following the Closing Date and for a period of one (1) year thereafter, neither Parent nor the Surviving Corporation shall, without the prior written consent of each of the respective parties or participants thereto, amend or modify the terms of the SMT Plan, 1996 Incentive Plan or Severance Program (as defined in Section 7.11(e) hereof).

     (e) At the Closing, Pac Rim shall provide Parent with a list of all persons employed by Pac Rim and its Subsidiaries on the Closing Date (each, a "Pac Rim Employee" and, collectively, the

"Pac Rim Employees"). In accordance with Pac Rim and its Subsidiaries' Severance Program, a copy of which is attached hereto as Schedule 7.11(e) (the "Severance Program"), Parent or Surviving Corporation, as appropriate, shall pay funds due thereunder in order to satisfy the severance obligations with respect to any Pac Rim Employees.

     7.12 RESTRUCTURING OF MERGER. Upon the mutual agreement of Parent and Pac Rim, the Merger shall be restructured in the form of a forward triangular merger of Pac Rim into Merger Sub, with Merger Sub being the surviving corporation, or as a merger of Pac Rim into Parent, with Parent being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

     7.13 ADDITIONAL AGREEMENTS; BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information and making of all necessary filings under the HSR Act and state insurance laws. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either Pac Rim or Merger Sub, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     7.14 FINANCING. Parent and Merger Sub shall take all action necessary prior to the Closing in order to obtain financing from Chase Manhattan Bank N.A. and/or other financial institutions in order to raise the funds required to consummate the transaction contemplated hereunder.


                                   ARTICLE 8

                                   CONDITIONS

     8.1 CONDITIONS OF EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law or by applicable regulations of any stock exchange or other regulatory body by the holders of the issued and outstanding shares of capital stock of Pac Rim entitled to vote thereon and the issuance of Parent's common stock under the Stock Purchase Agreement shall have been approved in the manner required by applicable law or by applicable regulations of any stock exchange or other regulatory body by the holders of the issued and outstanding shares of capital stock of Parent entitled to vote thereon.

          (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) The required state insurance regulatory approvals, including the California Department's approval of the consummation of the transaction contemplated hereunder pursuant to California Insurance Code Section 1215 et seq., shall have been obtained.

          (d) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

          (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Pac Rim Material Adverse Effect following the Effective Time.

     8.2 CONDITIONS TO OBLIGATIONS OF PAC RIM TO EFFECT THE MERGER. The obligation of Pac Rim to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Parent shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and Pac Rim shall have received a certificate of the President or a Vice President of Parent, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 8.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of the representations or warranties to be so true and correct, individually or in the aggregate, would have or would be reasonably likely to have a Parent Material Adverse Effect.

          (b) Pac Rim shall have received the opinion of Salomon, dated as of the date of delivery of Pac Rim's Proxy Statement, to the effect that, as of such date, the consideration to be received in the Merger by the stockholders of Pac Rim is fair to such stockholders from a financial point of view.

          (c) Pac Rim shall have received, on and as of the Closing Date, an opinion of Riordan & McKinzie, counsel to Parent and Merger Sub, in usual and customary form reasonably acceptable to Pac Rim.

     8.3 CONDITIONS TO OBLIGATION OF PARENT AND MERGER SUB TO EFFECT THE MERGER. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Pac Rim shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Pac Rim contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date and Parent shall have received a certificate of the President or a Vice President of Pac Rim, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 8.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of the representations or warranties to be so true and correct, individually or in the aggregate, would have or would be reasonably likely to have a Pac Rim Material Adverse Effect.

          (b) From the date of this Agreement through the Effective Time, there shall not have occurred any changes in the financial condition, business, operations or prospects of Pac Rim and its Subsidiaries, taken as a whole, which changes taken together, would have or would be reasonably likely to have a Pac Rim Material Adverse Effect.

          (c) The parties to the Purchase Agreement shall have sold and transferred to Parent all of such parties' right, title and interest in and to the Convertible Debentures and Warrants and the parties to the Surrender Agreement shall have surrendered and transferred to Pac Rim all of their right, title and interest in and to the Series 3 Warrants, and Parent, thereby, upon the Effective Time, will own or control all of the Convertible Debentures and Warrants.

          (d) Parent and Merger Sub shall have received, on and as of the Closing Date, an opinion of Barger & Wolen LLP, counsel to Pac Rim, in usual and customary form reasonably acceptable to Parent and Merger Sub.


                                   ARTICLE 9

                                  TERMINATION

     9.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of Pac Rim, by the mutual consent of Parent and Pac Rim.

     9.2 TERMINATION BY EITHER PARENT OR PAC RIM. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or Pac Rim if (a) the Merger shall not have been consummated by May 15, 1997 (the "Termination Date") or (b) the required approval of Pac Rim and Parent's respective stockholders required by Section 7.3 shall not have been obtained at meetings duly convened therefor or at any adjournments thereof, or
(c) a United States or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its representations or obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause. If the Merger shall not have been consummated on or before April 15, 1997 and as of such date Pac Rim has satisfied its conditions to effect the Merger set forth in
Article 8 hereof and is prepared to consummate the Merger, Parent shall pay interest of $5,000.00 per day, without offset or deduction for amounts Parent claims owed to it by Pac Rim or any of its Subsidiaries, for the benefit of the holders of shares of Pac Rim Common Stock (the "Extension Consideration") for each day commencing on April 16, 1997 and ending with the earlier to occur of the Closing Date or the termination of this Agreement. Parent shall pay the Extension Consideration to the Exchange Agent on the Closing Date in order to effect pro rata distribution of such amount to the holders of shares of Pac Rim Common Stock, or if the Closing does not occur and this Agreement is terminated, Parent shall promptly, but in no event later than two (2) days after such termination, pay the same by wire transfer to Pac Rim of same day funds.

     9.3 TERMINATION BY PAC RIM. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before the adoption and approval by the stockholders of Pac Rim referred to in Section 7.3, by action of the Board of Directors of Pac Rim, if (i) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law the Board of Directors of Pac Rim determines that such termination is required by reason of an Acquisition Proposal complying with Section 7.1 hereof being made, or (ii) there have been breaches by Parent or Merger Sub of representations or warranties contained in this Agreement which, in the aggregate, would have or would be reasonably likely to have a Parent Material Adverse Effect, or (iii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within twenty
(20) days after written notice of such breach is given by Pac Rim to Parent.

     9.4 TERMINATION BY PARENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent, if (a) there have been breaches by Pac Rim of representations or warranties contained in this Agreement which, in the aggregate, would have or would be reasonably likely to have a Pac Rim Material Adverse Effect, (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Pac Rim, which breach is not curable or, if curable, is not cured within twenty (20) days after written notice of such breach is given by Parent to Pac Rim or (c) the holders of more than 1,500,000 shares of Pac Rim Common Stock have demanded appraisal rights in accordance with Section 4.7 hereof.

     9.5 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5 and Sections 7.9, Article 10 and Sections 11.3, 11.4, 11.6, 11.10, 11.13 and 11.17 and the Confidentiality Agreement referred to in Section 11.4.

     9.6 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party granting such extension or waiver.


                                  ARTICLE 10

                      LIQUIDATED DAMAGES AND BREAKUP FEE

     10.1 PAYMENT OF LIQUIDATED DAMAGES BY PARENT. The parties hereto agree that if this Agreement shall not be consummated in accordance with its terms and conditions as a result of: (a) the occurrence of the events described in Section 9.3(ii) and (iii); (b) Parent or Merger Sub's failure to comply with the covenants described in Sections 7.3, 7.4, 7.7, 7.8, 7.13 or 7.14 or the conditions described in Section 8.2(a) or (c); (c) the failure of Parent to obtain approval for the issuance of Parent's common stock under the Stock Purchase Agreement by the holders of the issued and outstanding shares of capital stock of Parent entitled to vote thereon in the manner required by applicable law or by applicable regulations of any stock exchange or other regulatory body; or (d) Parent refusing to consummate the transaction contemplated hereunder after satisfying each of the covenants, conditions and events referred to in subsections (a), (b) and (c) of this Section 10.1, then the resulting damages would be impracticable or extremely difficult to determine. Because of the difficulty in determining the damages resulting from the acts described in subsections (a), (b), (c) and (d) of this Section 10.1, the parties hereto agree that in such event, Parent must pay the sum of $5,000,000.00 to Pac Rim immediately upon demand therefor as liquidated damages.

     10.2 PAYMENT OF LIQUIDATED DAMAGES BY PAC RIM. The parties hereto agree that if this Agreement shall not be consummated in accordance with its terms and conditions as a result of: (a) the occurrence of the events described in Section 9.4(a) or (b); (b) Pac Rim's failure to comply with the covenants described in Sections 7.2, 7.3, 7.4, 7.5, 7.7, 7.8 or 7.13, or the conditions described in Section 8.3(a) or (d); or (c) Pac Rim refusing to consummate the transaction contemplated hereunder after satisfying each of the covenants, conditions or events referred to in subsections (a) and (b) of this
Section 10.2, then the resulting damages would be impracticable or extremely difficult to determine. Because of the difficulty in determining the damages resulting from the acts described in subsections (a), (b) and (c) of this
Section 10.2, the parties hereto agree that in the event of such breach, Pac Rim must pay the sum of $2,500,000.00 to Parent immediately upon demand therefor as liquidated damages.

     10.3 PAYMENT OF BREAKUP FEE BY PAC RIM. In the event that (a) Pac Rim's Board of Directors terminates this Agreement pursuant to Section 9.3(i) hereof by reason of an Acquisition Proposal or (b) following public announcement of an Acquisition Proposal, Pac Rim's Board of Directors terminates this Agreement pursuant to Section 9.2(b) due to the failure to obtain the required vote in favor of this Agreement from the holders of Pac Rim Common Stock and Convertible Debentures at a meeting duly called therefor, and, in either event, the definitive transaction document with respect to such Acquisition Proposal is executed by Pac Rim within six (6) months following any such termination, Pac Rim shall pay Parent a breakup fee of $5 million (the "Breakup Fee"). The Breakup Fee is not separately payable in the event that liquidated damages are due and paid under Section 10.2 hereof.


                                  ARTICLE 11

                              GENERAL PROVISIONS

     11.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger, provided, however, that the agreements contained in Article 4 and in Sections 7.10, 7.11 and 7.13 and this Article 11 and the agreements delivered pursuant to this Agreement shall survive the Merger.

     11.2 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

          (a)  if to Parent or Merger Sub, to

                    Superior National Insurance
                     Group, Inc.
                    26601 Agoura Road
                    Calabasas, California  91302
                    Attention:  William L. Gentz
                    Telecopy No.: 818-880-8615

               with a copy to

                    Dana M. Warren, Esq.
                    Riordan & McKinzie
                    5743 Corsa Avenue
                    Suite 116
                    Westlake Village, California  91362
                    Telecopy No.: 818-706-2956

          (b)  if to Pac Rim, to

                    Pac Rim Holding Corporation
                    6200 Canoga Avenue
                    Woodland Hills, California  91367
                    Attention: Stanley Braun
                    Telecopy No.: 818-595-0099

               with a copy to

                    Dennis W. Harwood, Esq.
                    Barger & Wolen LLP
                    19800 MacArthur Boulevard
                    8th Floor
                    Irvine, California  92612
                    Telecopy No. 714-752-6313

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     11.3 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions in
Article 4 and Sections 7.10, 7.11, and 7.13 (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Third Party Provision shall be enforceable until after the Effective Time.

     11.4 ENTIRE AGREEMENT. This Agreement, the Exhibits, the Pac Rim Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement between Pac Rim and Parent and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto. During the term of this Agreement, neither party hereto shall terminate the foregoing Confidentiality Agreement.

     11.5 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Pac Rim, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

     11.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

     11.7 VENUE. Any action concerning or dispute arising out of or concerning this Agreement, regarding the interpretation of this Agreement, or regarding the relationships among the parties created pursuant to this Agreement shall be filed only in the United States District Court for the Central District of California or in the Superior Court of the State of California for the County of Los Angeles.

     11.8 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

     11.9 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     11.10 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     11.11 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitations, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     11.12 INCORPORATION OF EXHIBITS. The Pac Rim Disclosure Letter, the Parent Disclosure Letter and all Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     11.13 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.14 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any California Court, this being in addition to any other remedy to which they may be entitled at law or in equity.

     11.15 SUBSIDIARIES. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner. When a reference is made in this Agreement to Significant Subsidiaries, the words "Significant Subsidiaries" shall refer to Subsidiaries (as defined above) which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act.

     11.16 MATERIAL ADVERSE EFFECT. (a) As used in this Agreement, the term "Pac Rim Material Adverse Effect" means an adverse effect on the business, results of operations, prospects or financial condition of Pac Rim and its Subsidiaries, taken as a whole, which results or is reasonably expected to result in a decrease in the GAAP book value of Pac Rim at the Effective Date or Effective Time versus the GAAP book value of Pac Rim at December 31, 1996, of more than $2,500,000.00; provided, however, the following items shall not be included in determining if a Pac Rim Material Adverse Effect exists: (1) adverse development in Assurance Company's reserves for loss and loss adjustment expenses incurred on or before December 31, 1996, after taking into account the $12 million in reserve strengthening referred to in Section 5.7(b) hereof; provided, further, however, that to the extent the ultimate loss and loss adjustment expenses used by Pac Rim to book its reserves for loss and loss adjustment expenses at December 31, 1996 exceed the ultimate loss and loss adjustment expenses for accident years prior to 1997 used by Pac Rim to book its reserves for loss and loss adjustment expenses in its then most recently available financial statements prior to the Effective Date or the Effective Time, such benefit, if any, shall be disregarded in calculating a Pac Rim Material Adverse Effect; (2) changes resulting from market fluctuation of the Assurance Company's investment portfolio; (3) any amounts that may be payable under the SMT Plan, the Employment Documents, the Severance Program or the 401k Supplemental Program that are not reflected in Pac Rim's financial statements or the Preliminary Documents; and (4) any reduction in deferred taxes as of December 31, 1996, as reflected in the balance sheet of the Preliminary Documents. As used in this Agreement, the term "Parent Material Adverse Effect" means an adverse effect on the business, results of operations, prospects or financial condition of Parent and its Subsidiaries, taken as a whole, having an economic value of $1,000,000 or more; provided, however, any change in the book value of Parent or any of its Subsidiaries based on an adjustment of the market value of securities valued at book value on such companies' books and records shall not be included in determining if a Parent Material Adverse Effect exists.

     (b) The existence of facts or circumstances which would constitute a breach of the representations and warranties set forth in Article 5 hereof shall not be considered to be a breach of any representation and warranty if all such facts and circumstances do not have, individually or in the aggregate, a Pac Rim Material Adverse Effect. The existence of facts or circumstances which would constitute a breach of the representations and warranties set forth in Article 6 hereof shall not be considered to be a breach of any representation and warranty if all such facts and circumstances do not have, individually or in the aggregate, a Parent Material Adverse Effect.

     11.17 ATTORNEY'S FEES. In any legal action to enforce this Agreement or any provision hereof, the prevailing party in such action shall, in addition to any other remedy to which it may be entitled hereunder, receive from the party from which enforcement was sought reasonable attorney's fees and its court costs in connection with such action.

     11.18 PERFORMANCE BY MERGER SUB. Parent hereby agrees to cause Merger Sub to comply with its obligations hereunder and to cause Merger Sub to consummate the Merger as contemplated herein.

     11.19 PRIOR AGREEMENT. Parent, Merger Sub and Pac Rim hereby rescind and terminate the Prior Agreement, and such agreement shall have no further force or effect as of the Effective Date.

     IT WITNESS WHEREOF, the parties have caused this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

PARENT:                  SUPERIOR NATIONAL INSURANCE GROUP, INC.



                         By: /s/ J. Chris Seaman
                             ----------------------------------
                             Name:   J. Chris Seaman
                             Title:  Executive Vice President



MERGER SUB:              SNTL ACQUISITION CORP.



                         By: /s/ J. Chris Seaman
                             ----------------------------------
                             Name:   J. Chris Seaman
                             Title:  Executive Vice President



PAC RIM:                 PAC RIM HOLDING CORPORATION



                         By: /s/ Stanley Braun
                             ----------------------------------
                             Name:   Stanley Braun
                             Title:  President and Chief
                                     Executive Officer

                                SCHEDULE 7.11(e)
                                ----------------

                               SEVERANCE PROGRAM
                               -----------------

1.  Termination.
    -----------

          (a) A Pac Rim Employee's employment may be terminated by the Surviving Corporation or Parent, as appropriate, or a Pac Rim Employee may resign for any reason by written notice. The Pac Rim Employee will be treated, for purposes of the Severance Program, as having been terminated if the Pac Rim Employee's employment is terminated by Surviving Corporation or Parent, as appropriate, within six (6) months following the Closing Date or if the Pac Rim Employee resigns within four (4) months following the Closing Date.

          (b) Subject to any benefit continuation requirements of applicable laws, in the event a Pac Rim Employee's employment is terminated or the Pac Rim Employee resigns for any reason whatsoever within the applicable periods specified in Section 1(a) of this Schedule 7.11(e), all compensation and benefit obligations of the Surviving Corporation or Parent, as appropriate, shall cease as of the effective date of such termination, except for any compensation and benefits earned or accrued but unpaid through such date. Payments under The Pac Rim Assurance Company 1996 Annual Incentive Plan due such terminated Pac Rim Employee shall be pro rated for any partial year, and paid on the basis of the actual performance level achieved prior to the Closing Date without reduction for any additional reserves, restructuring charges or other accounting charges that the Surviving Corporation or Parent, as appropriate, deems to be in its best interest following the Closing Date.

2.  TERMINATION PAYMENTS AND BENEFITS.
    ---------------------------------

          (a) If a Pac Rim Employee's employment hereunder is terminated by Parent or Surviving Corporation, as appropriate, other than for Cause (as defined herein), within six (6) months following the Closing Date or if the Pac Rim Employee resigns within four (4) months following the Closing Date, then the Surviving Corporation or Parent, as appropriate, shall be obligated to pay to the Pac Rim Employee certain termination payments and make available benefits as follows:

               (i) Calculation of Termination Payments for Officers of Pac Rim or its Subsidiaries. Pac Rim Employees who are officers of Pac Rim or its Subsidiaries who are terminated or who resign within the applicable periods specified in Section 2(a) of this Schedule 7.11(e), shall receive payment equal to (y) the Pac Rim Employee's annual base salary divided by twelve (12), multiplied by (z) the Pac Rim Employee's years of service with Pac Rim and/or its Subsidiaries, rounded to the nearest full year, multiplied by two. Six months of employment would round to the next highest year.

               (ii) Calculation of Termination Payments for Other Employees of Pac Rim and its Subsidiaries. Other employees of Pac Rim or its Subsidiaries who are terminated or who resign within the applicable periods specified in Section 2(a) of this Schedule 7.11(e) shall receive payment equal to (y) the Pac Rim Employee's annual base salary divided by twelve (12), multiplied by (z) the Pac Rim Employee's years of service with Pac Rim and/or its Subsidiaries rounded to the nearest full year. Six months of employment would round to the next highest year.

          (c) Method of Payment. Termination payments shall be paid to the Pac Rim Employee in a lump sum on the Pac Rim Employee's final date of service.

          (d) Benefits. Parent or the Surviving Corporation, as appropriate, shall pay on behalf of terminated Pac Rim Employees all costs associated with Consolidated Omnibus Reconciliation Act of 1985 (COBRA) healthcare continuation benefits for the periods described below:

               (i) Officers of Pac Rim and its Subsidiaries shall receive COBRA continuation benefits equal to two months of benefits for each year of service rounded to the nearest whole year.

               (ii) Other Employees of Pac Rim and its Subsidiaries shall receive COBRA continuation benefits equal to one month of benefits for each year of service rounded to the nearest whole year.

TERMINATION FOR CAUSE.
---------------------

     For purposes of the Severance Program, "Cause" shall mean (i) the willful engaging by the Pac Rim Employee in misconduct which is materially injurious to the Parent or the Surviving Corporation, as the case may be, monetarily or otherwise, (ii) stealing from the Parent or the Surviving Corporation, as the case may be, or (iii) the conviction of a felony while in the employ of Parent or the Surviving Corporation, as the case may be.

     No act, or failure to act, on the Pac Rim Employee's part shall be considered "willful" unless done, or omitted to be done, by the Pac Rim Employee not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Parent or the Surviving Corporation, as the case may be.

                          APPENDIX B -- SECTION 262 OF
                      THE DELAWARE GENERAL CORPORATION LAW

     SECTION 262.  Appraisal Rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of (S) 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares of fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares.
     Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to (S) 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection
(d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   APPENDIX C

                    [LETTERHEAD OF SALOMON BROTHERS INC]



March 13, 1997


Board of Directors
Pac Rim Holding Corporation
6200 Canoga Avenue
Woodland Hills, CA  91367

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of shares of common stock, $.01 par value (the "Company Common Stock"), of Pac Rim Holding Corporation (the "Company"), of the consideration to be received by such shareholders in the proposed merger of SNTL Acquisition Corp. ("Merger Sub"), a subsidiary of Superior National Insurance Group, Inc. ("Superior"), with and into the Company pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of February 17, 1997 (the "Merger Agreement"), among the Company, Merger Sub and Superior (the "Proposed Merger").

     As more specifically set forth in the Merger Agreement, in the Proposed Merger each issued and outstanding share of the Company Common Stock (other than the Company Common Stock whose holders exercise their dissenters' rights) will be converted into the right to receive an amount in cash equal to the Merger Price Per Share (as defined in the Merger Agreement), without interest. We understand that the Merger Price Per Share will be equal to approximately $2.11 ($2.105 unrounded).

     In connection with the Proposed Merger, Superior, PRAC Limited Partnership ("PRAC") and Allstate Insurance Company ("Allstate") (collectively, the "Security Holders") have entered into a Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrant Purchase Agreement dated as of February 17, 1997 (the "Purchase Agreement"). Pursuant to the Merger Agreement and the Purchase Agreement, Superior shall purchase all of the outstanding Series A Convertible Debentures of the Company (the "Debentures") for the aggregate amount of $20 million and all of the outstanding Series 1, 2 and 3 Detachable Warrants of the Company (the "Warrants" and, together with the Debentures, the "Securities") held by the Security Holders for cash equal to the Warrant Consideration (as defined in the Merger Agreement). The Company has informed

                    [2ND PAGE LETTERHEAD OF SALOMON BROTHERS INC]

Board of Directors
Pac Rim Holding Corporation
March 13, 1997
Page 2

us that the Warrant Consideration to be received by the Security Holders will be equal, when expressed as a price per common share equivalent, to the Merger Price Per Share. The Merger Agreement provides that the aggregate price to be paid by Superior to acquire the outstanding shares of Company Common Stock, together with all "in the money" options and warrants through the Merger and pursuant to the Purchase Agreement will be approximately $22,021,032.

     In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Merger Agreement, including the Exhibits thereto; (ii) the Purchase Agreement, including the Exhibits thereto;
(iii) the terms and conditions of the Securities; (iv) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the six year period ended December 31, 1996; (v) statutory financial information regarding the Company's insurance subsidiary for each of the years in the six year period ended December 31, 1996; (vi) a report dated January 20, 1997 prepared by Arthur Andersen L.L.P. on the Company's reserves for unpaid loss and loss adjustment expense as of December 31, 1996; (vii) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (viii) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (ix) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for certain of such other companies' securities; and (x) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also met with certain officers and employees of the Company and met with representatives of the California Department of Insurance to discuss the foregoing as well as other matters we believe relevant to our inquiry.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. We have not made or obtained any independent evaluations or

                    [2ND PAGE LETTERHEAD OF SALOMON BROTHERS INC]

Board of Directors
Pac Rim Holding Corporation
March 13, 1997
Page 3



appraisals of any of the Company's assets, properties or facilities, nor have we been furnished with any such evaluations or appraisals. We are not actuaries and our services did not include any actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions. We have relied, directly and indirectly, on reports and opinions provided to us by the Company and its independent accountants and actuaries regarding the loss reserves of the Company's insurance subsidiary. With respect to projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and we express no view with respect to such projections or the assumptions on which they were based.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the business prospects of the Company; (iii) the historical and current market for the Company Common Stock and for the equity securities of certain other companies that we believe to be comparable to the Company; and
(iv) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions and our knowledge of the insurance industry as well as our experience in connection with similar transactions and securities valuation generally. We have also considered the process that resulted in the negotiation of the Proposed Merger, including our solicitation of offers to acquire the Company and the responses received to such solicitation.

     As you are aware, Salomon Brothers Inc has acted as financial advisor to the Company in connection with the Proposed Merger and will receive a fee for services, a substantial portion of which is contingent upon consummation of the Proposed Merger. Additionally, Salomon Brothers Inc has previously rendered certain investment banking and financial advisory services to the Company including, but not limited to, the sale of the Securities to PRAC in 1994 and the Company's initial public offering in 1991, for which we received substantial compensation. We have also previously rendered certain investment banking and financial advisory services to Insurance Partners L.P., a holder of a controlling interest in Superior. In addition, in the ordinary course of our business, we may trade the equity securities of the Company and Superior from time to time for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

                    [2ND PAGE LETTERHEAD OF SALOMON BROTHERS INC]

Board of Directors
Pac Rim Holding Corporation
March 13, 1997
Page 4



     Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company Common Stock in the Proposed Merger and does not address the Company's underlying business decision to effect the Proposed Merger or constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Proposed Merger. In addition, our opinion does not address the fairness of the consideration to be received by the Security Holders from the purchase of the Securities by Superior pursuant to the Purchase Agreement.

     Based upon and subject to the foregoing, we are of the opinion as investment bankers that the consideration to be received by the holders of the Company Common Stock in the Proposed Merger is fair, from a financial point of view, to such holders.

                             Very truly yours,


                             /s/ SALOMON BROTHERS INC

PROXY

                          PAC RIM HOLDING CORPORATION
                              6200 CANOGA AVENUE
                     WOODLAND HILLS, CALIFORNIA 91367-2402
                                (818) 226-6200

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  Stanley Braun and Timothy R. Busch, or either of them, with full power of substitution, are hereby appointed proxies (the "Proxies") of the undersigned and authorized to represent and to vote, as designated below, all shares of Common Stock of Pac Rim Holding Corporation held of record by the undersigned on March 5, 1997, at the Special Meeting of Stockholders to be held at the Company's headquarters, 6200 Canoga Avenue, Woodland Hills, California 91367-2402 on April 8, 1997, at 10:00 a.m., Pacific Standard Time, and at any adjournment or postponement thereof, on the following:

                  (Continued and to be signed on other side)

                             FOLD AND DETACH HERE

                                                                  Please mark
                                                              [X]  your votes
                                                                    as this

1. PROPOSAL TO APPROVE AND ADOPT THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AMONG SUPERIOR NATIONAL INSURANCE GROUP, INC., SNTL ACQUISITION CORP., AND PAC RIM HOLDING CORPORATION dated as of February 17, 1997, all as more fully described in the accompanying Proxy Statement.

           FOR         AGAINST        ABSTAIN
           [_]           [_]            [_]

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting, unless such authority is withheld.

          GRANT        WITHHELD
           [_]           [_]

THIS PROXY IS GIVEN WITH AUTHORITY TO VOTE FOR ITEM (1) UNLESS A CONTRARY CHOICE IS SPECIFIED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM (1).

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TEN-ANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


Signature(s) ___________________________   Dated: ______________________ , 1997

PLEASE MARK, SIGN EXACTLY AS NAME APPEARS ABOVE, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.